As filed with the Securities and Exchange Commission on June 15, 2020

Registration No. 333-238119

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Globus Maritime Limited

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	66-0757368
(State or other jurisdiction of corporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Globus Maritime Limited

128 Vouliagmenis Avenue, 3rd Floor

166 74 Glyfada, Attica, Greece

Tel: +30 210 960 8300

(Address and telephone number of Registrant’s principal executive offices)

With copy to:

Steven J. Hollander, Esq. Will Vogel, Esq. Watson Farley & Williams LLP 250 West 55th Street New York, New York 10019 (212) 922-2200 (telephone number) (212) 922-1512 (facsimile number)	Mitchell Nussbaum, Esq. Angela Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (telephone number) (212) 407-4990 (facsimile number)]

Watson Farley & Williams LLP Attn: Steven J. Hollander, Esq. 250 West 55th Street New York, New York 10019 (212) 922-2200 (Name, Address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units consisting of:
(i) Common shares, par value $0.004 per share	$11,500,000	$
(ii) Class A Warrants to purchase common Shares(3)	—
Pre-funded warrants to purchase common shares (3)(4)(5)	—
Common shares, par value $0.004 per share, underlying Class A Warrants (6)	12,650,000	$
Common shares, par value $0.004 per share, underlying pre-funded warrants (4)(5)	—
Total	$24,150,000		$3,135*
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the offering price of common shares, Class A Warrants, and pre-funded warrants the underwriter has the option to purchase to cover over-allotments, if any.
(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the pre-funded warrants registered hereby.
(4)	The proposed maximum aggregate offering price of the common shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common shares and pre-funded warrants (including the common shares issuable upon exercise of the pre-funded warrants) if any, is $11,500,000.
(5)	The registrant may issue pre-funded warrants to purchase common shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).
(6)	Based on a per-share exercise price for the Class A Warrants of 110% of the public offering price per Unit in this offering.

*	$746 of this amount was previously paid

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 15, 2020

PRELIMINARY PROSPECTUS

12,500,000 Units consisting of

Common Shares or Pre-Funded Warrants to Purchase Common Shares

and

Class A Warrants to Purchase Common Shares

We are offering 12,500,000 Units consisting of one common share and one Class A Warrant to purchase one common share. Each Class A Warrant will be immediately exercisable for  one common share at an exercise price of $      per share (not less than 100% of the public offering price of each unit sold in this offering) and expire five years after the issuance date. We are also offering to each purchaser of Units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase Units consisting of one pre-funded warrant (in lieu of one common share) and one Class A Warrant. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. The purchase price of each Unit including a pre-funded warrant will be equal to the price per Unit including one common share, minus $0.01, and the remaining exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each Unit including a pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a common share we are offering will be decreased on a one-for-one basis. The common shares and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying Class A Warrant (other than pursuant to the option of the representative of the underwriters to purchase additional common shares and/or pre-funded warrants and/or Class A Warrants) as part of a Unit, but the components of the Units will immediately separate upon issuance. See “Description of Capital Stock and Securities We Are Offering” in this prospectus for more information.

Our common shares are listed on the Nasdaq Capital Market under the symbol “GLBS”. On June 12, 2020, the last reported sale price of our common shares on the Nasdaq Capital Market was $0.81 per share.

There is currently no established trading market for the pre-funded warrants, or Class A Warrants, and we do not expect one to develop. We do not intend to list the pre-funded warrants or the Class A Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for information that should be considered in connection with an investment in our securities.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$
Underwriters fees and commissions(1)	$	$
Proceeds to the Company, before expenses	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters; including reimbursable expenses.

We have granted the representative of the underwriters an option for a period of 45 days to purchase up to an additional 1,875,000 common shares and/or pre-funded warrants and/or up to an additional 1,875,000 Class A Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Units, if any, to purchasers in the offering is expected to be made on or about , 2020.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is                     , 2020.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate”, “approximately”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “pending”, “perceive”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “would”, “view” and similar expressions or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section herein entitled “Risk Factors”. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things:

●	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;

●	changes in seaborne and other transportation patterns;

●	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;

●	changes in the number of newbuildings under construction in the dry bulk shipping industry;

●	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;

●	the aging of our fleet and increases in operating costs;

●	changes in our ability to complete future, pending or recent acquisitions or dispositions;

●	our ability to achieve successful utilization of our expanded fleet;

●

changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

●	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;

●	changes in our ability to leverage our relationships and reputation in the dry bulk shipping industry;

●	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;

●	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;

●	loss of our customers, charters or vessels;

●	damage to our vessels;

●	potential liability from future litigation and incidents involving our vessels;

●	our future operating or financial results;

●	acts of terrorism, other hostilities, pandemics or other calamities ;

●

the effects of outbreaks of pandemic or contagious diseases, including the length and severity of the recent worldwide outbreak of Coronavirus, now named as COVID-19, including its impact on our business;

●	changes in global and regional economic and political conditions;

●	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry;

●	our ability to continue as a going concern; and

●

other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. Certain of our directors and all of our officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and all of our officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts in jurisdictions outside of the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

v

PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus and in our annual report on Form 20-F for the year ended December 31, 2019.

Unless the context otherwise requires, as used in this prospectus, the terms “Company”, “Globus”, “we”, “us” and “our” refer to Globus Maritime Limited and all of its subsidiaries, and “Globus Maritime Limited” refers only to Globus Maritime Limited and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to “$” or “dollars” are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with International Financial Reporting Standards, or IFRS. Certain financial information has been rounded, and, as a result, certain totals shown in this prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals.

Overview

We are an integrated international owner and operator of dry bulk vessels, focusing on the Panamax and Supramax sectors, providing marine transportation services on a worldwide basis. We currently own 5 dry bulk vessels, 4 Supramaxes and 1 Panamax, with 300,571 dwt carrying capacity and an average age of 12.1 years as of March 31, 2020. We own each of our vessels through separate, wholly owned subsidiaries, four of which are incorporated in the Marshall Islands, and one of which is incorporated in Malta. All of our Supramax vessels are geared. Geared vessels can operate in ports with minimal shore-side infrastructure. Due to the ability to switch between various dry bulk cargo types and to service a wider variety of ports, the day rates for geared vessels tend to have a premium. Our vessels can carry the majority of dry bulk commodities such as, coal, finished steel products, as well as minerals such as, iron ore, chromium ore, and nickel ore. In addition, we are also engaged in the carriage of agribulks such as grains, soy bean, rice, and sugar. Our fleet operates on a worldwide basis with presence in both the Pacific and Atlantic oceans.

Our operations are managed by our Attica, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager, which provides in-house commercial and technical management for our vessels and provided consulting services for an affiliated ship-management company. Our Manager has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries. Virtually all aspects of our vessels are managed in-house including managing day-to-day vessel operations, such as supervising the crewing, supplying, maintaining of vessels and other services. We believe that by having these critical management functions in-house provides efficiency, fast reaction times, good communication among departments and effective cost management.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. Additionally, we may target asset divestitures in line with our strategy as we look to grow and modernize our fleet. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our company was incorporated in 2006 in Jersey, and in 2010 we redomiciled into the Republic of the Marshall Islands.

Fleet description

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Type of Employment	Delivery Date	Carrying Capacity (dwt)
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	Spot	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	Spot	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	Spot	May 2010	56,867
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong-Zhonghua	Panamax	Spot	June 2011	74,432
m/v Sun Globe	2007	Malta	Longevity Maritime Limited	Tsuneishi Cebu	Supramax	Spot	September 2011	58,790
							Ave. Age: 12.1*	Total dwt: 300,571

*As of March 31, 2020

Our fleet is currently comprised of a total of five dry bulk vessels consisting of one Panamax and four Supramaxes. The weighted average age of the vessels we owned as of March 31, 2020 was 12.1 years, and their carrying capacity was 300,571 dwt.

M/V Sky Globe, Star Globe, River Globe, Sun Globe are Supramax vessels that primarily trade in the Far East, Indian Ocean, South America and the Persian Gulf. The vessels are engaged in the coal, ore and agribulk trades.

M/V Moon Globe is a Panamax and trades primarily in the East Coast of South America, the Far East and the Mediterranean. The vessel is primarily engaged in ore and agribulk trading.

All the above mentioned vessels are operating in the spot market or on short period charters.

Employment & Business Strategy

Our fleet operates all around the globe with a strong focus in South East Asia, the Indian Ocean, the west coast of South America, South Africa and the Mediterranean. We prefer to employ our vessels in the spot market or in short-term business. This allows us to be versatile enough to grasp opportunities in a rising market as well as to select and monitor the cargos we carry.

We have developed strong relationships with many operators, shippers, trading houses, grain houses, and class-A charterers. Some of our customers repeatedly employ our vessels, which highlights the appreciation they have for our operations and the satisfaction of the services we provide. We have built our relationships for many years and have provided our services to many international companies such as Hyundai Glovis Co Ltd., Oldendorff GmbH & Co KG, Dampskibsselskabet Norden A/S, Ausca Shipping HK Limited, Western Bulk Pte. Ltd., Norvic Shipping North America Inc., Norvic Shipping International Ltd., Norvic Shipping Asia Pte Ltd., Propel Shipping Pte Ltd., and Hong Glory International Shipping Company Limited, among others.

Our focus is, and will remain, in the dry-bulk sector and in the Supramax and Panamax asset classes, although we are not bound by those asset classes. We continuously monitor and gauge the market for lucrative second-hand acquisitions, as well as well-timed new building projects. We focus on these two asset classes because we strongly appreciate the versatility of the Supramax asset class as well as the versatility and enhanced commercial viability of the Panamax asset class. Supramaxes are engaged in the trade of all dry bulk commodities and are also equipped with cranes, which allows them to service more trading lines and ports that do not have shore crane capabilities. The on-board crane capabilities can also help with partial cargo spread around the cargo holds. Panamaxes, the so-called work horses of the industry, are very efficiently utilized in the ore, grain, and coal trades and can serve the majority of shipping ports. While we focus on the Supramax and Panamax asset classes, we may determine that it makes sense for our business to acquire a vessel in a different class.

Fleet Composition/Strategy

Focus on Supramax and Panamax vessels. We have a strong focus on Supramax and Panamax vessels. Supramax vessels are vessels between 50,000 to 59,999 DWT; they usually have cranes onboard and thus possess self-loading and unloading capabilities. Supramax vessels usually have five cargo holds, and five hatches. The existence of onboard cranes can help to serve more ports and locations that may not have shore cranes or other shore means of loading and unloading such vessel. The Supramax vessels are very versatile and can carry most dry bulk commodities. Panamax vessels range from 60,000 to 79,999 DWT; they usually have seven cargo holds and hatches and usually do not have cranes on board. They are considered the workhorse of the industry and provide relevant efficiencies when it comes to carrying capacity, fuel consumption and potential ports to be served.

Expanding our fleet through Opportunistic Acquisitions and Disposals. We continuously evaluate the sale and purchase market for Supramax and Panamax vessels. We believe that this asset class provides a good risk return ratio. Supramax and Panamax vessels are right in the middle range of dry bulk vessel size, they can potentially carry a larger variety of commodities than bigger Capesize (110,000-199,999 DWT) vessels and by extent not be tied to the iron ore or coal market dynamics that bigger vessels are exposed to. We tend to prefer to evaluate off market opportunities when possible. We try to monitor the current market conditions, the futures freights agreement (FFA) market, disposal and scrap values in order to evaluate when the right time is to access the sale and purchase market.

Spot chartering exposure enables access to rate volatility. Our fleet operates worldwide and we prefer spot or short term contracts in order to be versatile and be able to move quickly to capture a market upswing. Long term charters can provide some cash flow stability but a vessel can potentially miss any upside. We tend to avoid vessel pool operations as we feel the cost of participation can be too high for us.

Strong relationship with charterers. Throughout the years, we have developed positive relationships with many international charterers and have enjoyed repeat business and chartering of our vessels to them. We believe this repeat business highlights the confidence our repeat customers have for our operations and the satisfaction of the services we provide. We have built our relationships for many years and have provided our services to many international companies such as Hyundai Glovis Co Ltd., Oldendorff GmbH & Co KG, Dampskibsselskabet Norden A/S, Ausca Shipping HK Limited, Western Bulk Pte. Ltd., Norvic Shipping North America Inc., Norvic Shipping International Ltd., Norvic Shipping Asia Pte Ltd., Propel Shipping Pte Ltd., and Hong Glory International Shipping Company Limited, among others. Since our vessels operate on all seas, at safe ports and carry all legal dry bulk cargoes as per the relevant codes and safety standards, we believe these factors also help solidify our relationship with charterers.

Competitive Strengths

Experienced management. Our in-house management personnel have a long track record in the industry, both as seafarers as well as with on onshore positions. The majority of our technical department personnel have served on board vessels in various positions and are very familiar with technical aspects as well as life at sea. Our senior management and board of directors consist of seasoned professionals that have served in various aspects of the shipping industry as well as other industries such as banking and trading.

Versatile fleet. Our fleet consists of highly versatile vessels, the majority of which have on board cranes. Our vessels can serve most ports and trading routes, always taking into account safety, the wellbeing of our crews and legislative considerations. Our vessels operate on all seas, at safe ports and carry all legal dry bulk cargoes as per the applicable codes and safety standards.

In-house management. We believe that having all aspects of our vessels management in-house provides efficiency, fast reaction times, good communication among departments and cost-effective management. Opportunities or problems are presented and evaluated quickly among the input of all relevant departments, bringing together the combined experience of personal from different backgrounds and positions. We believe that the pooled information allows us to better evaluate, appreciate and decide on everyday challenges such as technical, crewing, provisions, operational and commercial matters. We believe that by having an in-house management we can better communicate among the team and better manage our costs with real time communication among departments and senior management.

Management Structure & Management of Our Fleet

Globus Maritime wholly owns its ship-owning subsidiaries as well as its ship management arm. Virtually all aspects related to ship management, legal, accounting, finance, and corporate decision making are handled internally. By having virtually all ship management aspects in-house, costs are more streamlined and controlled and we avoid certain extra fees and commissions that we might have to pay otherwise.

Technical and commercial management of our fleet is done in-house by our wholly owned subsidiary, Globus Shipmanagement Corp. We believe that this integrated approach promotes cost efficiency, fluidity of information, reaction speed and safety. Our in-house technical management monitors the status, efficiency and utilization of our fleet, promptly addressing any technical issue to ensure the smooth trading of the vessels. Our technical department ensures on the timely and cost-efficient delivery of spare parts and service engineers on board our vessels. Moreover, key performance indicators and data are collected and analyzed in-house with the help of our experienced crews on board.

Our in-house commercial management gives us a continuous real-time view of the market and lets us negotiate directly on potential charter opportunities. By having in-house commercial management this enables us to better negotiate our charter agreements to best fit our vessels trading patterns and in order to achieve high commercial utilization rates.

Our technical and commercial departments are strongly supported by our supplies and provisions department and they work together to service the need of every vessel based on its trading pattern in cost-efficient ways. All additional services, including accounting, finance, insurance or legal, are also handled in-house by an experienced and well-focused staff.

We feel that keeping virtually all aspects and departments of management in-house allows for better communication and synergy among departments. This leads to faster to decision making and reaction times, which is very important for our industry. Our management departments are available around the clock to meet the needs of our fleet and our customers. A majority of our technical and commercial personal have served on vessels and by extension, have firsthand experience of the needs of the business and the importance of reaction times.

Our Borrowing Activities

We currently have one senior secured loan facility with EnTrust Global’s Blue Ocean Fund with an aggregate outstanding balance as of the date of this prospectus of $37,000,000; a credit facility with Firment Shipping Inc., our largest shareholder and a related party to us, with an aggregate outstanding balance as of the date of this prospectus of $800,000; and a Convertible Note outstanding with an unrelated party with an aggregate outstanding balance as of the date of this prospectus of $2,240,000.

On April 21, 2020, the loan facility with EnTrust Global’s Blue Ocean Fund was amended to provide for, among other things, the deferral at the borrowers’ option of 50% of the amount of interest that accrued on the loan during the interest period that ended on March 31, 2020 and increased the deferred fee from 1.50 percent to 1.60 percent, among other matters. The deferred interest that remains outstanding will accrue interest at the same rate and on the same repayment terms as interest on the loan. The deferred interest must be paid on September 30, 2020 and may be paid at the borrowers’ option on June 30, 2020. In May of 2020 the lenders agreed to increase the maximum amount of trade debt permitted to be incurred in respect of the vessels financed under the loan agreement from $400,000 to $600,000 per ship. In addition, the covenant that the market value of our ships plus net realizable value of additional security granted plus the amount standing to credit of the Liquidity Account and the Reserve Account must remain above 125% for the first two years of the loan and then 135% thereafter, was waived by the lenders until September 30, 2020. Our minimum liquidity per ship of $250,000 and group liquidity, on a consolidated basis, at the end of each calendar quarter of liquid funds in an amount, in aggregate, of not less than 5% of the consolidated financial indebtedness was also waived until September 30, 2020.

On May 8, 2020, the credit facility with Firment Shipping Inc. was amended and restated. This amended facility is unsecured and remains available until its final maturity on October 31, 2021. We have the right to drawdown any amount up to $15 million (with $14.2 million remaining) or prepay any amount in multiples of $100,000. Any prepaid amount cannot be re-borrowed. Interest on drawn and outstanding amounts is charged at 3.5% per annum until December 31, 2020, and thereafter at 7% per annum. No commitment fee is charged on the amounts remaining available and undrawn. Interest is payable the last day of a period of three months after the Drawdown Date, after this period in case of failure to pay any sum due a default interest of 2% per annum above the regular interest is charged. We have also the right, in our sole option, to convert in whole or in part the outstanding unpaid principal amount and accrued but unpaid interest under this agreement into our common shares. The conversion price shall equal the higher of (i) the average of the daily dollar volume-weighted average sale price for the common shares on the principal market on any trading day during the period beginning at 9.30 a.m. New York City time and ending at 4.00 p.m. over the Pricing Period multiplied by 80%, where the “Pricing Period” equals the ten consecutive trading days immediately preceding the date on which the conversion notice was executed or (ii) $2.80 (subject to proportional adjustment for share splits, share combinations, share dividends and similar events). The Firment Shipping Credit Facility requires that Athanasios Feidakis remain our Chief Executive Officer and that, unless approved by Firment Shipping, Firment Shipping maintains at least a 40% shareholding in us, other than due to actions taken by Firment Shipping, such as sales of shares.

On May 8, 2020, the holder of our Convertible Note waived (the “May 8, 2020 Waiver”) its right to participate in (a) public offerings which close before August 31, 2020, and (b) issuances of shares and other securities (including common shares, Class B common shares, and new or existing series of preferred shares, such as our Series B preferred shares) to directors, officers, their respective affiliates, and to affiliates of the Company. The holder of our Convertible Note also consented to the amendment and restatement of the Firment Shipping Credit Facility and waived (a) without the Company having admitted fault, certain potential prior technical breaches of the Convertible Note; (b) the holder’s right to require the redemption of the Convertible Note upon a change of control (as such term is used within the Convertible Note), but only if such change of control results from certain underwritten offering or issuances of our securities to directors, officers, their respective affiliates, and to affiliates of the Company; (c) temporarily reduced, until August 31, 2020, the amount the noteholder will receive upon a redemption of the Convertible Note at the Company’s option, such that the Convertible Note can be redeemed at the Company’s option by paying the greater of (i) the aggregate amounts then outstanding pursuant to the Convertible Note (rather than 120% of such amounts) and (ii) the product of (x) the number of shares issuable upon a conversion of the Convertible Note (with respect to the amount being redeemed at the time) multiplied by (y) the greatest closing sale price of the Company’s common shares on any trading day between the date immediately preceding the first such redemption at the Company’s option and the trading day immediately prior to the final Company payment under the Convertible Note. All of the foregoing is subject to the Company’s redemption of all or part of the Convertible Note in cash with an amount equal to the lesser of (a) the aggregate amounts then outstanding pursuant to the Convertible Note and (b) 25% of the net proceeds of any public offering of its securities that closes before August 31, 2020.

For more information regarding our current loan facilities and our Convertible Note, please see “Operating and Financial Review and Prospects- Liquidity and Capital Resources – Indebtedness” in our annual report and the descriptions thereof in this registration statement.

Recent Developments

On June 12, 2020, we issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. Each Series B preferred share has 25,000 votes per share; however, the voting power of the Series B preferred shares is limited such that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. As of the date of this prospectus and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, can therefore control 49.0% of the voting power of our outstanding capital stock and will have substantial control and influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, even though Goldenmare Limited owns significantly less than 50% of the Company economically. See “Description of Capital Stock and Securities We are Offering—Share History” for details.

There have been some recent developments with regard to our financing—see “Our Borrowing Activities” above.

Going Concern

Our consolidated financial statements as of and for the year ended December 31, 2019 and our unaudited interim consolidated financial statements for the three months ended March 31, 2020 were prepared assuming that we will continue as a going concern and do not include any adjustments that might be necessary if we are unable to continue as a going concern. However, there are substantial doubts about our ability to continue as a going concern. We acknowledge that uncertainty remains over our ability to meet our liabilities as they fall due. We may be unable to realize assets at their recognized values and to extinguish liabilities in the normal course of business at the amounts stated in these consolidated financial statements. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us. Our independent registered public accounting firm, Ernst & Young (Hellas) Certified Auditors Accountants S.A., or EY, has issued their opinion with an explanatory paragraph in connection with the consolidated financial statements for the year ended December 31, 2019 included in our annual report that expresses substantial doubt about our ability to continue as a going concern.

Corporate Information

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended) and re-domiciled into the Marshall Islands on November 24, 2010. Our registered office is located at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office is located at 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece. Our telephone number is +30 210 960 8300. Our corporate website address is http://www.globusmaritime.gr. The information contained on or accessed through our website does not constitute part of, and is not incorporated into, this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at http://www.sec.gov.

THE OFFERING

Securities offered by us

We are offering 12,500,000 Units. Each Unit consists of one common share and one Class A Warrant (together with the common shares underlying the Class A Warrants).

We are also offering to each purchaser, with respect to the purchase of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase one pre-funded warrant in lieu of one common share. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one common share. This prospectus also relates to the offering of the common shares issuable upon exercise of the pre-funded warrants. The purchase price per pre-funded warrant will be equal to the price per common share, minus $0.01, and the exercise price of each pre-funded warrant will equal $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time in perpetuity until all of the pre-funded warrants are exercised in full.

The Units will not be certificated or issued in stand- alone form. The common shares and/or pre-funded warrants and the Class A Warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Description of the Class A Warrants

Each Class A Warrant will have an exercise price of $     per share (not less than 100% of the public offering price of each unit sold in this offering), will be exercisable upon issuance and will expire five years from issuance. Each Class A Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. The terms of the Class A Warrants will be governed by a Warrant Agency Agreement, dated as of the effective date of this offering, that we expect to be entered into between us and Computershare Investor Services or its affiliate (the “Warrant Agent”). This prospectus also relates to the offering of the common shares issuable upon exercise of the Class A Warrants. For more information regarding the Class A Warrants, you should carefully read the section titled “Description of Capital Stock and Securities We Are Offering– Class A Warrants” in this prospectus.

Common shares presently outstanding	6,416,666 common shares (1)

Common shares to be outstanding immediately after this offering

18,916,666 common shares (20,791,666 common shares if the representative exercises its option to purchase additional securities in full), assuming no issuance of pre-funded warrants and no exercise of the Class A Warrants issued in this offering. (1)

Over-Allotment Option

We have granted the representative of the underwriters an option for a period of 45 days to purchase up to an additional 1,875,000 common shares and/or pre-funded warrants and/or up to an additional 1,875,000 Class A Warrants.

Use of proceeds

We estimate that we will receive net proceeds of approximately $ million, and approximately $ million if the representative exercises its over-allotment option in full, after deducting underwriting discounts and commissions and estimated expenses payable by us, and assuming no sale of pre-funded warrants in this offering and no exercise of the Class A Warrants sold in this offering.

We intend to use all of the net proceeds of this offering for general corporate purposes, which may include, among other things, prepaying our Convertible Note or partially funding the acquisition of vessels in accordance with our growth strategy. However we have not identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify. We will not repay any related party debt using the net proceeds from this offering. We will redeem all or part of the Convertible Note in cash with an amount equal to the lesser of (i) 25% of the net proceeds of this public offering or (ii) the outstanding amount of the Convertible Note, assuming the offering closes before August 31, 2020.

Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” below, beginning on page 15, and in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before investing in our securities.

Listing	Our common shares are listed on the Nasdaq Capital Market under the symbols “GLBS”. We will not apply to list the Class A Warrants or pre-funded warrants offered hereunder on any stock exchange.

Lock-up agreements

Subject to certain exceptions, we, all of our executive officers and directors, and certain affiliates that are beneficial owners of 5% or more of our outstanding common shares as of the effective date of the registration statement have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common shares or other securities convertible into or exercisable or exchangeable for shares of our common shares for a period of 120 days after this offering is completed without the prior written consent of the representative of the underwriters.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc. Its address is Computershare Investor Services, 462 South 4th Street, Suite 1600, Louisville, KY, 40202, and its telephone number is +1 (781) 575 4223 or +1 (800) 368 5948.

(1)       Excludes:

•	100,000 common shares available for issuance under our 2012 Equity Incentive Plan;

•	the issuance of $20,000 worth of common shares to each of our two independent directors per year, which issuances are made in equal quarterly installments independently of our 2012 Equity Incentive Plan; for the avoidance of doubt, these figures include the issuance of 21,740 common shares to our independent directors, which issuances were made during the quarter ended March 31, 2020;

•	Up to 2,475,660 common shares issuable upon conversion of the Convertible Note, based on $2,475,660 of principal and interest outstanding on March 31, 2020 and assuming full conversion of such amount at the floor price of the Convertible Note, it being noted that approximately $2.5 million of principal and interest remain outstanding on the date of this prospectus;

•	Up to 303,964 common shares issuable at our option to repay the Firment Shipping Credit Facility, based on approximately $851,100 of principal and interest outstanding on March 31, 2020 and assuming full repayment of such amount at a conversion price of $2.80 per share; and

•	The 12,500,000 common shares issuable upon the exercise of Class A Warrants to be issued with the Units in this offering (and an additional 1,875,000 common shares if the underwriters exercise their over-allotment option in full).

See “Business” and “Certain Relationships and Related Party Transactions—Firment Shipping Credit Facility” for a description of the terms of the Convertible Note and Firment Shipping Credit Facility.

Except as otherwise noted, all information in this prospectus reflects and (a) assumes (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of common shares that we are offering on a one-for-one basis, and (ii) no exercise of the underwriter’s over-allotment option, and (b) no exercise of any Class A Warrants sold in this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The information set forth below should be read in conjunction with “Capitalization” and our audited consolidated financial statements and related notes incorporated by reference herein.

We derived the following consolidated financial data for the years ended as of December 31, 2019 and 2018 and the three years then ended from our audited consolidated financial statements, as presented in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have derived the following consolidated financial data for the three months ended March 31, 2020 and 2019 and as of March 31, 2020 from our unaudited interim consolidated financial statements that are incorporated by reference in this prospectus. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2020.

On October 20, 2016, we effected a four-for-one reverse stock split which reduced the number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares). On October 15, 2018, we effected a ten-for-one reverse stock split which reduced the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares). As a result of these reverse stock splits, there was no change in the number of authorized shares or the par value of our common shares. All share and per share amounts disclosed herein give effect to these reverse stock splits retroactively, for all periods presented, unless otherwise noted.

Based on our audited consolidated financial statements:

	Year Ended December 31,
	(Expressed in Thousands of U.S. Dollars, except per share data)
	2019	2018	2017	2016	2015
Consolidated Statement of comprehensive loss
Voyage revenues(1)	$15,623	$17,354	$13,852	$8,423	$12,252
Management fee income	—	—	31	278	—
Total Revenues	15,623	17,354	13,883	8,701	12,252

Voyage expenses(1)	(2,098)	(1,188)	(1,352)	(954)	(1,921)
Vessel operating expenses	(8,882)	(9,925)	(9,135)	(8,688)	(10,321)
Depreciation	(4,721)	(4,601)	(4,854)	(5,014)	(6,085)
Depreciation of drydocking costs	(1,704)	(1,166)	(862)	(1,005)	(1,062)
Amortization of fair value of time charter attached to vessels	—	—	—	—	(41)
Administrative expenses	(1,583)	(1,356)	(1,224)	(2,094)	(1,751)
Administrative expenses payable to related parties	(371)	(528)	(514)	(351)	(465)
Share-based payments	(40)	(40)	(40)	(50)	(60)
Impairment loss	(29,902)	—	—	—	(20,144)
Gain from sale of subsidiary	—	—	—	2,257	—
Other (expenses)/income, net	29	2	83	(30)	(110)
Operating (loss)/profit before financing activities	(33,649)	(1,448)	(4,015)	(7,228)	(29,708)

Interest income	47	—	3	5	8
Interest expense and finance costs	(4,703)	(2,056)	(2,221)	(2,676)	(2,783)
Gain/(Loss) on derivative financial instruments	1,950	(131)	—	—	—
Foreign exchange gains/(losses), net	4	67	(242)	74	87

Total comprehensive loss for the year	(36,351)	(3,568)	(6,475)	(9,825)	(32,396)

Basic (loss) per share for the year	(8.73)	(1.11)	(2.51)	(37.73)	(126.22)
Diluted (loss) per share for the year	(8.73)	(1.11)	(2.51)	(37.73)	(126.22)
Weighted average number of common shares, basic	4,165,919	3,200,927	2,574,995	260,384	256,667
Weighted average number of common shares, diluted	4,165,919	3,200,927	2,574,995	260,384	256,667
Dividends declared per common share	—	—	—	—	—
Dividends declared per Series A Preferred Share	—	—	—	—	174.65
EBITDA (2) (unaudited)	(25,270)	4,255	1,459	(1,135)	(22,433)
Adjusted EBITDA (2) (unaudited)	2,678	4,319	1,701	(3,466)	(2,376)

(1) In respect of the election to apply IFRS 15 fully retrospectively, prior year figures have been adjusted in order to present Voyage revenues net of address commissions. Address commissions prior to the adoption of IFRS 15 were included in Voyage expenses.

(2) Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents net earnings before interest and finance costs net, gains or losses from the change in fair value of derivative financial instruments, foreign exchange gains or losses, income taxes, depreciation, depreciation of drydocking costs, amortization of fair value of time charter attached to vessels, impairment and gains or losses from sale of vessels. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to total comprehensive income/(loss) or cash generated from operations, as determined by IFRS, and our calculations of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies. Each of EBITDA and Adjusted EBITDA is not a recognized measurement under IFRS.

EBITDA and Adjusted EBITDA are included herein because they are a basis upon which we assess our financial performance and because we believe that each presents useful information to investors regarding a company’s ability to service and/or incur indebtedness and each is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA each has limitations as an analytical tool, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

»             Each of EBITDA and Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

»             Each of EBITDA and Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

»             Each of  EBITDA and Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

»             other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting each one’s usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA (unaudited) to total comprehensive loss for the periods presented:

	Year Ended December 31,
	(Expressed in Thousands of U.S. Dollars)
	2019	2018	2017	2016	2015
Total comprehensive loss for the year	(36,351)	(3,568)	(6,475)	(9,825)	(32,396)
Interest and finance costs, net	4,656	2,056	2,218	2,671	2,775
Depreciation	4,721	4,601	4,854	5,014	6,085
Depreciation of drydocking costs	1,704	1,166	862	1,005	1,062
Amortization of fair value of time charter attached to vessels	—	—	—	—	41
EBITDA (unaudited)	(25,270)	4,255	1,459	(1,135)	(22,433)
(Gain)/loss on derivative financial instruments	(1,950)	131	—	—	—
Foreign exchange (gains)/losses, net	(4)	(67)	242	(74)	(87)
Impairment loss	29,902	—	—	—	20,144
Gain from sale of subsidiary	—	—	—	(2,257)	—
Adjusted EBITDA (unaudited)	2,678	4,319	1,701	(3,466)	(2,376)

	As of December 31,
	(Expressed in Thousands of U.S. Dollars)
	2019	2018	2017	2016	2015
Statements of financial position data
Total non-current assets	$50,167	$83,880	$87,373	$91,847	$110,140
Total current assets (including “Non-current assets classified as held for sale”)	5,489	2,794	4,230	2,149	4,697
Total assets	55,656	86,674	91,603	93,996	114,837
Total equity	9,879	41,050	43,968	20,760	30,535
Total non-current liabilities	37,046	2,418	82	42,100	14,673
Total current liabilities	8,731	43,206	47,553	31,136	69,629
Total equity and liabilities	55,656	86,674	91,603	93,996	114,837

	Year Ended December 31,
	2019	2018	2017	2016	2015
Consolidated statements of cash flows data
Net cash generated from/(used in) operating activities	$213	$3,851	$631	$(3,600)	$(60)
Net cash (used in)/generated from investing activities	(20)	(126)	(263)	362	5,351
Net cash (used in)/provided by financing activities	2,127	(6,435)	2,225	1,396	(8,369)

	Year Ended December 31,
	2019	2018	2017	2016	2015
Ownership days(1)	1,825	1,825	1,825	1,908	2,380
Available days(2)	1,788	1,755	1,787	1,885	2,336
Operating days(3)	1,756	1,723	1,745	1,830	2,252
Bareboat charter days(4)	—	—	—	—	22
Fleet utilization(5)	98.2%	98.2%	97.6%	97.1%	96.4%
Average number of vessels(6)	5.0	5.0	5.0	5.2	6.5
Daily time charter equivalent (TCE) rate(7)	$7,564	$9,213	$6,993	$3,962	$4,333
Daily operating expenses(8)	$4,867	$5,438	$5,005	$4,553	$4,337

(1) Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us.

(2) Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys.

(3) Operating days are the number of available days less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances but excluding days during which vessels are seeking employment.

(4) Bareboat charter days are the aggregate number of days in a period during which the vessels in our fleet are subject to a bareboat charter.

(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period.

(6) Average number of vessels is measured by the sum of the number of days each vessel was part of our fleet during a relevant period divided by the number of calendar days in such period.

(7) Time Charter Equivalent (TCE) rates are our revenue less net revenue from our bareboat charters less voyage expenses during a period divided by the number of our available days during the period excluding bareboat charter days. TCE is not a recognized measurement under IFRS or generally accepted accounted principles. Please read “Operating and Financial Review and Prospects” in our annual report.

(8) We calculate daily vessel operating expenses by dividing vessel operating expenses by ownership days for the relevant time period excluding bareboat charter days.

The following table reflects the Voyage Revenues to Daily Time Charter Equivalent Reconciliation for the periods presented.

	Year Ended December 31,
	(Expressed in Thousands of U.S. Dollars, except number of days and daily TCE rates)
	2019	2018	2017	2016	2015

Voyage revenues	$15,623	$17,354	$13,852	$8,423	$12,252
Less: Voyage expenses	2,098	1,188	1,352	954	1,921
Less: bareboat charter net revenue	—	—	—	—	304
Net revenue excluding bareboat charter net revenue	13,525	16,166	12,500	7,469	10,027
Available days net of bareboat charter days	1,788	1,755	1,787	1,885	2,314
Daily TCE rate*	$7,564	$9,213	$6,993	$3,962	$4,333

*The amounts are subject to rounding.

Based on our unaudited interim consolidated financial statements:

	Period Ended March 31, (Expressed in Thousands of U.S. Dollars, except per share data)
	2020	2019
Consolidated Statement of comprehensive loss/income
Voyage revenues(1)	$2,290	$3,543
Total Revenues	2,290	3,543

Voyage expenses(1)	(1,395)	(512)
Vessel operating expenses	(2,057)	(2,085)
Depreciation	(633)	(1,167)
Depreciation of drydocking costs	(491)	(454)
Administrative expenses	(394)	(427)
Administrative expenses payable to related parties	(92)	(128)
Share-based payments	(10)	(10)
Impairment loss	(4,615)	-
Other (expenses)/income, net	(6)	30
Operating loss before financing activities	(7,403)	(1,210)

Interest income	11	-
Interest expense and finance costs	(1,149)	(725)
Gain/(Loss) on derivative financial instruments	(494)	1,634
Foreign exchange gains/(losses), net	33	33

Total comprehensive loss for the year	(9,002)	(268)

Basic (loss) per share for the year	(1.55)	(0.08)
Diluted (loss) per share for the year	(1.55)	(0.08)
Weighted average number of common shares, basic	5,816,904	3,209,604
Weighted average number of common shares, diluted	5,816,904	3,209,604
Dividends declared per common share	-	-
Dividends declared per Series A Preferred Share	-	-
EBITDA (2) (unaudited)	(6,740)	2,078
Adjusted EBITDA (2) (unaudited)	(1,664)	411

(1) In respect of the election to apply IFRS 15 fully retrospectively, prior year figures have been adjusted in order to present Voyage revenues net of address commissions. Address commissions prior to the adoption of IFRS 15 were included in Voyage expenses.

(2) Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization and, if any, income taxes during a period. Adjusted EBITDA represents net earnings before interest and finance costs net, gains or losses from the change in fair value of derivative financial instruments, foreign exchange gains or losses, income taxes, depreciation, depreciation of drydocking costs, amortization of fair value of time charter attached to vessels, impairment and gains or losses from sale of vessels. EBITDA and Adjusted EBITDA does not represent and should not be considered as an alternative to total comprehensive income/(loss) or cash generated from operations, as determined by IFRS, and our calculation of EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies. Each of EBITDA and Adjusted EBITDA is not a recognized measurement under IFRS.

EBITDA and Adjusted EBITDA are included herein because they are a basis upon which we assess our financial performance and because we believe that each presents useful information to investors regarding a company’s ability to service and/or incur indebtedness and each is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA each has limitations as an analytical tool, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

» Each of EBITDA and Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

» Each of EBITDA and Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

» Each of EBITDA and Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

» other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting each one’s usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business.

	Period Ended March 31,
	(Expressed in Thousands of U.S. Dollars, except per share data)
	2020	2019
Total comprehensive loss for the year	$(9,002)	$(268)
Interest and finance costs, net	1,138	725
Depreciation	633	1,167
Depreciation of drydocking costs	491	454
EBITDA (unaudited)	(6,740)	2,078
(Gain)/loss on derivative financial instruments	494	(1,634)
Foreign exchange (gains)/losses, net	(33)	(33)
Impairment loss	4,615	-
Adjusted EBITDA (unaudited)	(1,664)	411

	As of March 31,	As of December 31,
	(Expressed in Thousands of U.S. Dollars)
	2020	2019
Statements of financial position data
Total non-current assets	$44,702	$50,167
Total current assets (including “Non-current assets classified as held for sale”)	4,379	5,489
Total assets	49,081	55,656
Total equity	1,702	9,879
Total non-current liabilities	1,462	37,046
Total current liabilities	45,917	8,731
Total equity and liabilities	49,081	55,656

	Period Ended March 31,
	2020	2019
Consolidated statements of cash flows data
Net cash used in operating activities	$(1,976)	$(1,123)
Net cash generated from investing activities	11	-
Net cash (used in)/provided by financing activities	(106)	4,034

	Period Ended March 31,
	2020	2019
Ownership days(1)	455	450
Available days(2)	412	450
Operating days(3)	408	448
Fleet utilization(4)	99.1%	99.6%
Average number of vessels(5)	5.0	5.0
Daily time charter equivalent (TCE) rate(6)	$2,173	$6,376
Daily operating expenses(7)	$4,521	$4,634

(1) Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us.

(2) Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys.

(3) Operating days are the number of available days less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances but excluding days during which vessels are seeking employment.

(4) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period.

(5) Average number of vessels is measured by the sum of the number of days each vessel was part of our fleet during a relevant period divided by the number of calendar days in such period.

(6) Time Charter Equivalent (TCE) rates are our revenue less net revenue from our bareboat charters less voyage expenses during a period divided by the number of our available days during the period excluding bareboat charter days. TCE is not a recognized measurement under IFRS or generally accepted accounted principles. Please read “Operating and Financial Review and Prospects” in our annual report.

(7) We calculate daily vessel operating expenses by dividing vessel operating expenses by ownership days for the relevant time period excluding bareboat charter days.

The following table reflects the Voyage Revenues to Daily Time Charter Equivalent Reconciliation for the periods presented.

	Period Ended March 31,
	(Expressed in Thousands of U.S. Dollars, except number of days and daily TCE rates)
	2020	2019

Voyage revenues	$2,290	$3,543
Less: Voyage expenses	1,395	512
Net revenue excluding bareboat charter net revenue	895	3,031
Available days	412	450
Daily TCE rate*	$2,173	$6,736

*The amounts are subject to rounding.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below and all of the other information contained or incorporated by reference into this prospectus. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.

Risks Relating to Our Industry

The international dry bulk shipping industry is cyclical and volatile.

The international seaborne transportation industry is cyclical and has high volatility in charter rates, vessel values and profitability. Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products internationally carried at sea. Since the early part of 2009, rates have been volatile and low, relative to previous years. In 2018 rates were relatively stable throughout the year. In 2019 although the rates reduced again at the beginning, they reached a peak during the third quarter, followed by a decreasing trend again. In the beginning of 2020 the rates continued to drop and have reached close to the all-time low. Currently all of our vessels are chartered on the spot market, and we are exposed therefore to changes in spot market and short-term charter rates for dry bulk vessels and such changes affect our earnings and the value of our dry bulk vessels at any given time. The supply of and demand for shipping capacity strongly influences freight rates. The factors affecting the supply and demand for vessels are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

Factors that influence demand for vessel capacity include:

●	port and canal congestion charges;

●	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values and demand for and production of dry bulk products;

●	global and regional economic and political conditions, including exchange rates, trade deals, and the rate and geographic distributions of economic growth;

●	environmental and other regulatory developments;

●	the distance dry bulk cargoes are to be moved by sea;

●	changes in seaborne and other transportation patterns; and

●	natural disasters and/or world pandemics such as the COVID-19 that has disrupted the markets worldwide.

Factors that influence the supply of vessel capacity include:

●	the size of the newbuilding orderbook;

●	the price of steel and vessel equipment;

●	technological advances in vessel design and capacity;

●	the number of newbuild deliveries, which among other factors relates to the ability of shipyards to deliver newbuilds by contracted delivery dates and the ability of purchasers to finance such newbuilds;

●	the scrapping rate of older vessels;

●	port and canal congestion;

●	the number of vessels that are in or out of service, including due to vessel casualties; and

●	changes in environmental and other regulations that may limit the useful lives of vessels.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our dry bulk vessels and charter rates will be dependent upon continued economic growth in the world’s economies, seasonal and regional changes in demand and changes to the capacity of the global dry bulk vessel fleet and the sources and supply of dry bulk cargo to be transported by sea. Adverse economic, political, social or other developments could negatively impact charter rates and therefore have a material adverse effect on our business, results of operations and ability to pay dividends. We may also decide that it makes economic sense to lay up one or more vessels. While our vessels are laid up, we will pay lay-up costs, but those vessels will not be able to earn any hire.

The international shipping industry and dry bulk market are highly competitive.

The shipping industry and dry bulk market are capital intensive and highly fragmented with many charterers, owners and operators of vessels and are characterized by intense competition. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. The trend towards consolidation in the industry is creating an increasing number of global enterprises capable of competing in multiple markets, which may result in a greater competitive threat to us. Our competitors may be better positioned to devote greater resources to the development, promotion and employment of their businesses than we are. Competition for the transportation of cargo by sea is intense and depends on customer relationships, operating expertise, professional reputation, price, location, size, age, environmental, social, and governance criteria, condition and the acceptability of the vessel and its operators to the charterers. Competition may increase in some or all of our principal markets, including with the entry of new competitors, who may operate larger fleets through consolidations or acquisitions and may be able to sustain lower charter rates and offer higher quality vessels than we are able to offer. We may not be able to continue to compete successfully or effectively with our competitors and our competitive position may be eroded in the future, which could have an adverse effect on our fleet utilization and, accordingly, business, financial condition, results of operations and ability to pay dividends.

Pandemics such as the novel coronavirus (COVID-19) make it very difficult for us to operate in the short-term and have unpredictable long-term consequences, all of which could decrease the supply of and demand for the raw materials we transport, the rates that we are paid to carry our cargo, and our financial outlook.

On March 11, 2020, the World Health Organization declared the spread of a novel coronavirus (COVID-19) to be a global pandemic. In the name of public health, governments around the world have shuttered workplaces, restricted travel, and put in place other measures which have resulted in a dramatic decrease of economic activity, including a reduction of goods imported and exported worldwide. While some economies have begun re-opening in limited capacities, it is impossible to predict the course the virus will take, how governments would respond to a second or third wave of the virus, whether an effective vaccine can be produced economically at scale, and how the behavior of our clients will change, if at all, due to the coronavirus pandemic’s economic shock. Some experts fear that the economic consequences of COVID-19 could cause a recession that outlives the pandemic.

We have thus far been affected by COVID-19 as follows:

•	The pandemic has had a negative impact on our voyage revenues for the three-month period ended March 31, 2020, which reached $2.3 million, compared to $3.5 million to the same period in 2019. We attribute this 35% decrease to the low freight rates achieved in the first quarter of 2020, which we attribute mainly to the outbreak of the novel coronavirus.

•	Based upon increased volatility in the charter market and its effect on the recoverability of the carrying amount for our vessels, we concluded that the pandemic may have trigged the impairment of our vessels. We performed an impairment assessment of our vessels by comparing the discounted projected net operating cash flows for each vessel to its carrying value. As of March 31, 2020, the Company concluded that the recoverable amounts of the vessels were lower than their carrying amounts and recorded an impairment loss of $4.6 million.

•	Our vessels have been subject to quarantine checks upon arriving at certain ports. This has functionally limited the amount of cargo that the Company (and its competitors) are able to move because countries worldwide have imposed quarantine checks on arriving vessels, which have caused delays in loading and delivery of cargoes.

•	Due to quarantine restrictions placed on persons and additional procedures using commercial aviation and other forms of public transportation, our crew has had difficulty embarking and disembarking on our ships. This has not thus far functionally affected our ability to crew out vessels.

We expect that pandemics generally, including the current novel coronavirus pandemic, could affect our business in the following ways, among others:

(1)	Pandemics generally reduce the demand for goods worldwide without a commensurate corresponding change in the number of vessels worldwide, thereby increasing competition for cargo and decreasing the market price for transporting dry bulk products.

(2)	Countries could impose quarantine checks and hygiene measures on arriving vessels, which functionally reduce the amount of cargo that we and our competitors are able to move by causing delays in loading and delivery of cargo.

(3)	The process of buying, selling, and maintaining vessels is made more onerous and time-intensive. For instance, delays may be caused at shipyards for newbuildings, drydocks and other works, in vessel inspections and related certifications by class societies, customers or government agencies, as well as delays and shortages or a lack of access to required spare parts and lack of berths or shortages in labor, which may in turn delay any repairs to, scheduled or unscheduled maintenance or modifications, or drydocking of, our vessels.

(4)	We have a decrease in productivity, generally, as people—including our office employees and crews, as well as our counterparties—get sick and take time off from work. We are particularly vulnerable to our crew members getting sick, as if even one of our crew members gets sick, local authorities could require us to detain and quarantine the ship and its crew for an unspecified amount of time, disinfect and fumigate the vessels, or take similar precautions, which would add costs, decrease our utilization, and substantially disrupt our cargo operations. If a vessel’s entire crew fell seriously ill, we may have substantial difficulty operating its vessel and may necessitate extraordinary external aid.

(5)	International transportation of personnel could be limited or otherwise disrupted. In particular, our crews generally work on a rotation basis, relying largely on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew, and possibly impact our ability to maintain a full crew synthesis onboard all our vessels at any given time. It may also be difficult for our in-house technical teams to travel to ship yards to observe vessel maintenance, and we may need to hire local experts, which local experts may vary in skill and are difficult to supervise remotely, to conduct work we ordinarily address in-house.

(6)	Governments impose new regulations, directives or practices, which we may be obligated to implement at our own expense.

(7)	Any or all of the foregoing could lead our charterers to try to invoke force majeure clauses.

(8)	Credit tightening or declines in global financial markets, including to the prices of our publicly traded securities and the securities of our peers, could make it more difficult for us to access capital, including to finance our existing debt obligations.

Any of these public health threats and related consequences could adversely affect our financial results.

It is too early to assess the full long-term impact of the ongoing novel coronavirus pandemic on global markets, and particularly on the shipping industry. It may take some time to materialize and may not be fully reflected in the results for the year ending December 31, 2020.

We are dependent on our charterers and other counterparties fulfilling their obligations under agreements with us, and their inability or unwillingness to honor these obligations could significantly reduce our revenues and cash flow.

Payments to us by our charterers under time charters are and will be our main source of operating cash flow. Weaknesses in demand for shipping services, increased operating costs due to changes in environmental or other regulations and the oversupply of ships would hurt our profitability. Any declines in demand could result in worsening financial challenges to our customers and may increase the likelihood of one or more of our customers being unable or unwilling to pay us contracted charter rates or going bankrupt.

If we lose a time charter because the charterer is unable to pay us or for any other reason, we may be unable to re-deploy the related vessel on similarly favorable terms or at all. Also, we will not receive any revenues from such a vessel while it is un-chartered, but we will be required to pay expenses necessary to maintain and insure the vessel and service any indebtedness on it. The combination of any surplus of capacity, the expected entry into service of new technologically advanced ships, and an increase in the size of the world fleet over the next few years may make it difficult to secure substitute employment for any of our ships if our counterparties fail to perform their obligations under the time charters, and any new charter arrangements we are able to secure may be at lower rates. Furthermore, the surplus of ships available at lower charter rates and lack of demand for our customers’ services could negatively affect our charterers’ willingness to perform their obligations under our time charters, particularly if the charter rates in such time charters are significantly above the prevailing market rates. Accordingly we may have to grant concessions to our charterers in the form of lower charter rates for the remaining duration of the relevant charter or part thereof, or to agree to re-charter vessels coming off charter at reduced rates compared to the charter then ended. Because we enter into short-term and medium-term time charters from time-to-time, we may need to re-charter vessels coming off charter more frequently than some of our competitors, which may have a material adverse effect on business, results of operations and financial condition, as well as our cash flows, including cash available for distributions to our shareholders.

The loss of any of our charterers, time charters or vessels, or a decline in payments under our time charters, could have a material adverse effect on our business, results of operations and financial condition, as well as our cash flows, including cash available for distributions to our shareholders.

In addition to charter parties, we may, among other things, enter into contracts for the sale or purchase of secondhand ships or, in the future, shipbuilding contracts for newbuildings, provide performance guarantees relating to shipbuilding contracts to sale and purchase contracts or to charters, enter into credit facilities or other financing arrangements, accept commitment letters from banks, or enter into insurance contracts and interest or exchange rate swaps or enter into joint ventures. Such agreements expose us to counterparty credit risk. The ability and willingness of each of our counterparties to perform its obligations under a contract with us will depend upon a number of factors that are beyond our control and may include, among other things, general economic conditions, the state of the capital markets, the condition of the shipping industry and charter hire rates. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses, which in turn could have a material adverse effect on our business, results of operations and financial condition, as well as our cash flows, including cash available for distributions to our shareholders.

An over-supply of dry bulk carrier capacity may depress charter rates.

The market supply of dry bulk vessels has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered through 2019, even though the fleet growth percentage has substantially reduced in recent years. An oversupply of dry bulk vessel capacity, particularly during a period of economic recession, may result in a reduction of charter hire rates. If we cannot enter into charters on acceptable terms, we may have to secure charters on the spot market, where charter rates are more volatile and revenues are, therefore, less predictable, or we may not be able to charter our vessels at all. In addition, a material increase in the net supply of dry bulk vessel capacity without corresponding growth in dry bulk vessel demand could have a material adverse effect on our fleet utilization (including ballast days) and our charter rates generally, and could, accordingly, materially adversely affect our business, financial condition, results of operations and ability to pay dividends.

We may also decide that it makes economic sense to lay up one or more vessels. While our vessels are laid up, we will pay lay-up costs, but those vessels will not be able to earn any hire.

If economic conditions throughout the world decline, it will negatively impact our results of operations, financial condition and cash flows, and could cause the market price of our securities to decline.

The world economy is facing a number of actual and potential challenges, including current trade tension between the United States and China, political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as the withdrawal of the U.K. from the European Union, or Brexit, protests in Hong Kong, terrorist or other attacks, war (or threatened war) or international hostilities, such as those between the United States and North Korea or Iran. Such events may contribute to economic instability in global financial markets or cause a decrease in worldwide demand for certain goods and, thus, shipping.

The above was true even before the worldwide and unprecedented work stoppages associated with the global COVID-19 pandemic. See “Risk Factors - Pandemics such as the novel coronavirus (COVID-19) make it very difficult for us to operate in the short-term and have unpredictable long-term consequences, all of which could decrease the supply of and demand for the raw materials we transport, the rates that we are paid to carry our cargo, and our financial outlook” for more information about how we have been affected by the global COVID-19 pandemic.

It will take months at a minimum to discern the full long-term political, economic, and public health implications of the COVID-19 epidemic, and how this will affect our customers and the demand for the products that we transport. The European Union, or EU, and other parts of the world may currently be in a recession or the beginning stages of a depression and uncertainty surrounds the potential for economic growth. Even before the need for COVID-related economic stimulus, there was uncertainty related to certain European member countries’ ability to refinance their sovereign debt, including Greece, despite the country’s return to the sovereign debt markets in 2019. As a result, the credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the U.S. federal and state governments and European authorities have implemented a broad variety of governmental action and new regulation of the financial markets and may implement additional regulations in the future. As a result, global economic conditions and global financial markets have been, and continue to be, particularly volatile. Further, credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide.

Furthermore, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, as indicated, the United States is seeking to implement more protective trade measures. The current U.S. President was elected on a platform promoting trade protectionism. The outcome of the 2016 presidential election has, thus, created significant uncertainty about the future relationship between the United States and China and other exporting countries with respect to trade policies, treaties, government regulations and tariffs. In January 2017, the U.S. President signed an executive order withdrawing the United States from the Trans-Pacific Partnership, a global trade agreement intended to include the United States, Canada, Mexico, Peru and a number of Asian countries. In March 2018, the U.S. President announced tariffs on imported steel and aluminum into the United States, which were in January 2020 expanded to include certain products made of steel and aluminum, that could have a negative impact on international trade generally. In addition, beginning in 2019, the United States imposed sanctions against the Government of Venezuela and its state-owned oil subsidiary, which had an effect on Venezuela’s oil output and in turn affected global oil supply. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, particularly the Asia Pacific region, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may further reduce the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We face risks attendant to the trends in the global economy, such as changes in interest rates, instability in the banking and securities markets around the world, the risk of sovereign defaults, reduced levels of growth, and trade protectionism, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business or impair our ability to borrow under our loan agreements or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with depressed charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows and the trading price of our securities. In the absence of available financing, we may also be unable to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures.

Disruptions in global financial markets from terrorist attacks, regional armed conflicts, general political unrest, the emergence of a pandemic or epidemic crisis and the resulting governmental action could have a material adverse impact on our results of operations, financial condition and cash flows.

Terrorist attacks in certain parts of the world and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty and volatility in the world financial markets and may affect our business, results of operations and financial condition. The continuing refugee resettlement crisis in the European Union, the continuing war in Syria and the presence of terrorist organizations in the Middle East, conflicts and turmoil in Yemen, Iraq, Afghanistan and Iran, general political unrest in Ukraine, political tension, continuing concerns relating to Brexit (as defined herein), concerns regarding the recent emergence of COVID19, and its spread throughout the world, and other viral outbreaks or conflicts in the Asia Pacific Region such as in the South China Sea, mainland China and North Korea have led to increased volatility in global credit and equity markets. Further, the operations of our Manager may be subjected to new regulations and potential shift in government policies that may require us to incur new or additional compliance or other administrative costs and may require the payment of new taxes or other fees. We also face the risk that strikes, work stoppages, civil unrest and violence within Greece may disrupt the shoreside operations of our Manager.

In addition, global financial markets and economic conditions have been severely disrupted and volatile in recent years and remain subject to significant vulnerabilities, such as the deterioration of fiscal balances and the rapid accumulation of public debt, continued deleveraging in the banking sector and a limited supply of credit. Credit markets as well as the debt and equity capital markets were exceedingly distressed during 2008 and 2009 and have been volatile since that time. The resulting uncertainty and volatility in the global financial markets may accordingly affect our business, results of operations and financial condition. These uncertainties, as well as future hostilities or other political instability in regions where our vessels trade, could also affect trade volumes and patterns and adversely affect our operations, and otherwise have a material adverse effect on our business, results of operations and financial condition, as well as our cash flows and cash available for distributions to our shareholders.

Specifically, these issues, along with the re-pricing of credit risk and the difficulties currently experienced by financial institutions, have made, and will likely continue to make it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders have increased margins on lending rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), or have refused to refinance existing debt at all. Furthermore, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Additional tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities. We may experience difficulties obtaining financing commitments or be unable to fully draw on the capacity under our committed term loans in the future if our lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our future obligations as they come due. Our failure to obtain such funds could have a material adverse effect on our business, results of operations and financial condition, as well as our cash flows, including cash available for distributions to our shareholders. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

We depend on spot charters in volatile shipping markets.

We currently charter all five vessels we own on the spot charter market. The spot charter market is highly competitive and spot charter rates may fluctuate significantly based upon available charters and the supply of and demand for seaborne shipping capacity. While our focus on the spot market may enable us to benefit if industry conditions strengthen, we must consistently procure spot charter business. Conversely, such dependence makes us vulnerable to declining market rates for spot charters and to the off-hire periods including ballast passages. Rates within the spot charter market are subject to volatile fluctuations while longer-term time charters provide income at pre-determined rates over more extended periods of time. There can be no assurance that we will be successful in keeping our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable the vessels to be operated profitably. At current spot charter rates, we don’t believe that we will be operating profitably. A significant decrease in charter rates would affect value and further adversely affect our profitability, cash flows and ability to pay dividends. We cannot give assurances that future available spot charters will enable us to operate our vessels profitably.

We may also decide that it makes economic sense to lay up one or more vessels. While our vessels are laid up, we will pay lay-up costs, but those vessels will not be able to earn any hire.

The market values of our vessels have declined, and may decline further and may trigger certain financial covenants under our existing and potentially future loan and credit facilities.

The market value of dry bulk vessels has generally experienced high volatility, and is currently at a low value. The market prices for secondhand and newbuilding dry bulk vessels in the recent past have declined from historically high levels to low levels within a short period of time. The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary. A decrease in the market value of our vessels could require us to raise additional capital in order to remain compliant with our loan covenants and could result in the loss of our vessels (including, through foreclosure by our lenders) and adversely affect our earnings and financial condition. As of March 31, 2020, the Company concluded that the recoverable amounts of the vessels were lower than their carrying amounts and recognized an impairment loss of approximately $4.6 million. The market value of our vessels may increase and decrease depending on a number of factors including:

»	prevailing level of charter rates;

»	age of vessels;

»	the environmental friendliness of our vessels;

»	general economic and market conditions affecting the shipping industry;

»	competition from other shipping companies;

»	configurations, sizes and ages of vessels;

»	supply and demand for vessels, including the number of newbuildings and the number of vessels scrapped or otherwise removed from the world fleet list;

»	other modes of transportation;

»	cost of newbuildings;

»

the cost of retrofitting or modifying existing ships to respond to technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

»	governmental or other regulations; and

»	technological advances.

In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain covenants in our loan agreements, and our lenders could accelerate our indebtedness or require us to pay down our indebtedness to a level where we are again in compliance with our loan covenants. Loan agreements and notes typically also have cross default provisions. If any of our loans are accelerated, we may not be able to refinance our debt or obtain additional funding.

Our loan agreement with EnTrust Global’s Blue Ocean Fund (“EnTrust Loan Facility”) is secured by mortgages on our vessels, and requires us to maintain to satisfy financial covenants, including based on the market value of our vessels and our liquidity. Our previous loan facilities had similar requirements, and we expect any future loan agreements to have similar collateral requirements and provisions. Since the middle of 2008, the prevailing conditions in the dry bulk charter market coupled with the general difficulty in obtaining financing for vessel purchases have led to a significant decline in the market values of our vessels. Furthermore, such loan agreement contains a cross-default provision that may be triggered by a default under any other financial indebtedness we may incur in an aggregate amount greater than $1,000,000. Our Convertible Note also contains a cross-default provision that is triggered upon a material default or an event of default under our existing agreements which would or is likely to have a material adverse effect on the Company or any of its subsidiaries, individually or in the aggregate.

As of March 31, 2020, the Company was not in compliance with all of the covenants included in the loan agreement with EnTrust. But on May 5, 2020, the Company obtained waivers and relaxations of the breached covenants for the period commencing on March 31, 2020, and ending September 30, 2020. For a more detailed discussion see “Operating and Financial Review and Prospects – Liquidity and Capital Resources—Indebtedness” and Note 11 in the Consolidated Financial Statements included in our annual report on Form 20-F, which is incorporated by reference into this prospectus.

Further declines of market values of our vessels may affect our ability to comply with various covenants and could also limit the amount of funds we are permitted to borrow under our current or future loan arrangements. If we were to be in breach with the financial and other covenants under the EnTrust Loan Facility, our lenders could accelerate our indebtedness and foreclose on vessels in our fleet, which would significantly impair our ability to continue to conduct our business. If our indebtedness were accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose upon their liens, which would adversely affect our business, financial condition, ability to continue our business and pay dividends.

If we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale price may be agreed at a value lower than the vessel’s depreciated book value as in our consolidated financial statements at that time, resulting in a loss and a respective reduction in earnings. If the market values of our vessels decrease, such decrease and its effects could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

If a determination is made that a vessel’s future useful life is limited or its future earnings capacity is reduced, it could result in an impairment of its value on our consolidated financial statements that would result in a charge against our earnings and the reduction of our stockholders’ equity. These impairment costs could be very substantial.

The Euro may not be stable and countries may not be able to refinance their debts.

Despite efforts by European Council in establishing the European Financial Stability Facility and the European Stability Mechanism, and the work of central bankers to renegotiate sovereign debt, concerns persist regarding the debt burden of Eurozone countries, their ability to meet future financial obligations, and the overall stability of the Euro. As we earn revenue in United States Dollars, the strengthening of the Euro (with which we pay some of our expenses) as compared to the United States Dollar could increase our expenses. An extended period of adverse development in the outlook for European countries could reduce the overall demand for dry bulk cargoes and for our services.

We are exposed to political, social and macroeconomic risks relating to the United Kingdom’s exit from the European Union.

In January 2020, the United Kingdom withdrew from the European Union (commonly referred to as “Brexit”). Our operations have not been impacted by Brexit and we do not presently anticipate that they will be directly materially impacted by Brexit in the long-term. But there are a number of areas of macroeconomic uncertainty in connection with the future of the United Kingdom and its relationship with the EU, which uncertainty may take years to fully resolve, that could indirectly impact our operations. It is not currently possible to determine the impact that the United Kingdom’s departure from the EU and/or any related matters may have on general economic conditions in the United Kingdom or the EU. The exit of the United Kingdom (or any other country) from the EU or prolonged periods of uncertainty relating to any of these possibilities could result in significant macroeconomic deterioration, including, but not limited to, further decreases in global stock exchange indices, increased foreign exchange volatility, decreased GDP in the European Union or other markets in which we operate, issues with cross-border trade, political and regulatory uncertainty and further sovereign credit downgrades. In addition, there could be changes to tax regulation affecting the repatriation of dividends from other countries, which may negatively affect us. Additionally, the impact of potential changes to the United Kingdom’s migration policy could adversely impact on cross-border labor. The potential loss of the EU “passport”, or any other potential restrictions on free travel of UK citizens to Europe, and vice versa, could adversely impact the jobs market in general and our operations in Europe. Finally, Brexit is likely to lead to legal uncertainty in areas such as data protection, taxation, and potentially divergent national laws and regulations as the UK determines which EU laws to replace or replicate, including the GDPR. Any of these effects of Brexit, and others we cannot anticipate, could adversely affect our business, results of operations and financial condition.

Our industry is subject to complex laws and regulations.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include but are not limited to: U.S. Oil Pollution Act 1990, as amended, which we refer to as OPA; International Convention for the Safety of Life at Sea, 1974, as amended, which we refer to as SOLAS; International Convention on Load Lines, 1966; International Convention for the Prevention of Pollution from Ships, 1973, as amended by the 1978 Protocol, which we refer to as MARPOL; International Convention on Civil Liability for Bunker Oil Pollution Damage, 2001, which we refer to as the Bunker Convention; International Convention on Liability and Compensation for Damage in Connection with the Carriage of Hazardous and Noxious Substances by Sea, 1996, as superseded by the 2010 Protocol, which we refer to as the HNS Convention; International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by the 1992 Protocol and further amended in 2000, which we refer to as the CLC; International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage, 1971, as amended, which we refer to as the Fund Convention; and Marine Transportation Security Act of 2002.

Government regulation of vessels, particularly in the area of environmental requirements, can be expected to become more stringent in the future and could require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and increased management costs and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast water, recycling of vessels, maintenance and inspection, elimination of tin-based paint, development and implementation of safety and emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. For instance, the International Maritime Organization global 0.5% sulphur cap on marine fuels came into force on January 1, 2020, as stipulated in 2008 amendments to Annex VI of MARPOL. Our vessels require pricier low-sulphur fuel, which may reduce the amount charterers are willing to pay to charter our vessels. These and other costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends.

These requirements can also affect the resale prices or useful lives of our vessels or require reductions in capacity, vessel modifications or operational changes or restrictions. Failure to comply with these requirements could lead to decreased availability of or more costly insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and claims for impairment of the environment, personal injury and property damages in the event that there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations. Violations of, or liabilities under, environmental regulations can result in substantial penalties, fines and other sanctions, including, in certain instances, seizure or detention of our vessels. Events of this nature would have a material adverse effect on our business, financial condition and results of operations.

The operation of our vessels is affected by the requirements set forth in the International Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code. The ISM Code requires the party with operational control of the vessel to develop, implement and maintain an extensive “Safety Management System” that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and protection of the environment and describing procedures for dealing with emergencies. Further details in relation to the ISM Code are set out below in the section headed “Environmental and Other Regulations”. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, and, if the implementing legislation so provides, to criminal sanctions, may invalidate or result in the loss of existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. In addition, if we fail to maintain ISM Code certification for our vessels, we may also breach covenants in certain of our credit and loan facilities that require that our vessels be ISM-Code certified. If we breach such covenants due to failure to maintain ISM Code certification and are unable to remedy the relevant breach, our lenders could accelerate our indebtedness and foreclose on the vessels in our fleet securing those credit and loan facilities. As of the date of our last annual report on Form 20-F, each of our vessels was ISM Code-certified.

On December 31, 2018, EU-flagged vessels became subject to Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling (the “EU Ship Recycling Regulation” or “ESRR”) and exempt from the Regulation (EC) No. 1013/2006 of the European Parliament and of the Council of 14 June 2006 on shipments of waste (the “European Waste Shipment Regulation” or “EWSR”), which had previously governed their disposal and recycling. The EWSR continues to be applicable to Non-European Union Member State-flagged (“non-EU-flagged”) vessels.

In addition, the EWSR requires that non-EU-flagged ships departing from European Union ports be recycled only in Organisation for Economic Cooperation and Development (OECD) member countries. In March 2018, the Rotterdam District Court ruled that the sale of four recyclable vessels by third-party Dutch ship owner Seatrade to cash buyers, who then reflagged and resold the vessels to non-OECD country recycling yards, were effectively indirect sales to non-OECD country yards, in violation of the EWSR. If European Union Member State courts widely adopt this analysis, it may negatively impact revenue from the residual values of our vessels and we may be subject to a heightened risk of non-compliance, due diligence obligations and costs in instances where we sell older ships to cash buyers.

Climate change and greenhouse gas restrictions may be imposed.

Due to concern over the risk of climate change, a number of countries and the International Maritime Organization, or IMO, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. For instance, the International Maritime Organization imposed a global 0.5% sulphur cap on marine fuels which came into force on January 1, 2020. Our vessels do not have scrubbers—air filters that remove sulphur, once burned, from the exhaust emitted by lower-cost, high-sulphur fuel, which thereby allow ships to burn lower-cost, high-sulphur fuel despite the IMO’s cap on sulphur in marine fuels—and now require pricier low-sulphur fuel, which may reduce the amount charterers are willing to pay to charter our vessels. In addition, charterers may focus on how environmentally friendly our vessels are, generally, and our rates may be adjusted downwards accordingly.

We discuss this further in our annual report, which we incorporate herein by reference. See “Business Overview—Environmental and Other Regulations—Regulations to Prevent Pollution from Ships”.

In addition, although the emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which required adopting countries to implement national programs to reduce emissions of certain gases, a new treaty may be adopted in the future that includes restrictions on shipping emissions. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Sulphur regulations to reduce air pollution from ships may require retrofitting of vessels and may cause us to incur significant costs.

January 1, 2020 was the implementation date for vessels to comply with the IMO’s low sulphur fuel oil requirement, which cuts sulphur levels from 3.5% to 0.5%. The interpretation of “fuel oil used on board” includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulphur fuels on board, which costs more than higher sulphur fuel; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position. We are using 0.5% sulphur fuels on board. It is unclear how the new emissions standard will affect the employment of our vessels, given that the cost of fuel is borne by our charterers when our vessels are on time charter employment. In particular, it is not known what the price differential between high sulphur content fuel and the more expensive low sulphur fuel will be or if low sulphur fuel will be available in the quantities needed at the areas where the vessels are trading. Over time, however, it is possible that ships without scrubbers or ships not retrofitted to comply with the new emissions standard may become less competitive (compared with ships equipped with exhaust gas scrubbers that can utilize less expensive high sulphur fuel), may have difficulty finding employment, may command lower charter hire and/or may need to be scrapped.

Capital expenditures and other costs necessary to operate and maintain our vessels may increase.

Changes in safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. In order to satisfy these requirements, we may, from time to time, be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate some or all of our vessels profitably during the remainder of their economic lives.

Our revenues are subject to seasonal fluctuations.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedules and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending June 30 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending December 31 and March 31. This seasonality should not affect our operating results if our vessels are employed on period time charters, but because our vessels are employed in the spot market or on index-linked charters, seasonality may materially affect our operating results and our ability to pay dividends, if any, in the future. We may also decide that it makes economic sense to lay up one or more vessels. While our vessels are laid up, we will pay lay-up costs, but those vessels will not be able to earn any hire.

Environmental, social and governance matters may impact our business and reputation.

In addition to the importance of their financial performance, companies are increasingly being judged by their performance on a variety of environmental, social and governance matters, or ESG, which are considered to contribute to the long-term sustainability of companies’ performance.

A variety of organizations measure the performance of companies on such ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company’s board of directors in supervising various sustainability issues.

In light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. Any failure or perceived failure by us in this regard could have a material adverse effect on our reputation and on our business, stock price, financial condition, or results of operations, including the sustainability of our business over time.

 Regulations relating to ballast water discharge may adversely affect our revenues and profitability.

The IMO has imposed updated guidelines for ballast water management systems specifying the maximum amount of viable organisms allowed to be discharged from a vessel’s ballast water. Depending on the date of the IOPP renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017. Vessels are required to meet the discharge standard D-2 by installing an approved Ballast Water Management System (or BWMS). Pursuant to the BWM Convention amendments that entered into force in October 2019, BWMSs installed on or after October 28, 2020 shall be approved in accordance with BWMS Code, while BWMSs installed before October 23, 2020 must be approved taking into account guidelines developed by the IMO or the BWMS Code. Ships sailing in U.S. waters are required to employ a type-approved BWMS which is compliant with USCG regulations. The USCG has approved a number of BWMS. According to the IMO, vessels are required to implement a Ballast Water and Sediments Management Plan, carry a Ballast Water Record Book and an International Ballast Water Management Certificate. Currently none of our vessels are obliged to fit BWTS before 2022 or the renewal of the IOPP certificate and we have made no arrangements for the installation of ballast water treatment systems in any of our vessels, prior to the respective compliance deadlines. The costs of compliance may be substantial and affect our profitability.

Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit, or VGP, program and U.S. National Invasive Species Act, or NISA, are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act, or VIDA, which was signed into law on December 4, 2018, requires that the U.S. Coast Guard develop implementation, compliance, and enforcement regulations regarding ballast water within two years. The new regulations could require the installation of new equipment, which may cause us to incur substantial costs. VIDA requires the EPA to develop performance standards for incidental discharges, and requires the Coast Guard to develop regulations within two years of the EPA’s promulgation of standards. Under VIDA, all provisions of the Vessel General Permit remain in force and effect as currently written until the Coast Guard regulations are published.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security, such as the Marine Transportation Security Act of 2002. These security procedures can result in delays in the loading, discharging or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, vessels. Future changes to the existing security procedures may be implemented that could affect the dry bulk sector. These changes have the potential to impose additional financial and legal obligations on vessels and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative impact on our business, revenues and customer relations.

If any of our vessels fails to maintain its class certification or fails any annual survey, intermediate survey, or special survey, or if any scheduled class survey takes longer or is more expensive than anticipated, this could have a material adverse impact on our financial condition and results of operations.

The hull and machinery of every commercial vessel must be certified by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the SOLAS.

A vessel must undergo annual, intermediate and special surveys. The vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. At the beginning, in between and in the end of this cycle, every vessel is required to undergo inspection of her underwater parts that usually includes dry-docking. These surveys and dry-dockings can be costly and can result in delays in returning a vessel to operation.

If any vessel does not maintain its class, the vessel will not be allowed to carry cargo between ports and cannot be employed or insured. Any such inability to carry cargo or be employed, or any related violation of our loan covenants, could have a material adverse impact on our financial condition and results of operations.

Our insurance may not be adequate to cover our losses that may result from our operations.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, war risk insurance, protection and indemnity insurance, which includes pollution risks, crew insurance and war risk insurance. However, we may not be adequately insured to cover losses from our operational risks, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with applicable maritime regulatory organizations. Any significant uninsured or underinsured loss or liability could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends. It may also result in protracted legal litigation. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions. We maintain, for each of our vessels, pollution liability coverage insurance for $1.0 billion per event. If damages from a catastrophic spill exceed our insurance coverage, it would have a materially adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our shareholders.

Moreover, insurers have over the last few years increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally.

We may also be retrospectively subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us.

In addition, we do not currently carry and may not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to pay dividends.

Our vessels are exposed to risks.

The operation of any vessel includes risks such as weather conditions, mechanical failure, collision, fire, contact with floating objects, cargo or property loss or damage and business interruption due to political circumstances in countries, piracy, terrorist attacks, armed hostilities and labor strikes. Such occurrences could result in death or injury to persons, loss, damage or destruction of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates and damage to our reputation and customer relationships generally.

In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, the Gulf of Aden and parts of the Indian Ocean and West Africa. Continuing conflicts and recent developments in the Middle East and North Africa, including Egypt, Syria, Iran, Iraq and Libya, and the presence of United States and other armed forces in the Middle East and Asia could produce armed conflict or be the target of terrorist attacks, and lead to civil disturbance and uncertainty in financial markets. If these attacks and other disruptions result in areas where our vessels are deployed being characterized by insurers as “war risk” zones or Joint War Committee “war, strikes, terrorism and related perils” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult or impossible to obtain. In addition, there is always the possibility of a marine disaster, including oil spills and other environmental damage. Although our vessels carry a relatively small amount of oil used for fuel (“bunkers”), a spill of oil from one of our vessels or losses as a result of fire or explosion could be catastrophic under certain circumstances.

Dry bulk vessels are particularly vulnerable to acts of piracy. Crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, could increase following acts of piracy against our vessels. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charterparty. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels could have a material adverse impact on our business, financial condition and results of operations.

We may not be adequately insured against all risks, and our insurers may not pay particular claims. With respect to war risks insurance, which we usually obtain for certain of our vessels making port calls in designated war zone areas, such insurance may not be obtained prior to one of our vessels entering into an actual war zone, which could result in that vessel not being insured. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Loan agreements generally include restrictions on the use of any proceeds received from claims under insurance policies. Furthermore, in the future, we may not be able to maintain or obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which may increase our costs in the event of a claim or decrease any recovery in the event of a loss. If the damages from a catastrophic oil spill or other marine disaster exceeded our insurance coverage, the payment of those damages could have a material adverse effect on our business and could possibly result in our insolvency.

In general, we do not carry loss of hire insurance. Occasionally, we may decide to carry loss of hire insurance when our vessels are trading in areas where a history of piracy has been reported. Loss of hire insurance covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking or unscheduled repairs due to damage to the vessel. Accordingly, any loss of a vessel or any extended period of vessel off- hire, due to an accident or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

We may also decide that it makes economic sense to lay up one or more vessels. While our vessels are laid up, we will pay lay-up costs, but those vessels will not be able to earn any hire.

We may be subject to funding calls by our protection and indemnity clubs, and our clubs may not have enough resources to cover claims made against them.

We are indemnified for legal liabilities incurred while operating our vessels through membership of protection and indemnity, or P&I, associations, otherwise known as P&I clubs. P&I clubs are mutual insurance clubs whose members must contribute to cover losses sustained by other club members. The objective of a P&I club is to provide mutual insurance based on the aggregate tonnage of a member’s vessels entered into the club. Claims are paid through the aggregate premiums of all members of the club, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the club. Claims submitted to the club may include those incurred by members of the club, as well as claims submitted by other P&I clubs with which our club has entered into interclub agreements. We cannot assure you that the P&I club to which we belong will remain viable or that we will not become subject to additional funding calls, which could adversely affect us.

Rising fuel prices may adversely affect our profits.

Fuel is a significant expense if vessels are under voyage charter or if consumed during ballast days. Moreover, the cost of fuel will affect the profit we can earn on the spot market. Upon redelivery of vessels at the end of a time charter, we may be obliged to repurchase the fuel on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the time charter period. As a result, an increase in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical events, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

A global 0.5% sulphur cap on marine fuels came into force on January 1, 2020. Because we do not have scrubbers on our vessels, our vessels require pricier low-sulphur fuel, which may reduce the amount charterers are willing to pay to charter our vessels. This could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends.

Increases in crew costs may adversely affect our profits.

Crew costs are a significant expense for us under our charters. There is a limited supply of well-qualified crew. We generally bear crewing costs under our charters. Increases in crew costs may adversely affect our profitability.

The operation of dry bulk vessels has certain unique operational risks.

The operation of dry bulk vessels has certain unique risks. With a dry bulk vessel, the cargo itself and its interaction with the vessel can be a risk factor. By their nature, dry bulk cargoes are often heavy, dense, easily shifted and react badly to water exposure. In addition, dry bulk vessels are often subjected to battering during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Hull breaches in dry bulk vessels may lead to the flooding of the vessels holds. If a dry bulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Maritime claimants could arrest our vessels.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel, or other assets of the relevant vessel-owning company, for unsatisfied debts, claims or damages even if we are not at fault, for example, if we pay a supplier for bunkers who subcontracts the supply and does not pay such subcontractor. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels, could cause us to default on a charter, breach covenants or default under the EnTrust Loan Facility, interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. For further information, please see “Operating and Financial Review and Prospects – Liquidity and Capital Resources—Indebtedness” included in our annual report on Form 20-F, which is incorporated by reference into this prospectus.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency, although governments may elect to requisition vessels in other circumstances. Even if we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and ability to pay dividends.

Compliance with safety and other vessel requirements imposed by classification societies may be costly.

The hull and machinery of every commercial vessel must be certified as safe and seaworthy in accordance with applicable rules and regulations, and accordingly vessels must undergo regular surveys. All of the vessels that we operate or manage are classed by one of the major classification societies, including Nippon Kaiji Kyokai (Class NK), DNV GL and Bureau Veritas. Vessels must undergo annual surveys, immediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two to three years for inspection of its underwater parts. If any vessel does not maintain its class and/or fails any annual, intermediate or special survey, certain covenants in the EnTrust Loan Facility may be triggered, including as a result of the vessel being unable to trade between ports and being unemployable. Such an occurrence could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends. For further information, please see “Operating and Financial Review and Prospects – Liquidity and Capital Resources—Indebtedness” included in our annual report on Form 20-F, which is incorporated by reference into this prospectus.

A further economic slowdown or changes in the economic, regulatory and political environment in the Asia Pacific region could reduce dry bulk trade demand.

A significant number of the port calls made by our vessels involve the transportation of dry bulk products to ports in the Asia Pacific region. As a result, continued economic slowdown in the region or changes in the regulatory environment, and particularly in China or Japan, could have an adverse effect on our business, results of operations, cash flows and financial condition. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies as measured by gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP continues to remain lower than originally anticipated. In addition, China previously imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future.

Many of the economic and political reforms adopted by the Chinese government are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform, the level of imports of exports of dry bulk products to and from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or restrictions on importing commodities into the country. Notwithstanding economic reform, the Chinese government may adopt policies that favor domestic shipping companies and may hinder our ability to compete with them effectively. Moreover, a significant or protracted slowdown in the economies of the United States, the European Union or various Asian countries or changes in the regulatory environment may adversely affect economic growth in China and elsewhere. Our business, results of operations, cash flows and financial condition could be materially and adversely affected by an economic downturn or changes in the regulatory environment in any of these countries.

We conduct a substantial amount of business in China.

The Chinese legal system is based on written statutes and their legal interpretation by the Standing Committee of the National People’s Congress. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, there is a general lack of internal guidelines or authoritative interpretive guidance and because of the limited number of published cases and their non-binding nature interpretation and enforcement of these laws and regulations involve uncertainties. We conduct a substantial portion of our business in China or with Chinese counter parties. For example, we enter into charters with Chinese customers, which charters may be subject to new regulations in China. We may, therefore, be required to incur new or additional compliance or other administrative costs, and pay new taxes or other fees to the Chinese government. Changes in laws and regulations, including with regards to tax matters, and their implementation by local authorities could affect our vessels that are either chartered to Chinese customers or that call to Chinese ports and could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

The Chinese economy differs from the economies of western countries in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, bank regulation, currency and monetary policy, rate of inflation and balance of payments position. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform, although it still acts with greater control than a truly free-market economy. Many of the Chinese government’s reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. The level of imports to and exports from China could be adversely affected by the failure to continue market reforms or changes to existing pro-export economic policies. The level of imports to and exports from China may also be adversely affected by changes in political, economic and social conditions (including a slowing of economic growth), the coronavirus, or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, internal political instability, changes in currency policies, changes in trade policies and territorial or trade disputes. A decrease in the level of imports to and exports from China could adversely affect our business, operating results and financial condition.

Risks Relating to the Company

At March 31, 2020, our current liabilities exceeded our current assets and we do not believe that we will be able to generate sufficient cash during the next 12-month period to be in compliance with the minimum liquidity requirements contained in our loan and credit arrangements or to cover scheduled debt repayments due during this period.

As of March 31, 2020, our working capital, measured as our current assets, minus our current liabilities, including the current portion of long-term debt, amounted to a working capital deficit of $41.5 million. As of March 31, 2020, the Company was not in compliance with all of the covenants included in the loan agreement with EnTrust. But on May 5, 2020, the Company obtained waivers and relaxations of the breached covenants for the period commencing on March 31, 2020, and ending September 30, 2020. Our total assets exceeded our total liabilities as of March 31, 2020.

Based on our cash flow projections for the twelve-month period ending following the issuance of these consolidated financial statements, cash on hand and cash generated from operating activities will not be sufficient for us to be in compliance with the minimum liquidity requirement contained in certain of our loan and credit facilities or to cover scheduled debt payments due in this period. All of our vessels are pledged as collateral to the banks, and therefore if we were to sell one or more vessels, the net proceeds of such sale would be used first to repay the outstanding debt to which the vessel is collateralized, and the remainder, if any, would be for our use, subject to the terms of our remaining loan and credit arrangements. We acknowledge that uncertainty remains over our ability to meet our liabilities as they fall due. If for any reason we are unable to continue as a going concern, our investors may lose all or a portion of their investment, and we may be unable to pay all of our outstanding debts and other obligations.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to fulfill our shipping activities, and achieving a level of revenues adequate to support our operating expenses. Our inability to generate net revenues has raised substantial doubts about our ability to continue as a going concern. All of our vessels are pledged as collateral for the benefit of our lenders, and therefore if we were to sell one or more vessels, the net proceeds of such sale would be used first to repay the outstanding debt to which the vessel is collateralized, and the remainder, if any, would be for our use, subject to the terms of our remaining loan and credit arrangements. The doubts raised relating to our ability to continue as a going concern may make our securities an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

The period of time that we will be able to continue to operate as a going concern will depend on our ability to restructure our loan and credit arrangements and to finance our operations through the sale of equity, potential sale of assets, incurring debt, or other financing alternatives. If for any reason we are unable to continue as a going concern, our investors may lose all or a portion of their investment, and we may be unable to pay all of our outstanding debts and other obligations.

The holder of our Convertible Note has meaningful consent rights over our business and operations.

We entered into a securities purchase agreement on March 13, 2019 and issued a Convertible Note for gross proceeds of approximately $5 million, and entered into a related registration rights agreement. These agreements include a number of covenants relating to the operation of our business including cross-default provisions, rights of first offer, and rights triggered by fundamental transactions or a change in control. If we do not comply with these agreements or if the waiver we have obtained from the noteholder for any such breaches expires, these breaches could be or become an event of default under these agreements, some of which permit the noteholder to require us to repurchase the note at a price equal to (except as noted in the immediately following risk factors) 120% of the outstanding principal and interest pursuant to the note.

For instance, within the securities purchase agreement, we granted the holder of the Convertible Note the right to be noticed of, and to acquire up to 50% of the securities issued in, the offering being registered in this prospectus. If the Convertible Note holder does not exercise its participation right within five business days of being noticed of the terms of the offer, we then have 10 business days to consummate the transaction on terms no more favorable than what was offered to it, and if we fail to close a transaction within such period, we must notice it again and offer another opportunity to participate. We also agreed not to issue more than one offer notice to the Convertible Note holder within 60 days, unless the terms have changed within five business days of our giving notice to the Convertible Note holder. The Convertible Note holder waived its participation right for offerings that close before August 31, 2020, but if this offering does not close before August 31, 2020 we would need to seek the consent or waiver of the holder of the Convertible Note to close the offering, or permit the holder to participate in the offering. These procedural hurdles and the participation right, if not further waived by the Convertible Note holder as and if required, could make it more difficult for us to price and close this offering on agreeable terms.

Our Convertible Note may be subject to redemption under circumstances out of our control and such an occurrence could trigger cross-default provisions under our other loan agreements.

Under the terms of the Convertible Note and subject to the waivers described in the next paragraph, the Convertible Note may be redeemed or become immediately due upon an Event of Default (as defined within the Convertible Note), a Change of Control (as defined within the Convertible Note), or a ten trading day period in which our common shares trade below the Floor Price then in effect (which is currently $1.00), in some cases at a premium to the principal and interest outstanding under the Convertible Note. Some of the events giving rise to these rights are out of the Company’s immediate control (such as our stock price being below the floor price, which has already occurred), and the occurrence of such events could trigger cross-default provisions under our other loan agreements. If we are unable to come up with the cash when due, we may be unable to pay the redemption price, which could negatively affect our results, profitability and stock price.

On May 8, 2020, the holder of our Convertible Note waived (the “May 8, 2020 Waiver”) its right to participate in (a) public offerings which close before August 31, 2020, and (b) issuances of shares and other securities (including common shares, Class B common shares, and new or existing series of preferred shares, such as our Series B preferred shares) to directors, officers, their respective affiliates, and to affiliates of the Company. The holder of our Convertible Note also consented to the amendment and restatement of the Firment Shipping Credit Facility and waived (a) without the Company having admitted fault, certain potential prior technical breaches of the Convertible Note; (b) the holder’s right to require the redemption of the Convertible Note upon a change of control (as such term is used within the Convertible Note), but only if such change of control results from certain underwritten offering or issuances of our securities to directors, officers, their respective affiliates, and to affiliates of the Company; (c) temporarily reduced, until August 31, 2020, the amount the noteholder will receive upon a redemption of the Convertible Note at the Company’s option, such that the Convertible Note can be redeemed at the Company’s option by paying the greater of (i) the aggregate amounts then outstanding pursuant to the Convertible Note (rather than 120% of such amounts) and (ii) the product of (x) the number of shares issuable upon a conversion of the Convertible Note (with respect to the amount being redeemed at the time) multiplied by (y) the greatest closing sale price of the Company’s common shares on any trading day between the date immediately preceding the first such redemption at the Company’s option and the trading day immediately prior to the final Company payment under the Convertible Note. All of the foregoing is subject to the Company’s redemption of all or part of the Convertible Note in cash with an amount equal to the lesser of (a) the aggregate amounts then outstanding pursuant to the Convertible Note and (b) 25% of the net proceeds of any public offering of its securities that closes before August 31, 2020.

Restrictive covenants in the EnTrust Loan Facility may impose financial and other restrictions on us, including cross-default provisions, and we cannot assure you that we will be able to borrow funds from future debt arrangements.

The EnTrust Loan Facility imposes operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

➢	create or permit liens on our assets;

➢	engage in mergers or consolidations, or sales of certain of our assets;

➢	change the flag or classification society of our vessels;

➢	pay dividends; and

➢	change the management of our vessels.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, the EnTrust Loan Facility will, and future credit arrangements will likely, require us to maintain specified financial ratios and satisfy financial covenants during the remaining terms of such agreements, some of which are based upon the market value of our fleet. If the market value of our fleet declines sharply, we may not be in compliance with certain provisions of future facilities, and we may not be able to refinance our debt or obtain additional financing. The amount of liquidity that we have will be based on how much income we earn on our vessels, which is sensitive, among other things, to changes in the dry bulk charter market. The current low charter rates in the dry bulk market, along with the oversupply of dry bulk carriers and the prevailing difficulty in obtaining financing for vessel purchases, have adversely affected dry bulk vessel rates and values, including the vessels in our fleet. As a result, we may not meet certain minimum financial ratios which are included in our loan arrangement.

For a more detailed discussion on our loan covenants, including breaches of them and relaxations and/or waivers we obtained, see “Operating and Financial Review and Prospects – Liquidity and Capital Resources—Indebtedness” included in our annual report on Form 20-F, which is incorporated by reference into this prospectus.

Certain of our loan agreements include covenants regarding the continued service of our officers and directors or minimum equity interest held by our chairman, Mr. Feidakis and any breach of these covenants could trigger cross-default provisions in our other loan agreements.

The Firment Shipping Credit Facility includes covenants regarding the continued service of our officers and directors, including the continued service of Mr. Athanasios Feidakis as Chief Executive Officer, which covenants would be breached if certain of our officers or directors resigned, died, were not reelected, or otherwise could not continue to serve the Company in such capacity. If one of those events occurred and unless otherwise approved by the lender, the lender under this loan agreement could declare an event of default. Additionally, the acquisition of control of the Company by any person or group of persons acting in concert constitutes an event of default under the EnTrust Loan Facility, and a reduction in the equity interest held by Firment Shipping Inc. below 40% of the voting securities or economic interest in the Company, other than due to actions taken by Firment Shipping Inc. (such as sale of shares by such major shareholder), constitutes an event of default under the Firment Shipping Credit Facility unless otherwise approved by the lender. We received a waiver from Firment Shipping Inc. to issue the Convertible Note, as well as to issue the securities offered by this prospectus.

The EnTrust Loan Facility contains a cross-default provision that may be triggered by a default under any financial indebtedness we may incur in an amount greater than $1,000,000. A cross-default provision means that a default on one loan could result in a default on all of our other loans. Because of the presence of this cross-default provision in such loan facility, the refusal of any one lender to grant or extend a relaxation or waiver could result in most of our indebtedness being accelerated even if our other lenders have relaxed or waived covenant defaults under their respective loan arrangements. Our Convertible Note also contains a cross-default provision that is triggered upon a material default or an event of default under the existing agreements which would or is likely to have a material adverse effect on the Company or any of its subsidiaries, individually or in the aggregate. If our indebtedness is accelerated, it will be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, and our ability to conduct our business would be severely impaired.

We may be unable to attract and retain key management personnel and other employees in the shipping industry.

Our success depends to a significant extent upon the abilities and efforts of our management team, and in particular on the experience, abilities, business relationships and efforts of our president, chief executive officer, and chief financial officer, Athanasios Feidakis, who is our sole executive officer and is also a director. Our success will depend upon our ability to hire and retain key members of our management team and to hire new members as may be necessary. The loss of Athanasios Feidakis as our executive officer could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not intend to maintain “key man” life insurance for any of our management.

We cannot assure you that we will be able to refinance our existing indebtedness or obtain additional financing.

We may finance future fleet expansion with additional secured indebtedness. While we may refinance amounts drawn under the EnTrust Loan Facility or secure new debt facilities with the net proceeds of future debt and equity offerings, we cannot assure you that we will be able to do so at an interest rate or on terms that are acceptable to us or at all. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, including the actual or perceived credit quality of our charterers and the market value of our fleet, as well as by adverse market conditions resulting from, among other things, general economic conditions, weakness in the financial markets and contingencies and uncertainties that are beyond our control. Significant contraction, de-leveraging and reduced liquidity in credit markets worldwide is reducing the availability and increasing the cost of credit.

If we are not able to refinance the EnTrust Loan Facility or obtain new debt financing on terms acceptable to us, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. In addition, debt service payments under the EnTrust Loan Facility or alternative financing may limit funds otherwise available for working capital, capital expenditures, the payment of dividends and other purposes. Our inability to obtain additional or replacement financing at anticipated costs or at all may materially affect our results of operation, our ability to implement our business strategy, our payment of dividends and our ability to continue as a going concern.

We have depended on an entity affiliated with our principal shareholder for financing.

We have relied on Firment Shipping Inc., or “Firment” an entity affiliated with Georgios Feidakis, our Chairman of the Board, for funding for general corporate purposes during the last few years. Firment is our largest holder of common shares. Our reliance upon Firment has included convertible loan facilities, warrants, and share issuances, as further described in “Certain Relationships and Related Part Transactions” and in our Annual Report on Form 20-F for the year ended December 31, 2019 which is incorporated by reference herein. As of March 31, 2020, we were indebted to Firment pursuant to the loan facilities in the amount of $0.9 million inclusive of interest. We cannot assure you that in the future we will be able to rely on Firment Shipping Inc. for financing on similar terms or at all. Any inability to secure financing in the future from Firment Shipping Inc. could negatively affect our liquidity position and ability to fund our ongoing operations.

Due to our limited fleet diversification, adverse developments in the maritime dry bulk shipping industry would adversely affect our business, financial condition, and operating results.

We depend primarily on the transportation of dry bulk commodities. Our relative lack of diversification could make us vulnerable to adverse developments in the maritime dry bulk shipping industry, which would have a significantly greater impact on our business, financial condition and operating results than it would if we maintained more diverse assets or lines of business.

Newbuilding projects are subject to risks that could cause delays.

We may enter into newbuilding contracts in connection with our vessel acquisition strategy. Newbuilding construction projects are subject to risks of delay inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. A shipyard’s failure to deliver a vessel on time may result in the delay of revenue from the vessel. Any such failure or delay could have a material adverse effect on our operating results.

Our vessels may suffer damage, and we may face unexpected repair costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a shipyard facility. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of any dividends in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.

We may be unable to successfully employ our vessels on long-term time charters or take advantage of favorable opportunities involving short-term or spot market charter rates.

Our strategy involves employing our vessels primarily on time charters generally with durations between three months and five years. As of June 1, 2020, all of our vessels were on hire. Although time charters with durations of one to five years may provide relatively steady streams of revenue, if our vessels were committed to such charters they may not be available for re-chartering or for spot market voyages when such employment would allow us to realize the benefits of comparably more favorable charter rates. In addition, in the future, we may not be able to enter into new time charters on favorable terms. The dry bulk market is volatile, and in the past charter rates have declined below operating costs of vessels and such is currently the case. If we are required to enter into a charter when charter rates are low, employ our vessels on the spot market during periods when charter rates have fallen or we are unable to take advantage of short-term opportunities on the spot or charter market, our earnings and profitability could be adversely affected. We cannot assure you that future charter rates will enable us to cover our costs, operate our vessels profitably or to pay dividends, or all of them.

We may also decide that it makes economic sense to lay up one or more vessels. While our vessels are laid up, we will pay lay-up costs, but those vessels will not be able to earn any hire.

As we expand our business, we may have difficulty improving our operating and financial systems and recruiting suitable employees and crew for our vessels.

Our current operating and financial systems may not be adequate if we expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, as we seek to expand our internal technical management capabilities and our fleet, we or our crewing agents may need to recruit suitable additional seafarers and shore based administrative and management personnel. We cannot guarantee that we or our crewing agents will be able to hire suitable employees or a sufficient number of employees if and as we expand our fleet. If we or our crewing agent encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to develop and maintain effective financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced or eliminated.

Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our time and spot charters. Increases in crew costs may adversely affect our profitability, results of operations, cash flows, financial condition and ability to pay dividends.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call at ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent that our vessels are found with contraband, whether inside or attached to the hull of our vessel, and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims that could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews (totaling 113 as of March 31, 2020). Seafarers manning the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. Any labor interruptions or employment disagreements with our crew members could disrupt our operations and could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. We cannot assure you that collective bargaining agreements will prevent labor interruptions.

Our charterers may renegotiate or default on their charters.

Our charters provide the charterer the right to terminate the charter on the occurrence of stated events or the existence of specified conditions. In addition, the ability and willingness of each of our charterers to perform its obligations under its charter with us will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the dry bulk shipping industry and the overall financial condition of the counterparties. The costs and delays associated with the default of a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends.

In the recent depressed dry bulk market conditions, there have been numerous reports of charterers renegotiating their charters or defaulting on their obligations under their charters. If a current or future charterer defaults on a charter, we will seek the remedies available to us, which may include arbitration or litigation to enforce the contract, although such efforts may not be successful and for short term charters may cost more to enforce than the potential recovery. We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to the terms of our current charters or at all. If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, this may adversely affect our business, results of operations, cash flows, financial condition and ability to pay dividends.

The aging of our fleet may result in increased operating costs in the future.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of March 31, 2020 and 2019, the weighted average age of the vessels in our fleet was 12.1 and 11.1 years, respectively. Our oldest vessel was built in 2005, and our youngest vessel was built in 2010. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates, paid by charterers, increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, further market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. We may also decide that it makes economic sense to lay up one or more vessels. While our vessels are laid up, we will pay lay-up costs, but those vessels will not be able to earn any hire.

We may have difficulty managing our planned growth properly.

Any future acquisitions of additional vessels will impose additional responsibilities on our management and staff and may require us to increase the number of our personnel. In the event of a future acquisition of additional vessels, we will also have to increase our customer base to provide continued employment for the new vessels.

We intend to continue to stabilize and then to try to grow our business through disciplined acquisitions of vessels that meet our selection criteria and newly built vessels if we can negotiate attractive purchase prices. Our future growth will primarily depend on:

➢	locating and acquiring suitable vessels;

➢	identifying and consummating acquisitions;

➢	enhancing our customer base;

➢	managing our expansion; and

➢	obtaining required financing on acceptable terms.

A delay in the delivery to us of any such vessel, or the failure of the shipyard to deliver a vessel at all, could cause us to breach our obligations under a related charter and could adversely affect our earnings. In addition, the delivery of any of these vessels with substantial defects could have similar consequences. A shipyard could fail to deliver a new-building on time or at all because of:

➢	work stoppages or other hostilities or political or economic disturbances that disrupt the operations of the shipyard;

➢	quality or engineering problems;

➢	bankruptcy or other financial crisis of the shipyard;

➢	a backlog of orders at the shipyard;

➢	weather interference or catastrophic events, such as major earthquakes or fires;

➢	our requests for changes to the original vessel specifications or disputes with the shipyard;

➢	shortages of or delays in the receipt of necessary construction materials, such as steel; or

➢	shortages of or delays in the receipt of necessary equipment, such as main engines, electricity generators and propellers.

In addition, if we enter a newbuilding or secondhand contract in the future, we may seek to terminate the contract due to market conditions, financing limitations or other reasons. The outcome of contract termination negotiations may require us to forego deposits on construction or purchase and pay additional cancellation fees. In addition, where we have already arranged a future charter with respect to the terminated new-building contract, we would need to provide an acceptable substitute vessel to the charterer to avoid breaching our charter agreement.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions or enter into new-building contracts at favorable prices. During periods when charter rates are low, such as the current market, we may be unable to fund the acquisition of new-buildings, whether through lending or cash on hand. For these reasons, we may be unable to execute our growth plans or avoid significant expenses and losses in connection with our future growth efforts.

Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

To the extent we scrap or sell vessels, we may decide to terminate the employment of some of our staff.

Legislative or regulatory changes in Greece may adversely affect our results from operations.

Globus Shipmanagement Corp., our ship management subsidiary, who we refer to as our Manager, is regulated under Greek Law 89/67, and conducts its operations and those on our behalf primarily in Greece. Greece has been implementing new legislative measures to address financial difficulties, several of which as a response from oversight by the International Monetary Fund and by European regulatory bodies such as the European Central Bank. Such legislative actions may impose new regulations on our operations in Greece that will require us to incur new or additional compliance or other administrative costs and may require that our Manager or we pay to the Greek government new taxes or other fees. Any such taxes, fees or costs we incur could be in amounts that are significantly greater than those in the past and could adversely affect our results from operations.

For example, in 2013, tax law 4110/2013 amended the long-standing provisions of art. 26 of law 27/1975 by imposing a fixed annual tonnage tax on vessels flying a foreign (i.e., non-Greek) flag which are managed by a Law 89 company, establishing an identical tonnage tax regime as the one already in force for vessels flying the Greek flag. This tax varies depending on the size of the vessel, calculated in gross registered tonnage, as well as on the age of each vessel. Payment of this tonnage tax completely satisfies all income tax obligations of both the shipowning company and of all its shareholders up to the ultimate beneficial owners. Any tax payable to the state of the flag of each vessel as a result of its registration with a foreign flag registry (including the Marshall Islands) is subtracted from the amount of tonnage tax due to the Greek tax authorities.

The tax residents of Greece who receive dividends from such shipowning or their holding companies are taxed at 10% on the dividends which they receive and which they import into Greece, not being liable to any other taxation for these, which include those dividends which either remain with the holding company or are paid to the individual Greek tax resident abroad.

Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

We operate throughout the world, including countries with a reputation for corruption. We are subject to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.

We rely on our information systems to conduct our business.

The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers, cyber terrorists, and garden variety computer viruses. We rely on what we believe to be industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

We expect that a limited number of financial institutions will hold our cash including financial institutions that may be located in Greece.

We expect that a limited number of financial institutions will hold all of our cash, including some institutions located in Greece. Our bank accounts are with banks in Switzerland, Germany and Greece. Of the financial institutions located in Greece, none are subsidiaries of international banks. We do not expect that these balances will be covered by insurance in the event of default by these financial institutions. The occurrence of such a default could have a material adverse effect on our business, financial condition, results of operations and cash flows, and we may lose part or all of our cash that we deposit with such banks.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization.

While we have the right to inspect previously owned vessels prior to our purchase of them, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. A secondhand vessel may have conditions or defects that we are not aware of when we buy the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydocking, which would increase cash outflows and related expenses, while reducing our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

Management may be unable to provide reports as to the effectiveness of our internal control over financial reporting or, when applicable, our independent registered public accounting firm may be unable to provide us with unqualified attestation reports as to the effectiveness of our internal control over financial reporting when required.

Under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Sarbanes-Oxley, we are required to include in each of our annual reports on Form 20-F a report containing our management’s assessment of the effectiveness of our internal control over financial reporting and we may also be required to include, in our future annual reports, a related attestation of our independent registered public accounting firm. Our Manager, Globus Shipmanagement, will provide substantially all of our financial reporting, and we will depend on the procedures it has in place. If in such annual reports on Form 20-F our management cannot provide a report as to the effectiveness of our internal control over financial reporting or, when applicable, our independent registered public accounting firm is unable to provide us with an unqualified attestation report as to the effectiveness of our internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of our consolidated financial statements, which could result in a decrease in the value of our securities.

Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel’s useful life our revenues will decline.

As of March 31, 2020 and March 31, 2019, the vessels in our current fleet had a weighted average age of 12.1 and 11.1 years, respectively. Our oldest vessel was built in 2005, and our youngest vessel was built in 2010. Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives, which we expect to be 25 years from the date of their construction. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be materially adversely affected. Any reserves set aside for vessel replacement may not be available for dividends.

We depend upon a few significant customers for a large part of our revenues.

We may derive a significant part of our revenue from a small number of customers. During the years ended December 31, 2019, 2018 and 2017, we derived substantially all of our revenues from approximately 22, 24 and 22 customers, respectively, and approximately 50%, 48% and 44%, respectively, of our revenues during those years, were derived from four customers. If one or more of our major customers defaults under a charter with us and we are not able to find a replacement charter, or if such a customer exercises certain rights to terminate the charter, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

We could lose a customer or the benefits of a time charter if, among other things:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

•	the customer terminates the charter because of our non-performance, including failure to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, serious deficiencies in the vessel, prolonged periods of off-hire or our default under the charter; or

•	the customer terminates the charter because the vessel has been subject to seizure for more than 30 days.

If we lose a key customer, we may be unable to obtain charters on comparable terms with charterers of comparable standing or we may have increased exposure to the volatile spot market, which is highly competitive and subject to significant price fluctuations. We would not receive any revenues from such a vessel while it remained unchartered, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition, insure it and service any indebtedness secured by such vessel. The loss of any of our customers, time charters or vessels or a decline in payments under our charters could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

We generate revenues from the trading of our vessels in U.S. dollars but incur a portion of our expenses in other currencies.

We generate substantially all of our revenues from the trading of our vessels in U.S. dollars, but during the years ended December 31, 2019, 2018 and 2017 we incurred approximately 27%, 29% and 28%, respectively, of our vessel operating expenses, and certain administrative expenses, in currencies other than the U.S. dollar. This difference could lead to fluctuations in net profit due to changes in the value of the U.S. dollar relative to the other currencies. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our revenues. We have not hedged our currency exposure, and, as a result, our results of operations and financial condition, denominated in U.S. dollars, and our ability to pay dividends could suffer.

Increases in interest rates may cause the market price of our shares to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general. Any such increase in interest rates or reduction in demand for our shares resulting from other relatively more attractive investment opportunities may cause the trading price of our shares to decline. If LIBOR (or its successor) increases, then our payments pursuant to certain existing loans will increase. For further information, see “Item 11. Quantitative and Qualitative Disclosures About Market Risk” included in our annual report on Form 20-F, which is incorporated by reference into this prospectus.

If volatility in the London InterBank Offered Rate, or LIBOR, occurs, or when LIBOR is replaced as the reference rate under our debt obligations, it could affect our profitability, earnings and cash flow

LIBOR may be volatile, with the spread between LIBOR and the prime lending rate widens significantly at times. These conditions are the result of disruptions in the international markets. Because the interest rates borne by some of our outstanding loan facilities fluctuate with changes in LIBOR, it would affect the amount of interest payable on those debts, which, in turn, could have an adverse effect on our profitability, earnings and cash flow.

On July 27, 2017, the UK Financial Conduct Authority announced that it would phase-out LIBOR by the end of 2021. As a result, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the basis for the interest calculation with their cost-of-funds rate. Certain of our existing financing arrangements, provide for the use of replacement rates if LIBOR is discontinued. We are in the process of evaluating the impact of LIBOR discontinuation on us. While we cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks, the interest payable on our debt could be subject to volatility and our lending costs could increase, which would have an adverse effect on our profitability, earnings and cash flow.

We are a holding company, and we will depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company and our subsidiaries, which are all directly and wholly owned by us, will conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. In addition, our subsidiaries are subject to limitations on the payment of dividends under Marshall Islands or Maltese law.

We may have to pay tax on U.S. source shipping income.

Under the U.S. Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel-owning or chartering corporation that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deductions, unless that corporation qualifies for exemption from tax under section 883 of the Code and the U.S. Treasury regulations promulgated thereunder, which we refer to as the Section 883 Exemption, or through the application of a comprehensive income tax treaty between the United States and the corporation’s country of residence. The eligibility of Globus Maritime and our subsidiaries to qualify for the Section 883 Exemption is determined each taxable year and is dependent on certain circumstances related to the ownership of our shares and on interpretations of existing U.S. Treasury regulations, each of which could change. We can therefore give no assurance that we will in fact be eligible to qualify for the Section 883 Exemption for all taxable years. In addition, changes to the Code, the U.S. Treasury regulations or the interpretation thereof by the U.S. Internal Revenue Service, or IRS, or the courts could adversely affect the ability of Globus Maritime and our subsidiaries to take advantage of the Section 883 Exemption.

If we are not entitled to the Section 883 Exemption or an exemption under a tax treaty for any taxable year in which any company in the group earns U.S. source shipping income, any company earning such U.S. source shipping income, would be subject to a 4% U.S. federal income tax on the gross amount of the U.S. source shipping income for the year (or an effective rate of 2% on shipping income attributable to the transportation of freight to or from the United States). The imposition of this taxation could have a negative effect on our business and revenues and would result in decreased earnings available for distribution to our shareholders.

For a more complete discussion, please read the section in our annual report on Form 20-F, which we incorporate by reference into this prospectus, entitled “Item 10.E. Taxation— United States Tax Considerations— United States Federal Income Taxation of the Company.”

U.S. tax authorities could treat us as a “passive foreign investment company,” which could result in adverse U.S. federal income tax consequences to U.S. shareholders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either at least 75% of its gross income for any taxable year consists of certain types of “passive income” or at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.”

U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders). In particular, U.S. shareholders who are individuals would not be eligible for the preferential tax rate on qualified dividends. Please read “Tax Considerations—United States Tax Considerations—United States Federal Income Taxation of United States Holders” in this prospectus for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Based on our current operations and anticipated future operations, we believe we should not be treated as a PFIC. In this regard, we intend to treat gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities should not constitute “passive income,” and that the assets we own and operate in connection with the production of that income do not constitute assets that produce or are held for the production of “passive income.”

There are legal uncertainties involved in this determination because there is no direct legal authority under the PFIC rules addressing our current and projected future operations. Moreover, a case decided in 2009 by the U.S. Court of Appeals for the Fifth Circuit held that, contrary to the position of the IRS in that case, and for purposes of a different set of rules under the Code, income received under a time charter of vessels should be treated as rental income rather than services income. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time chartering activities would be treated as rental income, and we would be a PFIC unless an active leasing exception applies. Although the IRS has announced that it will not follow the reasoning of this case, and that it intends to treat the income from standard industry time charters as services income, no assurance can be given that a U.S. court will not follow the aforementioned case. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences and information reporting obligations, as more fully described under “Tax Considerations—United States Tax Considerations—United States Federal Income Taxation of United States Holders” in this prospectus.

We could face penalties under European Union, United States or other economic sanctions.

Our business could be adversely impacted if we are found to have violated economic sanctions under the applicable laws of the European Union, the United States or another applicable jurisdiction against countries such as Iran, Syria, North Korea and Cuba. U.S. economic sanctions, for example, prohibit a wide scope of conduct, target numerous countries and individuals, are frequently updated or changed and have vague application in many situations.

Many economic sanctions relate to our business, including prohibitions on certain kinds of trade with countries, such as exportation or re-exportation of commodities, or prohibitions against certain transactions with designated nationals who may be operating under aliases or through non-designated companies. The imposition of Ukrainian-related economic sanctions on Russian persons, first imposed in March 2014, is an example of economic sanctions with a potentially widespread and unpredictable impact on shipping. Certain of our charterers or other parties with whom we have entered into contracts regarding our vessels may be affiliated with persons or entities that are the subject of sanctions imposed by the U.S. government, the European Union and/or other international bodies relating to the annexation of Crimea by Russia in 2014. If we determine that such sanctions require us to terminate existing contracts or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.

Additionally, the U.S. Iran Threat Reduction Act (which was signed into law in 2012) amended the Exchange Act to require issuers that file annual or quarterly reports under Section 13(a) of the Exchange Act to include disclosure in their annual and quarterly reports as to whether the issuer or its affiliates have knowingly engaged in certain activities prohibited by sanctions against Iran or transactions or dealings with certain identified persons. We are subject to this disclosure requirement.

There can be no assurance that we will be in compliance with all applicable sanctions and embargo laws and regulations in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. Even inadvertent violations of economic sanctions can result in the imposition of material fines and restrictions and could adversely affect our business, financial condition and results of operations, our reputation, and the market price of our securities.

Our vessels may call on ports subject to economic sanctions or embargoes.

From time to time on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, such as Iran, Sudan, North Korea, and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. On May 1, 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars.

On July 14, 2015, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) and the EU announced that they reached a landmark agreement with Iran titled the Joint Comprehensive Plan of Action, or the JCPOA, which was intended to restrict significantly Iran’s ability to develop and produce nuclear weapons while simultaneously easing sanctions directed at non-U.S. persons for conduct involving Iran, but taking place outside of U.S. jurisdiction and not involving U.S. persons. On January 16, 2016, the United States joined the EU and the United Nations in lifting a significant number of sanctions on Iran following an announcement by the International Atomic Energy Agency, or the IAEA, that Iran had satisfied its obligations under the JCPOA. However, in 2018, President Trump withdrew the United States from the JCPOA, resulting in the complete reimposition of U.S. sanctions. As of now, the EU and other parties to the JCPOA have not withdrawn, and the EU and United Nations sanctions that were lifted have not been reimposed.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future as such regulations and sanctions may be amended over time. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our securities may adversely affect the price at which our securities trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our securities may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

As a Marshall Islands corporation with principal executive offices in Greece, and also having subsidiaries in the Marshall Islands and other offshore jurisdictions such as Malta, our operations may be subject to economic substance requirements.

On March 12, 2019, the Council of the European Union approved and published conclusions containing a list of “non-cooperative jurisdictions” for tax purposes in which the Republic of the Marshall Islands, among others, was placed by the E.U. on its list of non-cooperative jurisdictions for tax purposes for failing to implement certain commitments previously made to the E.U. by the agreed deadline. However, it was announced by the Council of the European Union on October 10, 2019 that the Marshall Islands had been removed from the list of non-cooperative tax jurisdictions. E.U. member states have agreed upon a set of measures, which they can choose to apply against the listed countries, including increased monitoring and audits, withholding taxes, special documentation requirements and anti-abuse provisions. The European Commission has stated it will continue to support member states’ efforts to develop a more coordinated approach to sanctions for the listed countries in 2019. E.U. legislation prohibits E.U. funds from being channeled or transited through entities in non-cooperative jurisdictions.

We are a Marshall Islands corporation with principal executive offices in Greece. Our management company is also a Marshall Islands entity and one of our subsidiaries is organized in Malta. The Marshall Islands has enacted economic substance regulations with which we may be obligated to comply. Those regulations require certain entities that carry out particular activities to comply with an economic substance test whereby the entity must show that it (i) is directed and managed in the Marshall Islands in relation to that relevant activity, (ii) carries out core income-generating activity in relation to that relevant activity in the Marshall Islands (although it is being understood and acknowledged by the regulators that income-generated activities for shipping companies will generally occur in international waters) and (iii) having regard to the level of relevant activity carried out in the Marshall Islands has (a) an adequate amount of expenditures in the Marshall Islands, (b) adequate physical presence in the Marshall Islands and (c) an adequate number of qualified employees in the Marshall Islands.

If we fail to comply with our obligations under this legislation or any similar law applicable to us in any other jurisdictions, we could be subject to financial penalties and spontaneous disclosure of information to foreign tax officials, or could be struck from the register of companies, in related jurisdictions. Any of the foregoing could be disruptive to our business and could have a material adverse effect on our business, financial conditions and operating results.

We do not know: if the E.U. will add the Marshall Islands or Malta to the list of non-cooperative jurisdictions; how quickly the E.U. would react to any changes in legislation of the Marshall Islands or Malta; or how E.U. banks or other counterparties will react while we or any of our subsidiaries remain as entities organized and existing under the laws of listed countries. The effect of the E.U. list of non-cooperative jurisdictions, and any noncompliance by us with any legislation adopted by applicable countries to achieve removal from the list, including economic substance regulations, could have a material adverse effect on our business, financial conditions and operating results.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We redomiciled into the Marshall Islands and our subsidiaries are incorporated under the laws of the Marshall Islands or Malta, we have limited operations in the United States and we maintain limited assets, if any, in the United States. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. Although the Marshall Islands does not have a bankruptcy statute or general statutory mechanism for insolvency proceedings, in 2018 the Marshall Islands adopted the U.N. Commission on Internal Trade Law (UNCITRAL) model law on cross-border insolvency, which law allows the Marshall Islands to recognize foreign insolvency proceedings, and provides foreign creditors access to Marshall Islands courts, among other matters. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would accept, or be entitled to accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction. These factors may delay or prevent us from entering bankruptcy in the United States and may affect the ability of our shareholders to receive any recovery following our bankruptcy.

A cyber-attack could materially disrupt our business.

We rely on information technology systems and networks in our operations and administration of our business. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

Risks Relating to this Offering and the Ownership of our Securities

Our stock price has been volatile and no assurance can be made that it will not substantially depreciate.

Our stock price has been volatile recently. The closing price of our common shares within 2019 has ranged from a peak of $8.54 on March 11, 2019 to a low of $0.96 on December 23, 2019, representing a decrease of 89%. Our share price further declined in 2020 and hit a low of $0.30 on March 12, 2020. We can offer no comfort or assurance that our stock price will stop being volatile or not substantially depreciate.

The superior voting rights of our Series B preferred shares limits the ability of our common shareholders to control or influence corporate matters, and the interests of the holder of such shares could conflict with the interests of our other shareholders.

While our common shares have one vote per share, each of our 5,000 Series B preferred shares presently outstanding has 25,000 votes per share; however, the voting power of the Series B preferred shares is limited such that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. The Series B preferred shares, however, have no dividend rights or distribution rights, other than the right upon dissolution to receive a priority payment equal to the par value per of $0.001 per share.

As of the date of this prospectus and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, can therefore control 49.0% of the voting power of our outstanding capital stock and will have substantial control and influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, even though Goldenmare Limited owns significantly less than 50% of the Company economically.

The superior voting rights of our Series B preferred shares limit our common shareholders’ ability to influence corporate matters. The interests of the holder of the Series B preferred shares may conflict with the interests of our common shareholders, and as a result, we may take actions that our common shareholders do not view as beneficial. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We may issue additional common shares, Class B shares, preferred shares or other equity securities without your approval.

We may issue additional common shares, Class B shares, preferred shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Our issuance of additional common shares (which will occur each time the Convertible Note holder converts its note), Class B shares, or other equity securities of equal or senior rank would have the following effects:

●	our existing shareholders’ proportionate ownership interest in us will decrease;
●	the amount of cash available for dividends payable on our common shares will decrease on a pro rata basis;
●	the relative voting strength of each previously outstanding share will be diminished; and
●	the market price of our common shares may decline, and we could be forced to delist our shares from Nasdaq.

Furthermore, we may sell securities at less than the prevailing market price, and are obligated to do so pursuant to our Convertible Note under certain circumstances. Because we are a foreign private issuer, we are not bound by Nasdaq rules that require shareholder approval for certain issuances of our securities. We therefore can issue securities in such amounts and at such times as we feel appropriate, all without shareholder approval. For further information, see “Item 16G. Corporate Governance” included in our annual report on Form 20-F, which is incorporated by reference into this prospectus.

Our existing shareholders may be diluted each time our Convertible Note or amounts owed under the Firment Shipping Credit Facility are converted into common shares.

Our Convertible Note is convertible into common shares at the election of its holder at a fixed price of $4.50, or if the price of our common shares is lower than $4.50, a floating conversion price at a discount to the market price of our common shares.

Depending on our share price, the number of common shares outstanding, and the amount outstanding pursuant to the Convertible Note, a blocker provision may prohibit converting the entire Convertible Note at once, but it would not prohibit its holder from exercising a portion of the Convertible Note, selling all of the common shares issued, and then further converting the Convertible Note so as to convert the entire Convertible Note.

We have no control over whether the holder will exercise its right to convert its Convertible Note. We cannot predict the market price of our common shares at any future date, and therefore, cannot predict the applicable prices at which the Convertible Notes may be converted. For these reasons, we are unable to accurately forecast or predict with any certainty the total number of shares that may be issued under the Convertible Note. However, the number of our common shares issuable upon conversion of the Convertible Note increases when the price of our common shares decline. There is a floor price in our Convertible Note, which is currently $1.00. Although it was originally agreed that the floor price would not adjust upon share splits, share dividends, share combinations, and similar transactions, we and the holder subsequently agreed that the floor price would adjust proportionately under these circumstances. The existence and potentially dilutive impact of the Convertible Note may prevent us from obtaining additional financing in the future on acceptable terms, or at all. Our current shareholders will be diluted when we issue common shares upon conversion of the Convertible Note. Up to 2,498,981 of our common shares could be issued upon conversion of the Convertible Note, based on $2.5 million of principal and interest outstanding on the date hereof and assuming full conversion of such amount at the floor price of the Convertible Note.

In addition, our shareholders may be diluted if we issue shares to repay our Firment Shipping Credit Facility, which we are permitted to do at our option. See “Certain Relationships and Related Party Transactions—Firment Shipping Credit Facility.” included this prospectus. Up to 306,020 of our common shares could be issued to repay the Firment Shipping Credit Facility, based on approximately $900,000 of principal and interest outstanding on the date hereof and assuming full repayment of such amount at a conversion price of $2.80.

Our common shares may be delisted from Nasdaq, which could affect their market price and liquidity.

We are required to meet certain qualitative and financial tests (including a minimum bid price for our common shares of $1.00 per share, at least 500,000 publicly held shares, at least 300 public holders, a market value of publicly held securities of $1 million, net income from continuing operations of $500,000), and at least two market makers, as well as other corporate governance standards, to maintain the listing of our common shares on the Nasdaq Capital Market. It is possible that we could fail to satisfy one or more of these requirements. There can be no assurance that we will be able to maintain compliance with these listing standards in the future. We may receive notices from Nasdaq that we have failed to meet its requirements, and proceedings to delist our common shares could be commenced. In such event, Nasdaq rules permit us to appeal any delisting determination to a Nasdaq Hearings Panel. If we are unable to maintain or regain compliance in a timely manner and our common shares are delisted, it could be more difficult to buy or sell our common shares and obtain accurate quotations, and the price of our shares could suffer a material decline. Delisting may also impair our ability to raise capital. Delisting of our shares would breach a number of our credit facilities and loan arrangements, some of which contain cross default provisions. There could also be adverse tax consequences—please read “Tax Considerations – United States Tax Considerations – United States Federal Income Taxation of United States Holders – Distributions” for further information. In calendar year 2019, the closing price of our common shares ranged from a peak of $8.54 on March 11, 2019 to a low of $0.96 on December 23, 2019. Our stock price further declined in 2020 to a low of $0.30 on March 12, 2020.

On March 6, 2020, the Company received written notification from The Nasdaq Stock Market dated March 2, 2020, indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below $1.00 per share, we no longer meet the minimum bid price continued listing requirement for the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5450(a)(1). Pursuant to Nasdaq Listing Rules, the applicable grace period to regain compliance was 180 days, or until August 31, 2020, but citing extraordinary market conditions, Nasdaq filed an immediately effective rule change with the Securities and Exchange Commission which, with effect from April 16, 2020, tolled the listing process until July 1, 2020. Consequently, the Company’s compliance period has effectively been extended until November 12, 2020. The Company intends to monitor the closing bid price of our common shares between now and November 12, 2020 and is considering its options, including a potential reverse stock split, in order to regain compliance with the Nasdaq Capital Market minimum bid price requirement. The Company can cure this deficiency if the closing bid price of our common shares is $1.00 per share or higher for at least ten consecutive business days during the grace period. In the event the Company does not regain compliance within the 180-day grace period, and it meets all other listing standards and requirements it may be eligible for an additional 180-day grace period. The Company intends to cure the deficiency within the prescribed grace period. During this time, the Company’s common shares will continue to be listed and trade on the Nasdaq Capital Market.

Our business operations are not affected by the receipt of the notification.

Furthermore, on April 21, 2020, new Nasdaq rules were approved that provide for immediate initiation of delisting procedures where:

●	a company falls out of compliance with Nasdaq’s $1.00 minimum bid price standard (which occurs if a company’s shares trade below $1.00 for 30 consecutive trading days) and such company has, within the previous two years, conducted reverse stock splits with a cumulative ratio of 250:1 or more; or

●	a company is already in a cure period for failure to meet the $1.00 minimum bid price standard and such company’s shares trade below $0.10 for ten consecutive trading days.

Nasdaq has announced that they will not apply these rules retroactively to companies like us that are already in a price cure period. But if we are unable to maintain our stock price when required to under these new rules, we could be delisted.

The public market may not continue to be active and liquid enough for you to resell our common shares in the future.

The price of our common shares may be volatile and may fluctuate due to factors such as:

➢	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

➢	mergers and strategic alliances in the dry bulk shipping industry;

➢	market conditions in the dry bulk shipping industry;

➢	changes in government regulation;

➢	shortfalls in our operating results from levels forecast by securities analysts;

➢	announcements concerning us or our competitors; and

➢	the general state of the securities market.

The dry bulk shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile.

If you purchase common shares and/or pre-funded warrants in this offering, you will experience immediate and substantial dilution in your investment.

Since the price per common share being offered is substantially higher than the net tangible book value per common share, you will suffer immediate and substantial dilution with respect to the net tangible book value of the common shares you purchase in this offering. Based on the assumed public offering price of $ per common share being sold in this offering, and our net tangible book value as of March 31, 2020, if you purchase common shares in this offering, you will suffer immediate and substantial dilution of $ per share with respect to the net tangible book value of the common shares. See the section entitled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common shares and/or pre-funded warrants in this offering.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common shares.

We are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. The market price of our common shares could decline as a result of a future sale of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares after this offering or the perception that such sales could occur. To the extent that we raise additional funds by issuing equity securities, our shareholders may experience significant dilution

Resales of our common shares in the public market by our shareholders as a result of this offering may cause the market price of our common shares to fall.

Sales of a substantial number of our common shares in the public market could occur at any time. The issuance of new common shares could result in resales of our common shares by our current shareholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common shares.

An investment in our securities is speculative and there can be no assurance of any return on any such investment.

An investment in our securities is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in our company, including the risk of losing their entire investment.

The warrants are speculative in nature.

The pre-funded warrants and Class A Warrants offered hereby do not confer all rights of common share ownership on their holders, such as voting rights, but rather merely represent the right to acquire common shares at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common shares issuable upon exercise of such warrants at an exercise price of $0.01 per common share, and holders of the Class A Warrants may acquire the common shares issuable upon the exercise of such warrants at an exercise price of $ per common share. Moreover, following this offering, the market value of these warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price.

There is no public market for the Class A Warrants or pre-funded warrants being offered in this offering and we do not expect one to develop.

There is presently no established public trading market for the Class A Warrants or pre-funded warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply to list the Class A Warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Class A Warrants and pre-funded warrants will be limited.

Purchasers of our warrants will not have all rights of common shareholders until such warrants are exercised.

The pre-funded warrants and Class A Warrants being offered do not confer all rights of common share ownership on their holders, such as voting rights, but rather merely represent the right to acquire common shares at a fixed price.

Our ability to declare and pay dividends to holders of our common shares will depend on a number of factors and will always be subject to the discretion of our board of directors.

If we are not in compliance with our loan covenants and received a notice of default and were unable to cure it under the terms of our loan covenants, we may be forbidden from issuing dividends. There can be no assurance that dividends will be paid to holders of our shares in any anticipated amounts and frequency at all. We may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends, including as a result of the risks described in this section of this prospectus. The EnTrust Loan Facility prohibits our declaration and payment of dividends under some circumstances, as does our Convertible Note. Under the EnTrust Loan Facility we will be prohibited from paying dividends if an event of default has occurred or any event has occurred or circumstance arisen which with the giving of notice or the lapse of time or the satisfaction of any other condition would constitute an event of default under the EnTrust Loan Facility or where the payment of dividends would result in any such event or circumstance. Please read “Operating and Financial Review and Prospects - Liquidity and Capital Resources—Indebtedness” in our Annual Report on Form 20-F for the year ended December 31, 2019, as supplemented by our unaudited interim consolidated financial statements for the three months ended March 31, 2020 in our report on Form 6-K filed with the Commission on June 12, 2020, which is incorporated by reference herein, for further information. We may also enter into new financing or other agreements that may restrict our ability to pay dividends even without an event of default. In addition, we may pay dividends to the holders of our preferred shares prior to the holders of our common shares, depending on the terms of the preferred shares, but our Series B preferred shares do not participate in dividends.

The declaration and payment of dividends to holders of our shares will be subject at all times to the discretion of our board of directors, and will be paid equally on a per-share basis between our common shares and our Class B shares, to the extent any are issued and outstanding. Our Series B preferred shares do not receive dividends, but future issuances of preferred shares may receive dividends. We can provide no assurance that dividends will be paid in the future.

There may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends based upon, among other things:

➢	the rates we obtain from our charters as well as the rates obtained upon the expiration of our existing charters;

➢	the level of our operating costs;

➢	the number of unscheduled off-hire days and the timing of, and number of days required for, scheduled drydocking of our vessels;

➢	vessel acquisitions and related financings;

➢	restrictions in the EnTrust Loan Facility, the Convertible Note and in any future debt arrangements;

➢	our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy;

➢	prevailing global and regional economic and political conditions;

➢	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

➢	our overall financial condition;

➢	our cash requirements and availability;

➢	the amount of cash reserves established by our board of directors; and

➢	restrictions under Marshall Islands law.

Marshall Islands law generally prohibits the payment of dividends other than from surplus or certain net profits, or while a corporation is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient funds, surplus, or net profits to make distributions.

We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, if any. Our growth strategy contemplates that we will finance the acquisition of our new-buildings or selective acquisitions of vessels through a combination of our operating cash flow and debt financing through our subsidiaries or equity financing. If financing is not available to us on acceptable terms, our board of directors may decide to finance or refinance acquisitions with a greater percentage of cash from operations to the extent available, which would reduce or even eliminate the amount of cash available for the payment of dividends. We may also enter into other agreements that will restrict our ability to pay dividends.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income, if we pay dividends at all.

Provisions of our articles of incorporation and bylaws may have anti-takeover effects, which could depress the trading price of our common shares.

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors, which could affect the desirability of our shares and, consequently, our share price.

Multi Class Stock. Our multi-class stock structure, which consists of common shares, Class B common shares, and preferred shares, can provide holders of our Class B common shares or preferred shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, because our different classes of shares can have different numbers of votes.

For instance, while our common shares have one vote on matters before the shareholders, each of our 5,000 outstanding Series B preferred shares have 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. At present, and until and unless a substantial number of additional securities are issued, our holder of Series B preferred shares exerts substantial control of the Company’s votes and is able to exert substantial control over our management and all matters requiring shareholder approval, including electing directors and significant corporate transactions, such as a merger. Such holder’s interest could differ from yours.

No Class B common shares are presently outstanding, but if and when we issue any, each Class B common share will have 20 votes on matters before the shareholders

Blank Check Preferred Shares. Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million “blank check” preferred shares, almost all of which currently remain available for issuance. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares, in addition to preferred shares that are already outstanding. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares.

Classified Board of Directors. Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election of Directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders, other than shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our shares, the price and trading volume of our common shares could decline.

The trading market for our common shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our securities would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, the price of our securities would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common shares to decline.

We are a “foreign private issuer”, which could make our securities less attractive to some investors or otherwise harm our stock price.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934, or the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our securities less attractive to some investors or otherwise harm our stock price.

It may be difficult to serve us with legal process or enforce judgments against us, our directors, our significant shareholders, or our management.

Our business is operated primarily from our offices in Greece. In addition, our largest shareholder and a majority of our directors and officers are non-residents of the United States, and all of our assets and a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. You may also have difficulty enforcing, both within and outside of the United States, judgments you may obtain in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

We are subject to Marshall Islands corporations law, which is not well-developed.

Our corporate affairs are governed by our articles of incorporation, our bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. The rights of shareholders of corporations incorporated in or redomiciled into the Marshall Islands may differ from the rights of shareholders of corporations incorporated in the United States. While the BCA provides that it is to be applied and construed to make the laws of the Marshall Islands, for non-resident entities such as us, with respect of the subject matter of the BCA, uniform with the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a more substantial body of case law in the corporate law area.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $        million, and approximately $        million if the representative of the underwriters exercises in full its over-allotment option to purchase additional securities, in each case, after deducting underwriting discounts and commissions and estimated expenses payable by us, and assuming no sale of pre-funded warrants in this offering and no exercise of the Class A Warrants sold in this offering.

We intend to use all of the net proceeds of this offering for general corporate purposes, which may include, among other things, prepaying our Convertible Note or partially funding the acquisition of vessels in accordance with our growth strategy. However we have not identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify. We will not repay any related party debt using the net proceeds from this offering. We will redeem all or part of the Convertible Note in cash with an amount equal to the lesser of (i) 25% of the net proceeds of this public offering or (ii) the outstanding amount of the Convertible Note, assuming the offering closes before August 31, 2020.

DIVIDEND POLICY

The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of the Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our dividend policy is to pay to holders of our shares a variable quarterly dividend in excess of 50% of the net income of the previous quarter subject to any reserves our board of directors may from time to time determine are required. We believe this policy maintains an appropriate level of dividend cover taking into account the likely effects of the shipping cycle and the need to retain cash to reinvest in vessel acquisitions.  However, we have not paid any dividends on our common shares since 2012.  Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries and affiliates through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries and affiliates distributing to us their earnings and cash flow. Some of our loan agreements and Convertible Note limit our ability to pay dividends and our subsidiaries’ ability to make distributions to us.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020:

●	on an actual basis, based on 6,416,666 common shares outstanding as of March 31, 2020, and excludes, as of such date (1) 100,000 common shares available for issuance under our 2012 Equity Incentive Plan; (2) up to 2,475,660 of our common shares issuable at our option upon conversion of the Convertible Note, based on $2,475,660 of principal and interest outstanding on March 31, 2020 and assuming full conversion of such amount at the floor price of the Convertible Note, it being noted that approximately $2.5 million of principal and interest remain outstanding on the date of this prospectus; and (3) up to 303,964 of our common shares issuable upon the issuance of shares to repay the Firment Shipping Credit Facility, based on approximately $851,100 of principal and interest outstanding on the date hereof and assuming full repayment of such amount at a conversion price of $2.80;

●	on an as adjusted basis, to reflect the issuance between March 31, 2020 and the date of this prospectus of 5,000 Series B preferred shares on June 12, 2020; and

●	on an as further adjusted basis to give effect to the sale of Units in this offering, assuming we sell no pre-funded warrants in this offering, and immediately before the proceeds from this offering are spent and before any Class A Warrants are exercised. There have been no significant adjustments to our capitalization since March 31, 2020, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical consolidated financial statements included in this prospectus. You should also read this table in conjunction with the information in the section entitled “Operating and Financial Review and Prospects” included in our Annual Report on Form 20-F, incorporated by reference herein.

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
	(dollars in thousands except per share and share data)
Capitalization:
EnTrust Loan Facility	$37,000	$37,000	$
Firment Shipping Credit Facility	$307	$307	$
Convertible Note	$798	$798	$
Total debt (including current portion)	$38,105	$38,105	$
Preferred shares, $0.001 par value; 100,000,000 shares authorized, none issued, actual and adjusted	—	—		—
Common shares, $0.004 par value; 500,000,000 shares authorized, 6,416,666 shares issued and outstanding actual, 6,416,666 shares issued and outstanding as adjusted, shares issued and outstanding as further adjusted	$26	$26	$
Class B Shares, $0.001 par value; 100,000 shares authorized, none issued, actual and adjusted	—	—		—
Series B Preferred Shares, $0.001 par value; none issued actual; 5,000 issued as adjusted and further adjusted	—	—		—
Share premium	$146,326	$146,476	$
Accumulated deficit	$(144,650)	$(144,650)	$
Total shareholders’ equity	$1,702	$1,852	$
Total capitalization	$39,807	$39,957	$

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of common shares that we are offering on a one-for-one basis, (ii) no exercise of the underwriter’s over-allotment option, and (iii) no exercise of Class A Warrants.

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value per common share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of common shares outstanding. The historical net tangible book value of our shares as of March 31, 2020(1) was $1.7 million in total and $0.27 per share for the number of shares of the existing shareholders that were outstanding at that date. The as adjusted(2) net tangible book value as of March 31, 2020 was $1.9 million in total and $0.29 per share for the as adjusted number of shares of the existing shareholders that were outstanding at that date.

The as further adjusted(3) net tangible book value as of March 31, 2020 would have been $        , or $        per common share after the issuance and sale by us of         common shares at $        per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate increase in net tangible book value of $        per share to the existing shareholders and an immediate dilution in net tangible book value of $        per share to new investors.

The following table illustrates the pro forma per share dilution and increase in net tangible book value as of March 31, 2020:

Public offering price per common share	$
As adjusted(2) net tangible book value per share before this offering		$0.29
Increase in as adjusted net tangible book value attributable to new investors in this offering	$
As further adjusted(3) net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

The discussion and table above assume (i) no exercise of the underwriters’ option to purchase up to an additional         common shares, (ii) no sale of any pre-funded warrants in this offering, and (iii) no Class A Warrants are exercised.

The following table summarizes, as of March 31, 2020, on an as further adjusted basis(2) for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and the average price per share paid by you as a new investor in this offering, based upon the public offering price of $       per share.

	As Further Adjusted Shares Outstanding(3)			Total Consideration			Average Price
	Number	Percent		Amount (In USD Thousands)	Percent		Per Share
Existing shareholders			%	$		%	$
New investors(*)			%	$		%	$
Total			%	$		%	$

(*)       Before deducting estimated expenses of this offering of $ million.

(1)       The “actual” amounts based on 6,416,666 common shares outstanding as of March 31, 2019, which excludes:

•	100,000 common shares available for issuance under our 2012 Equity Incentive Plan, and the issuance of $20,000 worth of common shares to each of our two independent directors per year;

•	Up to 2,475,660 of our common shares issuable at our option upon conversion of the Convertible Note, based on $2,475,660 of principal and interest outstanding on March 31, 2020 and assuming full conversion of such amount at the floor price of the Convertible Note, it being noted that approximately $2.5 million of principal and interest remain outstanding on the date of this prospectus; and

•	Up to 303,964 of our common shares issuable upon the issuance of shares to repay the Firment Shipping Credit Facility, based on approximately $851,100 of principal and interest outstanding on the date hereof and assuming full repayment of such amount at a conversion price of $2.80.

(2)	The “as adjusted” amounts include the issuance of 5,000 Series B preferred shares on June 12, 2020.

(3)	The “as further adjusted” amounts include the adjustments described in (2) above, the consummation of this offering and the underwriters exercise of their option to purchase additional common shares in full, and no pre-funded warrants are issued in this offering.

BUSINESS

This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”.

Overview

We are an integrated international owner and operator of dry bulk vessels, focusing on the Panamax and Supramax sectors, providing marine transportation services on a worldwide basis. We currently own 5 dry bulk vessels, 4 Supramaxes and 1 Panamax, with 300,571 dwt carrying capacity and an average age of 12.1 years as of March 31, 2020. We own each of our vessels through separate, wholly owned subsidiaries, four of which are incorporated in the Marshall Islands, and one of which is incorporated in Malta. All of our Supramax vessels are geared. Geared vessels can operate in ports with minimal shore-side infrastructure. Due to the ability to switch between various dry bulk cargo types and to service a wider variety of ports, the day rates for geared vessels tend to have a premium. Our vessels can carry the majority of dry bulk commodities such as, coal, finished steel products, as well as minerals such as, iron ore, chromium ore, and nickel ore. In addition, we are also engaged in the carriage of agribulks such as grains, soy bean, rice, and sugar. Our fleet operates on a worldwide basis with presence in both the Pacific and Atlantic oceans.

Our operations are managed by our Attica, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager, which provides in-house commercial and technical management for our vessels and provided consulting services for an affiliated ship-management company. Our Manager has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries. Virtually all aspects of our vessels are managed in-house including managing day-to-day vessel operations, such as supervising the crewing, supplying, maintaining of vessels and other services. We believe that by having these critical management functions in-house provides efficiency, fast reaction times, good communication among departments and effective cost management.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. Additionally, we may target asset divestitures in line with our strategy as we look to grow and modernize our fleet. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Fleet description

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Type of Employment	Delivery Date	Carrying Capacity (dwt)
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	Spot	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	Spot	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	Spot	May 2010	56,867
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong-Zhonghua	Panamax	Spot	June 2011	74,432
m/v Sun Globe	2007	Malta	Longevity Maritime Limited	Tsuneishi Cebu	Supramax	Spot	September 2011	58,790
							Average Age: 12.1*	Total dwt: 300,571

*As of March 31, 2020

Our fleet is currently comprised of a total of five dry bulk vessels consisting of one Panamax and four Supramaxes. The weighted average age of the vessels we owned as of March 31, 2020 was 12.1 years, and their carrying capacity was 300,571 dwt.

M/V Sky Globe, Star Globe, River Globe, Sun Globe are Supramax vessels that primarily trade in the Far East, Indian Ocean, east and west coast South America and the Persian Gulf. The vessels are engaged in the coal, ore and agribulk trades.

M/V Moon Globe is a Panamax and trades primarily in the East Coast South America, the Far East and the Mediterranean. The vessel is primarily engaged in ore and agribulk trading.

All the above mentioned vessels are operating in the spot market or on short period charters.

The following table provides information about vessels we previously owned since we began our operations and subsequently sold:

Vessel	Type	Year Built	Month-Year of Delivery	Month-Year Sold
m/v Ocean Globe	Handymax	1995	September 2006	November 2008
m/v Island Globe	Panamax	1995	July 2007	September 2009
m/v Gulf Globe	Handymax	1994	January 2007	October 2009
m/v Lake Globe	Handymax	1994	December 2006	November 2009
m/v Coral Globe	Handymax	1994	November 2006	February 2010
m/v Sea Globe	Handymax	1995	September 2006	February 2010
m/v Energy Globe	Kamsarmax	2010	June 2010	March 2016
m/v Tiara Globe	Panamax	1998	December 2007	July 2015

All the vessels that we purchased and sold since we began our operations were purchased from and sold to unaffiliated third parties. In 2006, we took delivery of four vessels, m/v Ocean Globe, m/v Sea Globe, m/v Coral Globe and m/v Lake Globe, for a combined purchase price of $99.5 million. In 2007, we acquired the m/v Gulf Globe for a purchase price of $24.8 million; the m/v Island Globe, for a purchase price of $37.9 million; the m/v Tiara Globe for a purchase price of $66.8 million; and the m/v River Globe, a newbuilding, for a purchase price of $57 million. In 2008, we sold the m/v Ocean Globe for a selling price of $37 million. In 2009, we sold the m/v Island Globe, m/v Gulf Globe and m/v Lake Globe for a selling price of $19.1 million, $15.5 million and $16.5 million, respectively. In February 2010, we sold the m/v Sea Globe and the m/v Coral Globe for $17.5 million and $16.5 million, respectively. In May 2010, we purchased two sister ships, the m/v Sky Globe and m/v Star Globe, for a total purchase price of approximately $65.7 million. In June 2010, we purchased the m/v Energy Globe, for $41.1 million, in March 2011, we purchased the m/v Sun Globe for $30.3 million, which was delivered in September 2011, and in May 2011, we purchased the m/v Moon Globe for $31.4 million, which was delivered in June 2011. We sold the m/v Tiara Globe in July 2015 for $5.5 million. We sold Kelty Marine Ltd., the company that owned the m/v Energy Globe, in March 2016 for $6.86 million.

Employment & Business Strategy

Our fleet operates all around the globe with a strong focus in South East Asia, the Indian Ocean, the west coast of South America, South Africa and the Mediterranean. We prefer to employ our vessels in the spot market or in short-term business. This allows us to be versatile enough to grasp opportunities in a rising market as well as to select and monitor the cargos we carry.

We have developed strong relationships with many operators, shippers, trading houses, grain houses, and class-A charterers. Some of our customers repeatedly employ our vessels, which highlights the appreciation they have for our operations and the satisfaction of the services we provide. We have built our relationships for many years and have provided our services to many international companies such as Hyundai Glovis Co Ltd., Oldendorff GmbH & Co KG, Dampskibsselskabet Norden A/S, Ausca Shipping HK Limited, Western Bulk Pte. Ltd., Norvic Shipping North America Inc., Norvic Shipping International Ltd., Norvic Shipping Asia Pte Ltd., Propel Shipping Pte Ltd., and Hong Glory International Shipping Company Limited, among others.

Our focus is, and will remain, in the dry-bulk sector and in the Supramax and Panamax asset classes, although we are not bound by those asset classes. We continuously monitor and gauge the market for lucrative second-hand acquisitions, as well as well-timed new building projects. We focus on these two asset classes because we strongly appreciate the versatility of the Supramax asset class as well as the versatility and enhanced commercial viability of the Panamax asset class. Supramaxes are engaged in the trade of all dry bulk commodities and are also equipped with cranes, which allows them to service more trading lines and ports that do not have shore crane capabilities. The on-board crane capabilities can also help with partial cargo spread around the cargo holds. Panamaxes, the so-called work horses of the industry, are very efficiently utilized in the ore, grain, and coal trades and can serve the majority of shipping ports. While we focus on the Supramax and Panamax asset classes, we may determine that it makes sense for our business to acquire a vessel in a different class.

Fleet Composition/Strategy

Focus on Supramax and Panamax vessels. We have a strong focus on Supramax and Panamax vessels. Supramax vessels are vessels between 50,000 to 59,999 DWT; they usually have cranes onboard and thus possess self-loading and unloading capabilities. Supramax vessels usually have five cargo holds, and five hatches. The existence of onboard cranes can help to serve more ports and locations that may not have shore cranes or other shore means of loading and unloading such vessel. The Supramax vessels are very versatile and can carry most dry bulk commodities. Panamax vessels range from 60,000 to 79,999 DWT; they usually have seven cargo holds and hatches and usually do not have cranes on board. They are considered the workhorse of the industry and provide relevant efficiencies when it comes to carrying capacity, fuel consumption and potential ports to be served.

Expanding our fleet through Opportunistic Acquisitions and Disposals. We continuously evaluate the sale and purchase market for Supramax and Panamax vessels. We believe that this asset class provides a good risk return ratio. Supramax and Panamax vessels are right in the middle range of dry bulk vessel size, they can potentially carry a larger variety of commodities than bigger Capesize (110,000-199,999 DWT) vessels and by extent not be tied to the iron ore or coal market dynamics that bigger vessels are exposed to. We tend to prefer to evaluate off market opportunities when possible. We try to monitor the current market conditions, the futures freights agreement (FFA) market, disposal and scrap values in order to evaluate when the right time is to access the sale and purchase market.

Spot chartering exposure enables access to rate volatility. Our fleet operates worldwide and we prefer spot or short term contracts in order to be versatile and be able to move quickly to capture a market upswing. Long term charters can provide some cash flow stability but a vessel can potentially miss any upside. We tend to avoid vessel pool operations as we feel the cost of participation can be too high for us.

Strong relationship with charterers. Throughout the years, we have developed positive relationships with many international charterers and have enjoyed repeat business and chartering of our vessels to them. We believe this repeat business highlights the confidence our repeat customers have for our operations and the satisfaction of the services we provide. We have built our relationships for many years and have provided our services to many international companies such as Hyundai Glovis Co Ltd., Oldendorff GmbH & Co KG, Dampskibsselskabet Norden A/S, Ausca Shipping HK Limited, Western Bulk Pte. Ltd., Norvic Shipping North America Inc., Norvic Shipping International Ltd., Norvic Shipping Asia Pte Ltd., Propel Shipping Pte Ltd., and Hong Glory International Shipping Company Limited, among others. Since our vessels operate on all seas, at safe ports and carry all legal dry bulk cargoes as per the relevant codes and safety standards, we believe these factors also help solidify our relationship with charterers.

Competitive Strengths

Experienced management. Our in-house management personnel have a long track record in the industry, both as seafarers as well as with on onshore positions. The majority of our technical department personnel have served on board vessels in various positions and are very familiar with technical aspects as well as life at sea. Our senior management and board of directors consist of seasoned professionals that have served in various aspects of the shipping industry as well as other industries such as banking and trading.

Versatile fleet. Our fleet consists of highly versatile vessels, the majority of which have on board cranes. Our vessels can serve most ports and trading routes, always taking into account safety, the wellbeing of our crews and legislative considerations. Our vessels operate on all seas, at safe ports and carry all legal dry bulk cargoes as per the applicable codes and safety standards.

In-house management. We believe that having all aspects of our vessels management in-house provides efficiency, fast reaction times, good communication among departments and cost-effective management. Opportunities or problems are presented and evaluated quickly among the input of all relevant departments, bringing together the combined experience of personal from different backgrounds and positions. We believe that the pooled information allows us to better evaluate, appreciate and decide on everyday challenges such as technical, crewing, provisions, operational and commercial matters. We believe that by having an in-house management we can better communicate among the team and better manage our costs with real time communication among departments and senior management.

Management Structure & Management of Our Fleet

Globus Maritime wholly owns its ship-owning subsidiaries as well as its ship management arm. Virtually all aspects related to ship management, legal, accounting, finance, and corporate decision making are handled internally. By having virtually all of the ship management aspects in-house, costs are more streamlined and controlled and we avoid certain extra fees and commissions that we might have to pay otherwise.

Technical and commercial management of our fleet is done in-house by our wholly owned subsidiary, Globus Shipmanagement Corp. We believe that this integrated approach promotes cost efficiency, fluidity of information, reaction speed and safety. Our in-house technical management monitors the status, efficiency and utilization of our fleet, promptly addressing any technical issue to ensure the smooth trading of the vessels. Our technical department ensures on the timely and cost-efficient delivery of spare parts and service engineers on board our vessels. Moreover, key performance indicators and data are collected and analyzed in-house with the help of our experienced crews on board.

Our in-house commercial management gives us a continuous real-time view of the market and lets us negotiate directly on potential charter opportunities. By having in-house commercial management this enables us to better negotiate our charter agreements to best fit our vessels trading patterns and in order to achieve high commercial utilization rates.

Our technical and commercial departments are strongly supported by our supplies and provisions department and they work together to service the need of every vessel based on its trading pattern in cost-efficient ways. All additional services, including accounting, finance, insurance or legal, are also handled in-house by an experienced and well-focused staff.

We feel that keeping virtually all aspects and departments of management in-house allows for better communication and synergy among departments. This leads to faster to decision making and reaction times, which is very important for our industry. Our management departments are available around the clock to meet the needs of our fleet and our customers. A majority of our technical and commercial personal have served on vessels and by extension, have firsthand experience of the needs of the business and the importance of reaction times.

History and Development of the Company

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended). Following the conclusion of our initial public offering on June 1, 2007, our common shares were listed on the London Stock Exchange’s Alternative Investment Market, or AIM, under the ticker “GLBS.L.” On July 29, 2010, we effected a one-for-four reverse stock split.

On November 24, 2010, we redomiciled into the Marshall Islands pursuant to the BCA and a resale registration statement for our common shares was declared effective by the SEC. Once the resale registration statement was declared effective by the SEC, our common shares began trading on the Nasdaq Global Market under the ticker “GLBS.” Our common shares were suspended from trading on the AIM on November 24, 2010 and were delisted from the AIM on November 26, 2010.

On June 30, 2011, we completed a follow-on public offering in the United States under the Securities Act of 1933, as amended, which we refer to as the Securities Act, of 2,750,000 common shares at a price of $8.00 per share, the net proceeds of which amounted to approximately $20 million. The investors in the follow-on public offering were not related parties, except that an entity affiliated with our chairman, Mr. Feidakis, purchased 250,000 shares in such offering. (These figures do not reflect the 4-1 reverse stock split which occurred in October 2016 or the 10-1 reverse stock split which occurred in October 2018.)

On April 11, 2016, our common shares began trading on the Nasdaq Capital Market instead of the Nasdaq Global Market.

On October 20, 2016, we effected a four-for-one reverse stock split which reduced the number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares; these figures do not reflect the 10-1 reverse stock split which occurred in October 2018.)

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $5 million an aggregate of 5 million of our common shares and warrants to purchase 25 million of our common shares at a price of $1.60 per share (subject to adjustment) to a number of investors in a private placement, one of whom was the daughter of our Chairman and the sister of our Chief Executive Officer. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) These securities were issued in transactions exempt from registration under the Securities Act. The following day, we entered into a registration rights agreement with the purchasers providing them with certain rights relating to registration under the Securities Act of the Shares and the common shares underlying the warrants.

In connection with the closing of the February 2017 private placement, we also entered into two loan amendment agreements with existing lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited (“Firment”), a related party to the Company and the lender under the Revolving Credit Facility dated December 16, 2014 (as amended, the “Firment Credit Facility”), which then had an outstanding principal amount of $18,523,787. Firment released an amount equal to $16,885,000 (but left an amount equal to $1,638,787 outstanding, which continued to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment, 16,885,000 common shares and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Firment Credit Facility subsequently expired, and no amounts are owed pursuant to the Firment Credit Facility.

The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a related party to the Company and the lender of the Silaner Credit Facility. Silaner released an amount equal to the outstanding principal of $3,115,000 (but left an amount equal to $74,048 outstanding, which continued to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner, 3,115,000 common shares and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Silaner Credit Facility subsequently expired, and no amounts are owed pursuant to the Silaner Credit Facility.

On October 19, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $2.5 million an aggregate of 2.5 million of our common shares and a warrant to purchase 12.5 million of our common shares at a price of $1.60 per (subject to adjustment) share to an unrelated investor in a private placement. These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended. On that day, we also entered into a registration rights agreement with the purchaser providing it with certain rights relating to registration under the Securities Act of the 2.5 million common shares issued in connection with the October 2017 Private Placement and the common shares underlying the October 2017 warrant. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The October 2017 warrant was exercisable for 24 months after its issuance.

On October 15, 2018, we effected a ten-for-one reverse stock split which reduced the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares).

In November 2018, we entered into a credit facility for up to $15 million with Firment Shipping Inc., our largest shareholder and a related party to us through our chairman, Mr. Georgios Feidakis, for the purpose of financing our general working capital needs.  This credit facility was amended and restated in May 2020.  The Firment Shipping Credit Facility is unsecured and remains available until its final maturity on October 31, 2021. We have the right to drawdown any amount up to $15 million or prepay any amount in multiples of $100,000. Any prepaid amount cannot be re-borrowed. Interest on drawn and outstanding amounts is charged at 3.5% per annum until December 31, 2020 and thereafter at 7% per annum and no commitment fee was charged on the amounts remaining available and undrawn. Interest is payable the last day of a period of three months after the drawdown date, after this period in case of failure to pay any sum due a default interest of 2% per annum above the regular interest is charged. We have also the right, in our sole option, to convert in whole or in part the outstanding unpaid principal amount and accrued but unpaid interest under this Agreement into common shares. The conversion price shall equal the higher of (i) the average of the daily dollar volume-weighted average sale price for the common shares on the principal market on any trading day during the period beginning at 9.30 a.m. New York City time and ending at 4.00 p.m. over the Pricing Period multiplied by 80%, where the “Pricing Period” equals the ten consecutive trading days immediately preceding the date on which the conversion notice was executed or (ii) $2.80 (subject to proportional adjustment for share splits, share combinations, share dividends and similar events).

On May 8, 2020, the credit facility with Firment Shipping Inc. was amended and restated to provide for, among other things, an extension of the maturity date by when the loan must be repaid to October 31, 2021, the conversion of the credit facility from a revolving credit facility to a term credit facility, a reduction of the interest rate on the loan to 3.5% per annum until December 31, 2020, and that, unless approved by Firment Shipping, Firment Shipping maintains at least a 40% shareholding in us, other than due to actions taken by Firment Shipping, such as sales of shares.

On March 13, 2019, the Company entered into a securities purchase agreement (the “Purchase Agreement”) and issued a senior convertible note (the “Convertible Note”) in a transaction exempt from registration under the Securities Act with an unrelated investor. The Convertible Note was originally issued for gross proceeds of $5 million and is convertible into our common shares, par value $0.004 per share. As of the date of this prospectus, approximately $2.5 million in principal and interest was owed pursuant to the Convertible Note. If not converted or redeemed beforehand pursuant to the terms of the Convertible Note, the Convertible Note is scheduled to mature on March 13, 2021.

On May 8, 2020, the holder of our Convertible Note waived (the “May 8, 2020 Waiver”) its right to participate in (a) public offerings which close before August 31, 2020, and (b) issuances of shares and other securities (including common shares, Class B common shares, and new or existing series of preferred shares, such as our Series B preferred shares) to directors, officers, their respective affiliates, and to affiliates of the Company. The holder of our Convertible Note also consented to the amendment and restatement of the Firment Shipping Credit Facility and waived (a) without the Company having admitted fault, certain potential prior technical breaches of the Convertible Note; (b) the holder’s right to require the redemption of the Convertible Note upon a change of control (as such term is used within the Convertible Note), but only if such change of control results from certain underwritten offering or issuances of our securities to directors, officers, their respective affiliates, and to affiliates of the Company; (c) temporarily reduced, until August 31, 2020, the amount the noteholder will receive upon a redemption of the Convertible Note at the Company’s option, such that the Convertible Note can be redeemed at the Company’s option by paying the greater of (i) the aggregate amounts then outstanding pursuant to the Convertible Note (rather than 120% of such amounts) and (ii) the product of (x) the number of shares issuable upon a conversion of the Convertible Note (with respect to the amount being redeemed at the time) multiplied by (y) the greatest closing sale price of the Company’s common shares on any trading day between the date immediately preceding the first such redemption at the Company’s option and the trading day immediately prior to the final Company payment under the Convertible Note. All of the foregoing is subject to the Company’s redemption of all or part of the Convertible Note in cash with an amount equal to the lesser of (a) the aggregate amounts then outstanding pursuant to the Convertible Note and (b) 25% of the net proceeds of any public offering of its securities that closes before August 31, 2020.

The Convertible Note provides for interest to accrue at 10% annually, which interest shall be paid at maturity unless the Convertible Note is converted or redeemed pursuant to its terms beforehand. The interest may be paid in common shares of the Company, if certain conditions described within the Convertible Note are met. The conversion and redemption terms of the Convertible Note are, in principal, as follows:

•	The Convertible Note may be converted, in whole or in part, into the Company’s common shares at any time by its holder, in which case all principal, interest, and other amounts owed pursuant to the Convertible Note shall convert at a price per share which differs based upon the performance of the Company’s stock price. The price per share for conversion purposes is the lowest of (a) the Conversion Price of $4.50 and (b) the highest of (i) $1.00 (the “Floor Price”) and (ii) 87.5% of the average of the high and low bid price from any day chosen by the holder during the ten (10) consecutive trading day period ending on and including the trading day immediately prior to the applicable conversion date (the “Alternate Conversion Price”) regardless of the subsequent stock price. The Floor Price adjusts for share splits, share dividends, share combinations, and similar transactions.

•	The Convertible Note may be redeemed, in whole or in part, by request of its holder upon:

o	an Event of Default (as defined within the Convertible Note), in exchange for the higher of (a) 120% of all amounts owed under the Convertible Note, and (b) the value of the stock to which the Convertible Note could be converted (as calculated within Section 4(b) of the Convertible Note);

o	a Change in Control (as defined within the Convertible Note) of the Company, in exchange for the higher of (a) 120% of all amounts owed under the Convertible Note and (b) the value of the stock to which the Convertible Note could be converted (as calculated within Section 5(c) of the Convertible Note), unless such Change in Control occurs as described in the May 8, 2020 Waiver described above; or

o	any time after an uninterrupted ten trading day period in which the common shares trade below the Floor Price, in exchange for 100% of all amounts owed under the Convertible Note.

•	The Convertible Note may be redeemed, in whole or in part, at any time by the Company. If we elect to redeem the Convertible Note, and such redemption does not occur as set forth within the May 8, 2020 Waiver, we shall be obligated to pay the holder the greater of (a) 120% of all amounts owed under the Convertible Note and (b) the value of the stock to which the Convertible Note could be converted (as calculated within Section 8(a) of the Convertible Note). If we elect to redeem the Convertible Note, we (as a procedural matter) must first provide the holder notice, which could allow the holder to convert prior to payment by us of the redemption amount.

•	If any portion of the Convertible Note is not redeemed or converted prior to its maturity date, on the maturity date, we are required to pay all outstanding principal in cash and may elect whether to pay the interest (and any other amounts owed) in cash or our common shares. If interest is paid in common shares, the Alternate Conversion Price per share shall apply.

The Convertible Note also forbids us from undertaking certain major transactions (referred to within the Convertible Note as “Fundamental Transactions” or a “Change of Control”) if we do not either (a) redeem the note at 120% of all amounts owed under the Convertible Note beforehand or (b) we or our successor does not reaffirm its obligations under the Convertible Note.

The Company further entered into a registration rights agreement (the “Registration Rights Agreement”) in which it agreed to register the resale of the common shares issuable upon conversion of the Convertible Note. The Registration Rights Agreement includes liquidated damages provisions applicable if the Company fails to meet its obligations. Pursuant to the Registration Rights Agreement, we filed a Registration Statement on Form F-3 with respect to the resale of the common shares that may be issued upon the conversion of the Convertible Note. This registration statement was declared effective on April 19, 2019.

The full conversion of the Convertible Note would dilute the ownership percentage of the Company held by existing stockholders and could hurt our stock price, and will dilute existing shareholders.

Under the terms of the Convertible Note, we may not issue shares to the extent such issuance would cause a holder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares immediately following such issuance, excluding for purposes of such determination common shares issuable upon subsequent conversion of principal or interest on the Convertible Note. This provision does not limit a holder from acquiring up to 4.99% of our common shares, selling all of their common shares, and re-acquiring up to 4.99% of our common shares.

The Purchase Agreement contained representations, warranties and covenants that are typical for private placements by public companies. The Purchase Agreement, during the time that the Convertible Note is outstanding, prohibits the Company from entering into certain “variable rate transactions”, as defined within the Purchase Agreement, involving (a) the issuance by the Company of convertible securities at a price that is based upon and/or varies with the trading prices of our common shares or with a conversion, exercise or exchange price that is subject to being reset at some future date, other than pursuant to a customary “weighted average” anti-dilution provision, or (b) a transaction whereby the Company or any Subsidiary may sell securities at a future determined price.

The Purchase Agreement also grants the holder other rights. Within the Purchase Agreement, the Company also grants the holder(s) an option to acquire up to 50% of the securities issued in certain placements of the Company (referred to within the Purchase Agreement as “Subsequent Placements”, which includes the offering being registered in this prospectus) during the time that the Convertible Note is outstanding, and obligates the Company to notify the holder(s) before consummating any Subsequent Placements. If the holder does not exercise its participation right within five business days of being noticed of the terms of the offer, we then have 10 business days to consummate the transaction on terms no more favorable than what was offered to the holder, and if we fail to close a transaction within such period, we must notice the holder again and offer another opportunity to participate. We also agreed not to issue more than one offer notice to the holder within 60 days, unless the terms have changed within five business days of our giving notice to the holder.

On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. Each of our 5,000 outstanding Series B preferred shares have 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. As of the date of this prospectus and until and unless we issue a significant number of securities, Goldenmare Limited, a company affiliated with our Chief Executive Officer, can therefore control 49.0% of the voting power of our outstanding capital stock and will have substantial control and influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, even though Goldenmare Limited owns significantly less than 50% of the Company economically.

The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

Our executive office is located at the office of Globus Shipmanagement Corp., which we refer to as our Manager, at 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece. Our telephone number is +30 210 960 8300. Our registered agent in the Marshall Islands is The Trust Company of the Marshall Islands, Inc. and our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. We maintain our website at www.globusmaritime.gr. Information that is available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this prospectus. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC at http://www.sec.gov.

MANAGEMENT

The following table sets forth information regarding our officers and our directors. Our articles of incorporation provide for a board of directors serving staggered, three-year terms, other than any members of our board of directors that may serve at the option of the holders of preferred shares, if any are issued with relevant appointment powers. The term of our Class I directors expires at our annual general meeting of shareholders in 2020, the term of our Class II directors expires at our annual general meeting of shareholders in 2021, and the term of our Class III directors expires at our annual general meeting of shareholders in 2022. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated. The business address of each of the directors and officers is c/o Globus Shipmanagement Corp., 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece.

Name	Position	Age
Georgios Feidakis	Director, Chairman of the Board of Directors	69
Ioannis Kazantzidis	Director	69
Jeffrey O. Parry	Director	60
Athanasios Feidakis	Director, President, Chief Executive Officer, Chief Financial Officer	33
Olga Lambrianidou	Secretary	64

Georgios (“George”) Feidakis, a Class III director, is our founder and has served as our non-executive chairman of the board of directors since inception. Mr. Feidakis is also affiliated with our largest shareholder, Firment Shipping Inc. Mr. Georgios Feidakis is also the major shareholder and Chairman of F.G. Europe S.A., a company Mr. Georgios Feidakis has been involved with since 1994, and acts as a director and executive for several of its subsidiaries. FG Europe is active in four lines of business and distributes well-known brands in Greece, the Balkans, Turkey, Italy and UK. FG Europe is also active in the air-conditioning and white/brown electric goods market in Greece and ten other countries in Europe as well as in the production of renewal energy. Mr. Georgios Feidakis is also the director and chief executive officer of R.F. Energy S.A., a company that plans, develops and controls the operation of energy projects, and acts as a director and executive for several of its subsidiaries. As of January 31, 2018, Mr. Feidakis was the majority shareholder of Eolos Shipmanagement SA.

Athanasios (“Thanos”) Feidakis,* a Class I director was appointed to our board of directors in July 2013 to fill a vacancy in our board of directors. As of December 28, 2015, Mr. Athanasios Feidakis was also appointed our President, CEO and CFO. From October 2011 through June 2013, Mr. Athanasios Feidakis worked for our operations and chartering department as an operator. Prior to that and from September 2010 to May 2011, Mr. Athanasios Feidakis worked for ACM, a shipbroking firm, as an S&P broker, and from October 2007 to April 2008, he worked for Clarksons, a shipbroking firm, as a chartering trainee on the dry cargo commodities chartering and on the sale and purchase of vessels. From April 2011 to April 2016, Mr. Athanasios Feidakis was a director of F.G. Europe S.A., a company controlled by his family, specializing in the distribution of well-known brands in Greece, the Balkans, Turkey, Italy and UK. From December 2008 to December 2015, Mr. Athanasios Feidakis was the President of Cyberonica S.A., a family owned company specializing in real estate development. Mr. Athanasios Feidakis holds a B.Sc. in Business Studies and a M.Sc. in Shipping Trade and Finance from the Cass Business School (City University London) and an MBA from London School of Economics. In addition, Mr. Athanasios Feidakis has professional qualifications in dry cargo chartering and operations from the Institute of Chartered Shipbrokers. Mr. Athanasios Feidakis is our sole executive officer.

Jeffrey O. Parry, a Class II director, has served as our director since July 2010. Mr. Parry is currently the president of Mystic Marine Advisors LLC, a Connecticut based advisory firm specializing in turnaround and emerging shipping companies which he founded in 1998. Mr. Parry was chairman of the board of directors of TBS Shipping Limited from April 2012 until March 2018. From July 2008 to October 2009, he was president and chief executive officer of Nasdaq-listed Aries Maritime Transport Limited. Mr. Parry holds a B.A. from Brown University and an MBA from Columbia University.

Ioannis Kazantzidis, a Class I director, was appointed to our board in November, 2016 to fill a vacancy in our board of directors. Mr. Kazantzidis has been the principal of Porto Trans Shipping LLC, a shipping and logistics company based in the United Arab Emirates, since 2007. Between 1987 to 2007, Mr. Kazantzidis was with HSBC Group, where he served in managerial positions participating in the development and implementation of financial systems in multiple locations. Mr. Kazantzidis has since 2009 been a Director of Saeed Mohammed Heavy Equipment Trading LLC, a general trading company, and a senior partner in Porto Trans Auto Services Company, both based in Jebel Ali, UAE. Mr. Kazantzidis has served as the Chairman of Nazaki Corporation, a private investment company based in the British Virgin Islands, since 1988. Mr. Kazantzidis has served, from 2015 to 2018, as the Chairman of W.M.Mendis Hotel Pvt Ltd in the Republic of Sri Lanka. From 1989 to 2015, he was the Chairman of Fishermans Wharf Pvt Ltd, and a director of Dow Corning Lanka Pvt Ltd from 2000 to 2013 and Propasax Pvt Ltd from 2010 to 2015.

Olga Lambrianidou, our secretary, has been a corporate consultant to the Company since November 2010, and was appointed as secretary to the Company in December 2012. Prior to joining Globus, Ms. Lambrianidou was the Corporate Secretary and Investor Relations Officer of NewLead Holdings Ltd., formerly known as Aries Maritime Limited from 2008 to 2010, and of DryShips Inc., a dry bulk publicly trading shipping company from 2006 to 2008. Ms. Lambrianidou was Corporate Secretary, Investor Relations Officer and Human Resources Manager with OSG Ship Management (GR) Ltd., formerly known as Stelmar Shipping Ltd. from 2000 to 2006. Prior to 2000, Ms. Lambrianidou worked in the banking and insurance fields in the United States. She holds a BBA Degree in Marketing/English Literature from Pace University and an MBA Degree in Banking/Finance from the Lubin School of Business of Pace University in New York.

*Athanasios Feidakis is the son of our Chairman, Georgios Feidakis. Other than the aforementioned, there are no other family relationships between any of our directors or senior management. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management. See, however, some of the covenants of our loan facilities.

The Company is not aware of any agreements or arrangements between any director and any person or entity other than the Company relating to the Compensation or other payments in connection with such director’s candidacy or service as a director of the Company.

Board Practices

Our board of directors and executive officers oversee and supervise our operations.

Each director holds office until his successor is elected or appointed, unless his office is earlier vacated in accordance with the articles of incorporation or with the provisions of the BCA. In addition to cash compensation, we pay each of Mr. Kazantzidis and Mr. Parry $20,000 in common shares annually. The members of our senior management are appointed to serve at the discretion of our board of directors. Our board of directors and committees of our board of directors schedule regular meetings over the course of the year. Under the Nasdaq rules, we believe that Mr. Ioannis Kazantzidis and Mr. Parry are independent.

We have an Audit Committee, a Remuneration Committee and a Nomination Committee.

The Audit Committee is comprised of Ioannis Kazantzidis and Jeffrey O. Parry. It is responsible for ensuring that our financial performance is properly reported on and monitored, for reviewing internal control systems and the auditors’ reports relating to our accounts and for reviewing and approving all related party transactions. Our board of directors has determined that Ioannis Kazantzidis is our audit committee financial expert. Each Audit Committee member has experience in reading and understanding financial statements, including statements of financial position, statements of comprehensive income and statements of cash flows.

The Remuneration Committee is comprised of Jeffrey O. Parry, Athanasios Feidakis, and Ioannis Kazantzidis. It is responsible for determining, subject to approval from our board of directors, the remuneration guidelines to apply to our executive officers, secretary and other members of the executive management as our board of directors designates the Remuneration Committee to consider. It is also responsible for suggesting the total individual remuneration packages of each director including, where appropriate, bonuses, incentive payments and share options. The Remuneration Committee will also liaise with the Nomination Committee to ensure that the remuneration of newly appointed executives falls within our overall remuneration policies. While Athanasios Feidakis is not an independent director, we believe that, as our Chief Executive Officer, he has a substantial vested interest in our success and his particular input will significantly aid and assist us.

The Nomination Committee is comprised of Georgios Feidakis, Ioannis Kazantzidis and Jeffrey O. Parry. It is responsible for reviewing the structure, size and composition of our board of directors and identifying and nominating candidates to fill board positions as necessary.

Each of the directors who is not an officer has a contract relating to his appointment/directorship. Our directors do not receive any benefits upon termination of their directorships.

For information about the term of each director, see “Item 6. Directors, Senior Management and Employees - A. Directors and Senior Management” in our annual report on Form 20-F, which is incorporated by reference herein.

Employees

As of the date of this prospectus, we had twelve full-time employees and two consultants that we hired directly. All of our employees are located in Greece and are engaged in the service and management of our fleet. None of our employees are covered by collective bargaining agreements, although certain crew members are parties to collective bargaining agreements. We do not employ a significant number of temporary employees.

EXECUTIVE COMPENSATION

Compensation

In August 2016, we entered into a consultancy agreement with an affiliated company of our CEO, Mr. Athanasios Feidakis, for the purpose of providing consulting services to our company in connection with our international shipping and capital raising activities, including but not limited to assisting and advising our CEO. The annual fees for the services provided amount to €200,000. The consultant is eligible to receive bonus compensation (whether in the form of cash and/or equity and/or quasi-equity awards) for the services provided and such bonus shall be determined by the Remuneration Committee or the Board of the Company. In 2019, the aggregate remuneration that should have been paid for all executive officers (namely, only our Chief Executive Officer) amounted to approximately $224,000, which figure includes the amount payable pursuant to the consultancy agreement. The aggregate remuneration that should have been paid for all of our executive officers in 2018 was approximately $235,000, and was approximately $229,000 in 2017, which figures includes the amount payable pursuant to the consultancy agreement. On June 12, 2020, we issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to the consultancy agreement.

The aggregate compensation actually paid to members of our senior management (namely, only our Chief Executive Officer) or a consulting company for which an executive officer is an owner was approximately $49,000 within 2019, $100,000 within 2018, and $200,000 within 2017. In addition, our senior management received no shares in 2019, 2018 and 2017. Information about dividends paid to our shareholders is contained in “Item 8. Financial Information - A. Consolidated Statements and Other Financial Information - Our Dividends Policy and Restrictions on Dividends” of our annual report on Form 20-F, which is incorporated by reference into this prospectus.

The aggregate compensation other than share based compensation paid to our non-executive directors (including our non-executive Chairman, Mr. Georgios Feidakis) in 2019 was $30,000, in 2018 was approximately $70,000 and in 2017 was $352,000. In addition, in 2019, 2018 and 2017, non-executive directors (excluding our non-executive Chairman, Mr. Georgios Feidakis) received an aggregate of 17,998 common shares, 8,797 common shares and 2,094 common shares, respectively. As of December 31, 2019, we had not yet paid any non-executive directors the cash amounts that we agreed to pay them for their prior service; such amount in the aggregate is approximately $318,200 ($126,950 for 2019, $105,000 for 2018, $16,250 for 2017 and $30,000 for 2016 and $40,000 for 2015). As of the date of this prospectus, we have only paid $10,000 of these amounts.

Our Greek employees are bound by Greek labor law, which provides certain payments to these employees upon their dismissal or retirement. We accrued as of March 31, 2020 a non-current liability of $27,388 for such payments.

We do not have a retirement plan for our officers or directors.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of our common shares as of March 31, 2020 by persons who beneficially own more than 5.0% of our outstanding common shares, each person who is a director of our company, each executive officer named in this prospectus and all directors and executive officers as a group.

Beneficial ownership of shares is determined under rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The numbers of shares and percentages of beneficial ownership are based on 6,416,666 common shares outstanding on the date of this prospectus. All common shares owned by the shareholders listed in the table below have the same voting rights as the other of our outstanding common shares.

The address for all individuals indicated is: c/o Globus Shipmanagement Corp., 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece.

Name and address of beneficial owner	Number of common shares beneficially owned	Percentage of common shares beneficially owned (3)
5% Beneficial Owners
Officers and Directors
Georgios Feidakis (1)	1,252,258	19.5%
Ioannis Kazantzidis	*	*
Jeffrey O. Parry	*	*
Athanasios Feidakis(2)	*	*
All executive officers and directors as a group		20.5% (3)

*Less than 1.0% of the outstanding shares.

(1) As indicated in a report on Schedule 13D  furnished with the Commission on June 28, 2019, Mr. Georgios Feidakis beneficially owns 1,252,258 common shares through Firment Shipping Inc., a Marshall Islands corporation for which he exercises sole voting and investment power. Mr. Georgios Feidakis and Firment Shipping Inc., disclaim beneficial ownership over such common shares except to the extent of their pecuniary interests in such shares. Firment Shipping Inc. is the lender of the Firment Shipping Credit Facility, which facility provides that debt may be repaid by us using our common shares at our election. As the conversion would occur at our election, and by no act of Mr. Feidakis, these figures do not include shares issuable upon such conversion. This figure assumes no conversion of the Convertible Note.

(2) In addition to the shares listed herein, Mr. Athanasios Feidakis beneficially owns 5,000 Series B preferred shares through Goldenmare Limited. As of the date of this prospectus and by virtue of the effect of his beneficial ownership of our Series B preferred shares, Athanasios Feidakis can cast 49.0% of the votes on any matter submitted to our shareholders.

(3) These figures exclude 5,000 Series B preferred shares issued subsequent to March 31, 2020. As of the date of this prospectus and by virtue of his beneficial ownership of the Series B preferred shares, Athanasios Feidakis can cast 49.0% of the votes on any matter submitted to our shareholders.

To the best of our knowledge, except as disclosed in the table above, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. To the best of our knowledge, there are no agreements in place that could result in a change of control of us, other than the Convertible Note and Firment Shipping Credit Facility described above.

In the normal course of business, there have been institutional investors that buy and sell our shares. It is possible that significant changes in the percentage ownership of these investors will occur.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Series B Preferred Share Issuance

On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to the consultancy agreement described below under “—Consulting Agreements”. Each of our 5,000 outstanding Series B preferred shares have 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. As of the date of this prospectus and until and unless we issue a significant number of securities, Goldenmare Limitedund can therefore control 49.0% of the voting power of our outstanding capital stock and will have substantial control and influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and significant corporate transactions, even though Goldenmare Limited owns significantly less than 50% of the Company economically.

The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

Firment Shipping Credit Facility

In November 2018, we entered into a credit facility for up to $15 million with Firment Shipping Inc., our largest shareholder and a related party to us through our chairman, Mr. Georgios Feidakis, for the purpose of financing our general working capital needs. This credit facility was amended and restated in May 2020. The Firment Shipping Credit Facility is unsecured and remains available until its final maturity on October 31, 2021. We have the right to drawdown any amount up to $15 million or prepay any amount in multiples of $100,000. Any prepaid amount cannot be re-borrowed. Interest on drawn and outstanding amounts is charged at 3.5% per annum until December 31, 2020 and thereafter at 7% per annum and no commitment fee was charged on the amounts remaining available and undrawn. Interest is payable the last day of a period of three months after the drawdown date, after this period in case of failure to pay any sum due a default interest of 2% per annum above the regular interest is charged. We have also the right, in our sole option, to convert in whole or in part the outstanding unpaid principal amount and accrued but unpaid interest under this Agreement into common shares. The conversion price shall equal the higher of (i) the average of the daily dollar volume-weighted average sale price for the common shares on the principal market on any trading day during the period beginning at 9.30 a.m. New York City time and ending at 4.00 p.m. over the Pricing Period multiplied by 80%, where the “Pricing Period” equals the ten consecutive trading days immediately preceding the date on which the conversion notice was executed or (ii) $2.80 (subject to proportional adjustment for share splits, share combinations, share dividends and similar events).

On May 8, 2020, the credit facility with Firment Shipping Inc. was amended and restated to provide for, among other things, an extension of the maturity date by when the loan must be repaid to October 31, 2021, the conversion of the credit facility from a revolving credit facility to a term credit facility, a reduction of the interest rate on the loan to 3.5% per annum until December 31, 2020, and that, unless approved by Firment Shipping, Firment Shipping maintains at least a 40% shareholding in us, other than due to actions taken by Firment Shipping, such as sales of shares.

As of the date of this prospectus, the amount drawn and outstanding with respect to the facility was $0.8 million, and there was an amount of $14.2 million available to be drawn under the Firment Shipping Credit Facility. As of the date of this prospectus, we were in compliance with the loan covenants of the Firment Shipping Credit Facility.

Firment Credit Facility

In December 2013, Globus Maritime Limited entered into a credit facility for up to $4.0 million with Firment Trading Limited, a Cypriot corporation and related party to us, for the purpose of financing our general working capital needs. The Firment Credit Facility was unsecured and remained available until it terminated on April 29, 2016. During December 2014 the credit limit of the facility increased from $4.0 million to $8.0 million and its final maturity date was extended from December 12, 2015 to April 29, 2016. During December 2015 the credit limit of the facility increased from $8.0 to $20.0 million and its final maturity date was extended to April 12, 2017. In December 2015, the Firment Credit Facility was assigned from Firment Trading Limited, a Cypriot company, to Firment Trading Limited, a Marshall Islands corporation, each of which is a related party to us. We had the right to drawdown any amount up to $20.0 million or prepay any amount, during the availability period in multiples of $100,000. Any prepaid amount could have been re-borrowed in accordance with the terms of the facility. Interest on drawn and outstanding amounts was charged at 5% per annum and no commitment fee is charged on the amounts remaining available and undrawn.

In connection with the February 2017 private placement, on February 8, 2017 Firment released an amount equal to $16,885,000 (but left an amount equal to $1,638,787 outstanding, which continued to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment, 16,885,000 common shares and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Firment Credit Facility subsequently expired, and no amounts are owed pursuant to the Firment Credit Facility.

Silaner Credit Facility

In January 2016, Globus Maritime Limited entered into a credit facility for up to $3.0 million with Silaner Investments Limited, a related party to us, for the purpose of financing our general working capital needs. The Silaner Credit Facility was unsecured and remained available until it terminated on January 12, 2018. We had the right to drawdown any amount up to $3.0 million or prepay any amount in multiples of $100,000. Any prepaid amount could have been be re-borrowed in accordance with the terms of the facility. Interest on drawn and outstanding amounts is charged at 5% per annum and no commitment fee was charged on the amounts remaining available and undrawn. As of December 31, 2016, the amount drawn and outstanding with respect to the facility was $3.1 million, which amount has been approved by our board. As of December 31, 2017 we were in compliance with the loan covenants of the Silaner Credit Facility.

In connection with the February 2017 private placement, on February 8, 2017 Silaner released an amount equal to the outstanding principal of $3,115,000 (but left an amount equal to $74,048 outstanding, which continued to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner, 3,115,000 common shares and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Silaner Credit Facility subsequently expired, and no amounts are owed pursuant to the Silaner Credit Facility.

February 2017 Private Placement

On February 8, 2017, we sold for $5 million an aggregate of 500,000 of our common shares and warrants (which expired in February 2019) to purchase 2.5 million of our common shares at a price of $16 per share (subject to adjustment) to four investors in a private placement, one of whom was the sister of our CEO and daughter of our chairman. These securities were issued in transactions exempt from registration under the Securities Act. We entered into a registration rights agreement providing the purchasers of these shares with certain rights relating to registration under the Securities Act of the shares and the common shares underlying the warrants. (These figures reflect the 10-1 reverse stock split which occurred in October 2018.)

Lease

During the years ended December 31, 2019, 2018 and 2017 fiscal years, the rent charged amounted to $139,000, $147,000 and $140,000, respectively, to Cyberonica S.A., a company owned by Mr. Georgios Feidakis, for the rental of 350 square meters of office space for our operations. As of March 31, 2020, we owed $126,000 in back rent to Cyberonica S.A.

Employment of Relative of Mr. Georgios Feidakis

As of July 1, 2013, Mr. Athanasios Feidakis became a non-executive director of the Company. Mr. Athanasios Feidakis was previously an employee of the Company and his employment agreement was terminated when he became a non-executive director. Mr. Athanasios Feidakis was appointed as President, Chief Executive Officer and Chief Financial Officer as of December 28, 2015, and remains in these positions. He is the son of our chairman of the board of directors and largest beneficial shareholder, Mr. Georgios Feidakis.

Business Opportunities Agreement

In November 2010, we entered into a business opportunities arrangement with Mr. Georgios Feidakis. Under this agreement, Mr. Georgios Feidakis is required to disclose to us any business opportunities relating to dry bulk shipping that may arise during his service to us as a member of our board of directors that could reasonably be expected to be a business opportunity that we may pursue. Mr. Georgios Feidakis agreed to disclose all such opportunities, and the material facts attendant thereto, to our board of directors for our consideration and if our board of directors fails to adopt a resolution regarding an opportunity within seven business days of disclosure, we will be deemed to have declined to pursue the opportunity, in which event Mr. Georgios Feidakis will be free to pursue it. Mr. Georgios Feidakis is also prohibited for six months after the termination of the agreement to solicit any of our or our subsidiaries’ senior employees or officers. Mr. Georgios Feidakis’ obligations under the business opportunities agreement terminated in 2019 because he no longer beneficially owned at least 30% of the combined voting power of all our outstanding equity.

Registration Rights Agreement

In November 2016, we entered into a registration rights agreement with Firment Trading Limited, pursuant to which we granted to them and their affiliates (including Mr. Georgios Feidakis and certain of their transferees), the right, under certain circumstances and subject to certain restrictions to require us to register under the Securities Act our common shares held by them. Under the registration rights agreement, these persons have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, these persons have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by shareholders or initiated by us.

Consulting Agreements

On August 18, 2016, we entered into a consultancy agreement with an affiliated company of our CEO, Mr. Athanasios Feidakis, for the purpose of providing consulting services to our company in connection with our international shipping and capital raising activities, including but not limited to assisting and advising our CEO. The annual fees for the services provided amount to €200,000. The consultant is eligible to receive bonus compensation (whether in the form of cash and/or equity and/or quasi-equity awards) for the services provided and such bonus shall be determined by the Remuneration Committee or the Board of the Company. If the Company terminates the agreement without cause, or either party terminates after a change of control of the Company, then we will pay the consultant €400,000 plus the average annual bonus (including the value of equity awards) granted to the consultant throughout the term of the consultancy agreement.

In June 2016, our Manager entered into a consultancy agreement with Eolos Shipmanagement S.A., a related party, for the purpose of providing consultancy services to Eolos Shipmanagement S.A. For these services our Manager received a daily fee of $1,000. This agreement terminated on January 31, 2017. For 2017 and 2016 the total income from these fees amounted to $31,000 and $187,000, respectively, and is classified in the income statement component of the consolidated statement of comprehensive (loss)/income under management & consulting fee income.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES WE ARE OFFERING

For the complete terms of our capital stock, please refer to our articles of incorporation, our amended and restated bylaws, and the statements of designations of our preferred stock, which are filed as exhibits to the registration statement of which this prospectus forms a part. The BCA of the Republic of the Marshall Islands may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to “us”, “we” and “our” refer only to Globus Maritime Limited and not any of its subsidiaries.

Purpose

Our objects and purposes, as provided in Section 1.3 of our articles of incorporation, are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

Authorized Capitalization

The authorized number of shares of us consist of (1) 500,000,000 common shares, par value $0.004 per share, (2) 100,000,000 Class B common shares, par value $0.001 per share, which we refer to as the Class B shares, and (3) 100,000,000 preferred shares, par value $0.001 per share, which we refer to as the preferred shares. No Class B shares have been issued. Our articles of incorporation require us at all times to reserve and keep available, out of our authorized but unissued common shares, such number of common shares as would become issuable upon the conversion of all Class B shares then authorized.

Two classes of preferred shares have been designated, and 5,000 Series B preferred shares are outstanding on the date of this prospectus. There is no limitation on the right to own securities or the rights of non-resident shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws. All of our shares are in registered form. Our articles of incorporation do not permit the issuance of bearer shares. We currently have outstanding 6,416,666 common shares, 5,000 Series B preferred shares, and no other shares. We do not hold any of our shares in treasury.

We have financed our operations through funds raised in public and private placements of common shares and through debt. We also issued shares to our officers and employees.

Share History

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $5 million an aggregate of 5 million of our common shares and warrants to purchase 25 million of our common shares at a price of $1.60 per share (subject to adjustment) to a number of investors in a private placement, one of whom was the daughter of our Chairman and the sister of our Chief Executive Officer. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) These securities were issued in transactions exempt from registration under the Securities Act. The following day, we entered into a registration rights agreement with the purchasers providing them with certain rights relating to registration under the Securities Act of the Shares and the common shares underlying the warrants.

In connection with the closing of the February 2017 private placement, we also entered into two loan amendment agreements with existing lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited (“Firment”), a related party to the Company and the lender under the Revolving Credit Facility dated December 16, 2014 (as amended, the “Firment Credit Facility”), which then had an outstanding principal amount of $18,523,787. Firment released an amount equal to $16,885,000 (but left an amount equal to $1,638,787 outstanding, which continued to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment, 16,885,000 common shares and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Firment Credit Facility subsequently expired, and no amounts are owed pursuant to the Firment Credit Facility.

The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a related party to the Company and the lender of the Silaner Credit Facility. Silaner released an amount equal to the outstanding principal of $3,115,000 (but left an amount equal to $74,048 outstanding, which continued to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner, 3,115,000 common shares and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Silaner Credit Facility subsequently expired, and no amounts are owed pursuant to the Silaner Credit Facility.

On October 19, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $2.5 million an aggregate of 2.5 million of our common shares and a warrant to purchase 12.5 million of our common shares at a price of $1.60 per (subject to adjustment) share to an investor in a private placement. These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended. On that day, we also entered into a registration rights agreement with the purchaser providing it with certain rights relating to registration under the Securities Act of the 2.5 million common shares issued in connection with the October 2017 Private Placement and the common shares underlying the October 2017 warrant. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The October 2017 warrant was exercisable for 24 months after its issuance.

On October 15, 2018, we effected a ten-for-one reverse stock split which reduced the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares).

In November 2018, we entered into a credit facility for up to $15 million with Firment Shipping Inc., our largest shareholder and a related party to us through our chairman, Mr. Georgios Feidakis, for the purpose of financing our general working capital needs. This credit facility was amended and restated in May 2020. The Firment Shipping Credit Facility is unsecured and remains available until its final maturity on October 31, 2021. We have the right to drawdown any amount up to $15 million or prepay any amount in multiples of $100,000. Any prepaid amount cannot be re-borrowed. Interest on drawn and outstanding amounts is charged at 3.5% per annum until December 31, 2020 and thereafter at 7% per annum and no commitment fee was charged on the amounts remaining available and undrawn. Interest is payable the last day of a period of three months after the drawdown date, after this period in case of failure to pay any sum due a default interest of 2% per annum above the regular interest is charged. We have also the right, in our sole option, to convert in whole or in part the outstanding unpaid principal amount and accrued but unpaid interest under this Agreement into common shares. The conversion price shall equal the higher of (i) the average of the daily dollar volume-weighted average sale price for the common shares on the principal market on any trading day during the period beginning at 9.30 a.m. New York City time and ending at 4.00 p.m. over the Pricing Period multiplied by 80%, where the “Pricing Period” equals the ten consecutive trading days immediately preceding the date on which the conversion notice was executed or (ii) $2.80 (subject to proportional adjustment for share splits, share combinations, share dividends and similar events).

On May 8, 2020, the credit facility with Firment Shipping Inc. was amended and restated to provide for, among other things, an extension of the maturity date by when the loan must be repaid to October 31, 2021, the conversion of the credit facility from a revolving credit facility to a term credit facility, a reduction of the interest rate on the loan to 3.5% per annum until December 31, 2020, and that, unless approved by Firment Shipping, Firment Shipping maintains at least a 40% shareholding in us, other than due to actions taken by Firment Shipping, such as sales of shares.

On March 13, 2019, the Company entered into a securities purchase agreement and issued a Convertible Note in a transaction exempt from registration under the Securities Act with an unrelated investor. The Convertible Note was originally issued for gross proceeds of $5 million and is convertible into our common shares, par value $0.004 per share. As of the date of this prospectus, approximately $2.5 million in principal and interest was owed pursuant to the Convertible Note, and a total of 2,035,410 common shares were issued pursuant to the Convertible Note. If not converted or redeemed beforehand pursuant to the terms of the Convertible Note, the Convertible Note was scheduled to mature on March 13, 2020, the first anniversary of its issue, but its holder waived the Convertible Note’s maturity until March 13, 2021.

On May 8, 2020, the holder of our Convertible Note waived (the “May 8, 2020 Waiver”) its right to participate in (a) public offerings which close before August 31, 2020, and (b) issuances of shares and other securities (including common shares, Class B common shares, and new or existing series of preferred shares) to directors, officers, their respective affiliates, and to affiliates of the Company. The holder of our Convertible Note also consented to the amendment and restatement of the Firment Shipping Credit Facility and waived (a) without the Company having admitted fault, certain potential prior technical breaches of the Convertible Note; (b) the holder’s right to require the redemption of the Convertible Note upon a change of control (as such term is used within the Convertible Note), but only if such change of control results from certain underwritten offering or issuances of our securities to directors, officers, their respective affiliates, and to affiliates of the Company; (c) temporarily reduced, until August 31, 2020, the amount the noteholder will receive upon a redemption of the Convertible Note at the Company’s option, such that the Convertible Note can be redeemed at the Company’s option by paying the greater of (i) the aggregate amounts then outstanding pursuant to the Convertible Note (rather than 120% of such amounts) and (ii) the product of (x) the number of shares issuable upon a conversion of the Convertible Note (with respect to the amount being redeemed at the time) multiplied by (y) the greatest closing sale price of the Company’s common shares on any trading day between the date immediately preceding the first such redemption at the Company’s option and the trading day immediately prior to the final Company payment under the Convertible Note. All of the foregoing is subject to the Company’s redemption of all or part of the Convertible Note in cash with an amount equal to the lesser of (a) the aggregate amounts then outstanding pursuant to the Convertible Note and (b) 25% of the net proceeds of any public offering of its securities that closes before August 31, 2020.

For more information on the Convertible Note, please read “Business— History and Development of the Company.”

On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

In 2019, 2018 and 2017, non-executive directors (excluding our non-executive Chairman, Mr. Georgios Feidakis) received an aggregate of 17,998 common shares, 8,797 common shares and 2,094 common shares, respectively. During the quarter ended March 31, 2020, we issued an aggregate of 21,740 common shares to our two independent directors.

Preferential Subscription Rights

We granted the holder(s) of our Convertible Note an option to acquire up to 50% of the securities issued in certain placements of the Company during the time that the Convertible Note is outstanding, and we are obligated the Company to notify the holder(s) before consummating any subsequent placements. The holder of the Convertible Note is entitled to be noticed of, and to acquire up to 50% of the securities issued in, most offerings (including the offering being registered in this prospectus). If the holder does not exercise its participation right within five business days of being noticed of the terms of the offer, we then have 10 business days to consummate the transaction on terms no more favorable than what was offered to the holder, and if we fail to close a transaction within such period, we must notice the holder again and offer another opportunity to participate. We also agreed not to issue more than one offer notice to the holder within 60 days, unless the terms have changed within five business days of our giving notice to the holder.

Common Shares, Class B Shares, and Series B Preferred Shares

Generally, Marshall Islands law provides that the holders of a class of stock of a Marshall Islands corporation are entitled to a separate class vote on any proposed amendment to the relevant articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect the class adversely. Except as described below, holders of our common shares, Series B preferred shares, and Class B shares will have equivalent economic rights, but holders of our common shares are entitled to one vote per share while holders of our Class B shares are entitled to 20 votes per share and the holder of our Series B preferred shares is entitled to 25,000 votes per share (subject to the limitation described in “Preferred Shares” below). Each holder of Class B shares (not including the Company and the Company’s subsidiaries) may convert, at its option, any or all of the Class B shares held by such holder into an equal number of common shares.

Except as otherwise provided by the BCA, holders of our common shares, Class B shares, and Series B preferred shares will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

The rights, preferences and privileges of holders of our shares are subject to the rights of the holders of our Series B preferred shares and any preferred shares which we may issue in the future.

Holders of our common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities.

There is no limitation on the right to own securities or the rights of non-resident shareholders to hold or exercise voting rights on our securities under Marshall Islands law or our articles of incorporation or bylaws.

Preferred Shares

Our articles of incorporation authorize our board of directors to establish and issue up to 100 million preferred shares and to determine, with respect to any series of preferred shares, the rights and preferences of that series, including:

•	the designation of the series;

•	the number of preferred shares in the series;

•	the preferences and relative participating option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series (subject to terms set forth below with regard to the policy of our board of directors regarding preferred shares).

In April 2012 we issued an aggregate of 3,347 Series A Preferred Shares to two persons who were then executive officers, but as of December 31, 2016 and as of the date hereof no Series A Preferred Shares were outstanding. The holders of our Series A Preferred Shares will be entitled to receive, if funds are legally available, dividends payable in cash in an amount per share to be determined by unanimous resolution of our Remuneration Committee, in its sole discretion. Our board of directors or Remuneration Committee will determine whether funds are legally available under the BCA for such dividend. Any accrued but unpaid dividends will not bear interest. Except as may be provided in the BCA, holders of our Series A Preferred Shares do not have any voting rights. Upon our liquidation, dissolution or winding up, the holders of our Series A Preferred Shares will be entitled to a preference in the amount of the declared and unpaid dividends, if any, as of the date of liquidation, dissolution or winding up. Our Series A Preferred Shares are not convertible into any of our other capital stock. The Series A Preferred Shares are redeemable at the written request of the Remuneration Committee, at par value plus all declared and unpaid dividends as of the date of redemption plus any additional consideration determined by a unanimous resolution of the Remuneration Committee. We redeemed and cancelled 780 Series A Preferred Shares in January 2013 and the remaining 2,567 were redeemed and cancelled in July 2016.

On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement.

The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

The Series B preferred shares have the following characteristics:

Voting. To the fullest extent permitted by law, each Series B preferred share entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to Series B preferred shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B preferred shares, common shares or otherwise) to exceed 49.0% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holders of Series B preferred shares shall have no special voting or consent rights and shall vote together as one class with the holders of the common shares on all matters put before the shareholders.

Conversion. The Series B preferred shares are not convertible into common shares or any other security.

Redemption. The Series B preferred shares are not redeemable.

Dividends. The Series B preferred shares have no dividend rights.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the Series B preferred shares are entitled to receive a payment with priority over the common shareholders equal to the par value of $0.001 per share. The Series B preferred shareholder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Transferability. All issued and outstanding Series B preferred shares must be held of record by one holder, and the Series B preferred shares shall not be transferred without the prior approval of our Board of Directors.

Proportional Adjustment. In the event the Company (i) declares any dividend on its common shares, payable in common shares, (ii) subdivides the outstanding common shares or (iii) combines the outstanding common shares into a smaller number of shares, there shall be a proportional adjustment to the number of outstanding Series B preferred shares.

Liquidation

In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to our creditors, the payment of the par value of $0.001 per share to the holder of our Series B Preferred Shares, and the holders of preferred shares, our remaining assets and funds shall be distributed pro rata to the holders of our common shares and Class B shares, and the holders of common shares and the holders of Class B shares shall be entitled to receive the same amount per share in respect thereof. Other than their receipt of the par value of $0.001 per Series B preferred share, the holder of our Series B Preferred Shares do not participate in distributions upon liquidation.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments to holders of our shares will depend on a series of factors and risks described under “Risk Factors” in this prospectus, and includes risks relating to earnings, financial condition, cash requirements and availability, restrictions in our current and future loan arrangements, the provisions of the Marshall Islands law affecting the payment of dividends and other factors. The BCA generally prohibits the payment of dividends other than from surplus or while we are insolvent or if we would be rendered insolvent upon paying the dividend.

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common shares and Class B shares will be entitled to share equally (pro rata based on the number of shares held) in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. Series B preferred shares do not participate in dividends.

Conversion

Our common shares are not convertible into any other shares of our capital stock. Each of our Class B shares is convertible at any time at the election of the holder thereof into one of our common shares. We will not reissue or resell any Class B shares that shall have been converted into common shares.

Directors

Our directors are elected by the vote of the plurality of the votes cast by holders with voting power of our voting shares. Our articles of incorporation provide that our board of directors must consist of at least three members. Shareholders may change the number of directors only by the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock (subject to the rights of any holders of preferred shares). The board of directors may change the number of directors by a majority vote of the entire board of directors.

No contract or transaction between us and one or more of our directors or officers will be void or voidable solely for the following reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (1) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board of directors or committee, and the board of directors or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director, or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or (2) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

Our board of directors has the authority to fix the compensation of directors for their services.

Classified Board of Directors

Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of holders of a majority of the total voting power of our outstanding capital stock. Our articles of incorporation also permit the removal of directors for cause upon the affirmative vote of 66-2/3% of the members of the board of directors then in office. Our bylaws require parties to provide advance written notice of nominations for the election of directors other than the board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote.

No Cumulative Voting

Our articles of incorporation prohibit cumulative voting.

Shareholder Meetings

Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Right of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain amendments to our articles of incorporation and certain mergers or consolidations or the sale or exchange of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange to fix the value of the shares.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares or a beneficial interest therein both at the time the derivative action is commenced and at the time of the transaction to which the action relates or that the shares devolved upon the shareholder by operation of law.

Amendment to our Articles of Incorporation

Except as otherwise provided by law, any provision in our articles of incorporation requiring a vote of shareholders may only be amended by such a vote. Further, certain sections may only be amended by affirmative vote of the holders of at least a majority of the voting power of the voting shares. In October 2016 we amended our articles of incorporation in order to enable us to immediately effect a four-for-one one reverse stock split, reducing the number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares). In October 2018 we amended our articles of incorporation in order to enable us to immediately effect a ten-for-one one reverse stock split, reducing the number of outstanding common shares from 32,065,077 to 3,206,495 shares (adjustments were made based on fractional shares).

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and the removal of incumbent officers and directors, which could affect the desirability of our shares and, consequently, our share price.

Multi Class Stock. Our multi-class stock structure, which consists of common shares, Class B common shares, and preferred shares, can provide holders of our Class B common shares or preferred shares a significant degree of control over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, because our different classes of shares can have different numbers of votes.

For instance, while our common shares have one vote on matters before the shareholders, each of our 5,000 outstanding Series B preferred shares have 25,000 votes on matters before the shareholders; provided however, that no holder of Series B preferred shares may exercise voting rights pursuant to any Series B preferred shares that would result in the total number of votes a holder is entitled to vote on any matter submitted to a vote of shareholders of the Company to exceed 49.0% of the total number of votes eligible to be cast on such matter. No Class B common shares are presently outstanding, but if and when we issue any, each Class B common share will have 20 votes on matters before the shareholders.

At present, and until a substantial number of additional securities are issued, our holder of Series B preferred shares exerts substantial control of the Company’s votes and is able to exert substantial control over our management and all matters requiring shareholder approval, including electing directors and significant corporate transactions, such as a merger. Such holder’s interest could differ from yours.

Blank Check Preferred Shares. Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 100 million “blank check” preferred shares, almost all of which currently remain available for issuance. Our board could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of common shares, in addition to preferred shares that are already outstanding. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and may harm the market price of our common shares.

Classified Board of Directors. Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Election of Directors. Our articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws require parties, other than the chairman of the board of directors, board of directors and shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, to provide advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

Our bylaws provide that shareholders, other than shareholders holding 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote, seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days or more than 180 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Calling of Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called only by the chairman of our board of directors, by resolution of our board of directors or by holders of 30% or more of the voting power of the aggregate number of our shares issued and outstanding and entitled to vote at such meeting.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations incorporated under or redomiciled pursuant to the laws of the Marshall Islands and “interested shareholders,” our articles of incorporation prohibit us from engaging in a business combination with an interested shareholder for a period of three years following the date of the transaction in which the person became an interested shareholder, unless, in addition to any other approval that may be required by applicable law:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85.0% of our voting shares outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the voting power of the voting shares that are not owned by the interested shareholder.

Among other transactions, a “business combination” includes any merger or consolidation of us or any directly or indirectly majority-owned subsidiary of ours with (1) the interested shareholder or any of its affiliates or (2) with any corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder. Generally, an “interested shareholder” is any person or entity (other than us and any direct or indirect majority-owned subsidiary of ours) that:

•	owns 15.0% or more of our outstanding voting shares;

•	is an affiliate or associate of ours and was the owner of 15.0% or more of our outstanding voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; or

•	is an affiliate or associate of any person listed in the first two bullets, except that any person who owns 15.0% or more of our outstanding voting shares, as a result of action taken solely by us will not be an interested shareholder unless such person acquires additional voting shares, except as a result of further action by us and not caused, directly or indirectly, by such person.

Additionally, the restrictions regarding business combinations do not apply to persons that became interested shareholders prior to the effectiveness of our articles of incorporation.

Limitations on Liability and Indemnification of Directors and Officers

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of certain directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law (i.e., other than breach of duty of loyalty, acts not taken in good faith or which involve intentional misconduct or a knowing violation of law or transactions for which the director derived an improper personal benefit) and provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses to our directors and officers and expect to carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Securities Offered in this Offering

We are offering Units, each Unit consisting of one common share and one Class A Warrant to purchase one common share. We are also offering to each purchaser whose purchase of common shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding common shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Units containing pre-funded warrants in lieu of common shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common shares. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of common shares we are offering will be decreased on a one-for-one basis. Because one Class A Warrant is being sold together in this offering with each common share or, in the alternative, each pre-funded warrant to purchase one common share, the number of Class A Warrants sold in this offering will not change as a result of a change in the mix of the common shares and pre-funded warrants sold.

We are also registering the common shares included in the Units and the common shares issuable from time to time upon exercise of the pre-funded warrants and Class A Warrants included in the Units offered hereby. Our Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common shares (or pre-funded warrants) and the Class A Warrants comprising our Units are immediately separable and will be issued separately in this offering.

The following summary of certain terms and provisions of the pre-funded warrants and Class A Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of pre- funded warrant, and the form of Class A Warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of pre-funded warrant and the form of Class A Warrant.

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance until exercised in full. The Class A Warrants are exercisable at any time after their original issuance up to the date that is (a)five years after their original issuance. Each of the pre-funded warrants and the Class A Warrants will be exercisable, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. We may be required to pay certain amounts as liquidated damages as specified in the warrants in the event we do not deliver common shares upon exercise of the warrants within the time periods specified in the warrants. No fractional common shares will be issued in connection with the exercise of a warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of a pre-funded warrant or a Class A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price per whole common share purchasable upon exercise of the Class A Warrants is $                 per share. The exercise price of the Class A Warrants and number of common shares issuable on exercise of the Class A Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the Class A Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price for the pre-funded warrants is $0.01 per share and the exercise price and number of common shares issuable upon exercise of our pre-funded warrants will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares. The exercise price of the Class A Warrants is subject to adjustment in the event of dividends and certain distributions as specified in the warrant.

Transferability. Subject to applicable laws, the pre-funded warrants and the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Class A Warrants or the pre-funded warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants and the pre-funded warrants will be limited.

Warrant Agent. The Class A Warrants are expected to be issued in registered form under a warrant agreement between Computershare Investor Services or its affiliate, as warrant agent, and us. The Class A Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common shares, the holder of a warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant. Holders of pre-funded warrants have the right to participate in dividends and certain distributions as specified in the warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common shares, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Governing Law. The pre-funded warrants, the Class A Warrants and Warrant Agreement are governed by New York law.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc. Its address is Computershare Investor Services, 462 South 4th Street, Suite 1600, Louisville, KY, 40202, and its telephone number is +1 (781) 575 4223 or +1 (800) 368 5948.

Listing

Our common shares trade on the Nasdaq Capital Market under the symbol “GLBS”.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation, amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Furthermore, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail or electronically not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required by the BCA to be taken at a meeting of shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Removal:	Removal:

The articles of incorporation or the specific provisions of a bylaw may provide for such removal by action of the board, except in the case of any director elected by cumulative voting, or by the holders of the shares of any class or series when so entitled by the provisions of the articles of incorporation.

Any or all of the directors may be removed for cause by vote of the shareholders.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter’s Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business,, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less.

TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business, transactions, or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business, transactions, or operations in the Republic of the Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our common shares, Class A Warrants, and pre-funded warrants will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our common shares, Class A Warrants, and pre-funded warrants will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the Units, our common shares, Class A Warrants and pre-funded warrants, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the sale of common shares, Class A Warrants, and pre-funded warrants.

 It is the responsibility of each shareholder and warrantholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder and warrantholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder and warrantholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder and warrantholder.

United States Tax Considerations

The following is a discussion of material United States federal income tax consequences of the ownership and disposition of the Company’s common shares, and the ownership, disposition and exercise of the Company’s warrants that, subject to the representations, covenants, assumptions, conditions and qualifications described herein, may be relevant to prospective shareholders and warrantholders and, unless otherwise noted in the following discussion, is the opinion of Watson Farley & Williams LLP, our United States counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing final, temporary and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the effective date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No rulings have been or are expected to be sought from the United States Internal Revenue Service, or the IRS, with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

The following summary does not address all United States federal income tax consequences applicable to any given holder of our common shares or warrants, nor does it address the United States federal income tax considerations applicable to categories of investors subject to special taxing rules, such as expatriates, banks, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers or traders in securities or currencies, partnerships, S corporations, estates and trusts, investors that hold their common shares or warrants as part of a hedge, straddle or an integrated or conversion transaction, investors whose “functional currency” is not the United States dollar or investors that own, directly, indirectly, or by attribution, 10% or more of our stock by vote or value. Furthermore, the discussion does not address alternative minimum tax consequences or estate or gift tax consequences, or any state tax consequences, and is limited to shareholders and warrantholders that will hold their common shares or warrants as “capital assets” within the meaning of Section 1221 of the Code. Each shareholder and warrantholder is encouraged to consult, and discuss with his or her own tax advisor the United States federal, state, local and non-United States tax consequences particular to him or her of the acquisition, ownership or disposition of common shares or the acquisition, ownership, disposition or exercise of warrants. Further, it is the responsibility of each shareholder and warrantholder to file all state, local and non-United States, as well as United States federal, tax returns that may be required of it.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or instruments similar to a Unit for United States federal income tax purposes and, therefore, that treatment is not entirely clear. The acquisition of a Unit should be treated for United States federal income tax purposes as the acquisition of one common share (or one pre-funded warrant in lieu of one common share) and one Class A Warrant. For United States federal income tax purposes, each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the common share or pre-funded warrant and the Class A Warrant based on the relative fair market value of each at the time of issuance. Under United States federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax advisor regarding the determination of value for these purposes. The price allocated to each common share or pre-funded warrant and each Class A Warrant should be the investor’s tax basis in each such common share or pre-funded warrant and each such Class A Warrant, as the case may be. Any disposition of a Unit should be treated for United States federal income tax purposes as a disposition of the common share or pre-funded warrant and the Class A Warrant comprising the Unit, and the amount realized on the disposition should be allocated between the common share or pre-funded warrant and the Class A Warrant based on their respective relative fair market values at the time of disposition (as determined by each such Unit holder based on all relevant facts and circumstances). The separation of the common share or pre-funded warrant and the Class A Warrant comprising a Unit should not be a taxable event for United States federal income tax purposes.

The foregoing treatment of the Units and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the tax consequences of an investment in a Unit (including alternative characterizations of a Unit). The balance of this discussion assumes that the characterization of the Units described above is respected for United States federal income tax purposes.

Tax Treatment of the Pre-Funded Warrants

We believe that our pre-funded warrants should be treated as our common shares for United States federal income tax purposes, rather than warrants. Assuming this position is upheld, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common share received. Similarly, the tax basis of a pre-funded warrant should carry over to the common share received upon exercise, increased by the exercise price of $0.01 per share. However, our position is not binding on the IRS and the IRS may treat the pre-funded warrants as warrants to acquire our common shares. You should consult your tax advisor regarding the United States federal tax consequences of an investment in the pre-funded warrants. The following discussion assumes our pre-funded warrants are properly treated as our common shares.

United States Federal Income Taxation of United States Holders

As used herein, “United States Holder” means a beneficial owner of the Company’s common shares or warrants that is an individual citizen or resident of the United States for United States federal income tax purposes, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to United States federal income taxation regardless of its source or a trust where a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust (or a trust that has made a valid election under United States Department of the Treasury regulations to be treated as a domestic trust). A “Non-United States Holder” generally means any owner (or beneficial owner) of common shares or warrants that is not a United States Holder, other than a partnership. If a partnership holds common shares or warrants, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding common shares or warrants should consult their own tax advisors regarding the tax consequences of an investment in the common shares or warrants (including their status as United States Holders or Non-United States Holders).

United States Federal Income Tax Treatment of the Class A Warrants

Neither we nor a United States Holder of a Class A Warrant will recognize gain or loss as a result of the United States Holder’s receipt of a common share upon exercise of a Class A Warrant. A United States Holder’s adjusted tax basis in the common share received will be an amount equal to the sum of (i) the United States Holder’s adjusted tax basis in the Class A Warrant exercised and (ii) the amount of the exercise price for the Class A Warrant. If the Class A Warrants lapse without being exercised, the United States Holder will recognize capital loss in the amount equal to the United States Holder’s adjusted tax basis in the Class A Warrants. A United States Holder’s holding period for common shares received upon exercise of a Class A Warrant will commence on the date the warrant is exercised.

The exercise price of a Class A Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Class A Warrant in the fully diluted common shares without proportionate adjustments to the holders of our common shares, a United States Holder of the Class A Warrants may be treated as having received a constructive distribution, which may be taxable to the United States Holder as a dividend.

The tax consequences of holding and disposing of our common shares is discussed below. United States Holders of our Class A Warrants should also carefully review the section titled “—Consequences of Possible PFIC Classification” as a United States Holder of Class A Warrants generally will not be able to make a QEF election with respect to the warrants if we are a PFIC.

Distributions

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by the Company with respect to the common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or qualified dividend income as described in more detail below, to the extent of the Company’s current or accumulated earnings and profits as determined under United States federal income tax principles. Distributions in excess of the Company’s earnings and profits will be treated as a nontaxable return of capital to the extent of the United States Holder’s tax basis in its common shares and, thereafter, as capital gain.

Dividends paid in respect of the Company’s common shares may qualify for the preferential rate attributable to qualified dividend income if: (1) the common shares are readily tradable on an established securities market in the United States; (2) the Company is not a PFIC for the taxable year during which the dividend is paid or in the immediately preceding taxable year; (3) the United States Holder has owned the common shares or pre-funded warrants for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares or pre-funded warrants become ex-dividend and (4) the United States Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. The first requirement currently is and has been met, as our common shares are listed on the Nasdaq Capital Market tier of the Nasdaq Stock Market, which is an established securities market. Further, there is no minimal trading requirement for shares to be “readily tradable,” so as long as our common shares remain listed on the Nasdaq Capital Market or any other established securities market in the United States, the first requirement will be satisfied. However, if our common shares are delisted and are not tradable on an established securities market in the United States, the first requirement would not be satisfied, and dividends paid in respect of our common shares would not qualify for the preferential rate attributable to qualified dividend income. The second requirement is expected to be met as more fully described below under “—Consequences of Possible PFIC Classification.” Satisfaction of the final two requirements will depend on the particular circumstances of each United States Holder. Consequently, if any of these requirements are not met, the dividends paid to individual United States Holders in respect of the Company’s common shares would not be treated as qualified dividend income and would be taxed as ordinary income at ordinary rates.

Amounts taxable as dividends generally will be treated as income from sources outside the United States and will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. However, if (1) the Company is 10% or more owned, by vote or value, by United States persons, or is a PFIC and (2) at least 10% of the Company’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the United States. Under such circumstances, with respect to any dividend paid for any taxable year, the United States source ratio of the Company’s dividends for foreign tax credit purposes would be equal to the portion of the Company’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of the Company’s earnings and profits for such taxable year.

Consequences of Possible PFIC Classification

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election). A United States Holder of shares in a PFIC would be required to file an annual information return on IRS Form 8621 containing information regarding the PFIC as required by United States Department of the Treasury regulations.

While there are legal uncertainties involved in this determination, including as a result of adverse case law described herein, based upon the Company’s and its subsidiaries’ expected operations as described herein and based upon the current and expected future activities and operations of the Company and its subsidiaries, the income of the Company and such subsidiaries from time charters should not constitute “passive income” for purposes of applying the PFIC rules, and the assets that the Company owns for the production of this time charter income should not constitute passive assets for purposes of applying the PFIC rules.

Although there is no legal authority directly on point, this view is based principally on the position that the gross income that the Company and its subsidiaries derive from time charters constitutes services income rather than passive rental income. The Fifth Circuit Court of Appeals decided in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir., 2009) that a typical time charter is a lease, and not a contract for the provision of transportation services. In that case, the court was considering a tax issue that turned on whether the taxpayer was a lessor where a vessel was under a time charter, and the court did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of the Tidewater case is applied to the Company’s situation and the Company’s or its subsidiaries’ time charters are treated as leases, the Company’s or its subsidiaries’ time charter income could be classified as rental income and the Company would be a PFIC unless more than 25% of the income of the Company (taking into account the subsidiary look through rule) is from spot charters plus other active income or an active leasing exception applies. The IRS has announced that it will not follow the reasoning of the Tidewater case and would have treated the income from the time charters at issue in that case as services income, including for other purposes of the Code. The Company intends to take the position that all of its time, voyage and spot chartering activities will generate active services income and not passive leasing income, but in the absence of direct legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with this position. Although the matter is not free from doubt as described herein, based on the current operations and activities of the Company and its subsidiaries and on the relative values of the vessels in the Company’s fleet and the charter income in respect of the vessels, Globus Maritime Limited should not be treated as a PFIC during the taxable year ended December 31, 2019.

Based on the Company’s intention and expectation that the Company’s subsidiaries’ income from spot, time and voyage chartering activities plus other active operating income will be greater than 25% of the Company’s total gross income at all relevant times and that the gross value of the vessels subject to such time, voyage or spot charters will exceed the gross value of all the passive assets the Company owns at all relevant times, Globus Maritime Limited does not expect that it will constitute a PFIC with respect to a taxable year in 2020 or the near future thereafter.

The Company will try to manage its vessels and its business so as to avoid being classified as a PFIC for a future taxable year; however there can be no assurance that the nature of the Company’s assets, income and operations will remain the same in the future (notwithstanding the Company’s current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept the Company’s position that the time charters that the Company’s subsidiaries have entered into or any other time charter that the Company or a subsidiary may enter into will give rise to active income rather than passive income for purposes of the PFIC rules, or that future changes of law will not adversely affect this position. The Company has not obtained a ruling from the IRS on its time charters or its PFIC status and does not intend to seek one. Any contest with the IRS may materially and adversely impact the market for the common shares and the prices at which they trade. In addition, the costs of any contest on the issue with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by the Company’s shareholders and warrantholders.

If Globus Maritime Limited were to be classified as a PFIC in any year, each United States Holder of the Company’s shares and warrants will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a shareholder in a taxable year that is greater than 125% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the shares), and (2) any gain realized upon the sale or other disposition of the common shares or warrants. Under these rules:

➢	the excess distribution or gain will be allocated ratably over the United States Holder’s holding period;

➢	the amount allocated to the current taxable year and any year prior to the first year in which the Company was a PFIC will be taxed as ordinary income in the current year; and

➢	the amount allocated to each of the other taxable years in the United States Holder’s holding period will be subject to United States federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In order to avoid the application of the PFIC rules, United States Holders may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code in respect of their common shares or pre-funded warrants. Even if a United States Holder makes a QEF election for a taxable year of the Company, if the Company was a PFIC for a prior taxable year during which such holder held the common shares or warrants and for which such holder did not make a timely QEF election, the United States Holder would also be subject to the more adverse rules described above. Additionally, to the extent any of the Company’s subsidiaries is a PFIC, an election by a United States Holder to treat Globus Maritime Limited as a QEF would not be effective with respect to such holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary is required. In lieu of the PFIC rules discussed above, a United States Holder that makes a timely, valid QEF election will, in very general terms, be required to include its pro rata share of the Company’s ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if no actual distributions are received for that year in respect of the common shares and even if the amount of that income is not the same as the amount of actual distributions paid on the common shares during the year. If the Company later distributes the income or gain on which the United States Holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the United States Holder. A United States Holder’s tax basis in any common shares or pre-funded warrants as to which a QEF election has been validly made will be increased by the amount included in such United States Holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the United States Holder. On the disposition of a common share or pre-funded warrant, a United States Holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share or pre-funded warrant. In general, a QEF election should be made by filing a Form 8621 with the United States Holder’s federal income tax return on or before the due date for filing such United States Holder’s federal income tax return for the first taxable year for which the Company is a PFIC or, if later, the first taxable year for which the United States Holder held common shares or pre-funded warrants. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that the Company first determines that it is a PFIC, the Company will use commercially reasonable efforts to provide any United States Holder of common shares or pre-funded warrants, upon request, with the information necessary for such United States Holder to make the QEF election. A holder of Class A Warrants generally will not be able to make a QEF election in respect of such Class A Warrants.

In addition to the QEF election, Section 1296 of the Code permits United States Holders to make a “mark-to-market” election with respect to marketable shares in a PFIC, generally meaning shares regularly traded on a qualified exchange or market and certain other shares considered marketable under United States Department of the Treasury regulations. For this purpose, a class of shares is regularly traded on a qualified exchange or market for any calendar year during which such class of shares is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter of the year. Our common shares historically have been regularly traded on the Nasdaq Capital Market or the Nasdaq Global Market, which are established securities markets. However, if our common shares were to be delisted, then the mark-to-market election generally would be unavailable to United States Holders. If a United States Holder makes a mark-to-market election in respect of its common shares or pre-funded warrants, such United States Holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the common shares or pre-funded warrants at the end of the taxable year over such United States Holder’s adjusted tax basis in the common shares or pre-funded warrants, and (2) be permitted an ordinary loss in respect of the excess, if any, of such United States Holder’s adjusted tax basis in the common shares or pre-funded warrants over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the United States Holder’s basis in the common shares or pre-funded warrants being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). The consequences of this election may be less favorable than those of a QEF election for United States Holders that are sensitive to the distinction between ordinary income and capital gain.

United States Holders are urged to consult their tax advisors as to the consequences of making a mark-to-market or QEF election, as well as other United States federal income tax consequences of holding shares or warrants in a PFIC.

As previously indicated, if the Company were to be classified as a PFIC for a taxable year in which the Company pays a dividend or the immediately preceding taxable year, dividends paid by the Company would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of United States federal income tax.

Sale, Exchange or Other Disposition of Common Shares or Warrants

A United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common shares or warrants in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such common shares or warrants. Assuming the Company does not constitute a PFIC for any taxable year, this gain or loss will generally be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Long term capital gains recognized by a United States Holder other than a corporation are generally taxed at preferential rates. A United States Holder’s ability to deduct capital losses is subject to limitations.

Net Investment Income Tax

A United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such United States Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares or warrants, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a United States Holder’s pro rata share of the Company’s income and gain (if we are a PFIC and that United States Holder makes a QEF election, as described above in “—Consequences of Possible PFIC Classification”). However, a United States Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a United States Holder’s ordinary income and net investment income. If you are a United States Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in the common shares or warrants.

United States Federal Income Taxation of Non-United States Holders

A Non-United States Holder will generally not be subject to United States federal income tax on dividends paid in respect of the common shares or on gains recognized in connection with the sale or other disposition of the common shares or warrants provided that the Non-United States Holder makes certain tax representations regarding the identity of the beneficial owner of the common shares or warrants, that such dividends or gains are not effectively connected with the Non-United States Holder’s conduct of a United States trade or business and that, with respect to gain recognized in connection with the sale or other disposition of the common shares or warrants by a non-resident alien individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and other conditions are met. If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares or warrants, including dividends and gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed above relating to the taxation of United States Holders.

Backup Withholding and Information Reporting

Information reporting to the IRS may be required with respect to payments on the common shares and with respect to proceeds from the sale of the common shares or warrants. With respect to Non-United States Holders, copies of such information returns may be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of any applicable income tax treaty or exchange of information agreement. A “backup” withholding tax may also apply to those payments if:

➢	a holder of the common shares or warrants fails to provide certain identifying information (such as the holder’s taxpayer identification number or an attestation to the status of the holder as a Non-United States Holder);

➢	such holder is notified by the IRS that he or she has failed to report all interest or dividends required to be shown on his or her federal income tax returns; or

➢	in certain circumstances, such holder has failed to comply with applicable certification requirements.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s United States federal income tax liability, if any), provided that certain required information is furnished to the IRS in a timely manner.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

United States Holders of common shares or warrants may be required to file forms with the IRS under the applicable reporting provisions of the Code. For example, such United States Holders may be required, under Sections 6038, 6038B and/or 6046 of the Code, and the regulations thereunder, to supply the IRS with certain information regarding the United States Holder, other United States Holders and the Company if (1) such person owns at least 10% of the total value or 10% of the total combined voting power of all classes of shares entitled to vote or (2) the acquisition of our common shares or warrants, when aggregated with certain other acquisitions that may be treated as related under applicable regulations, exceeds $100,000 in value. In the event a United States Holder fails to file a form when required to do so, the United States Holder could be subject to substantial tax penalties. You should consult your tax advisor regarding the filing of these forms.

Individual United States Holders who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their United States federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by financial institutions). Stock in a foreign corporation, including our common shares and warrants, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You should consult your tax advisor regarding the filing of this form.

We encourage each United States Holder and Non-United States Holder to consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of holding and disposing of the Company’s common shares or warrants, including the applicability of any federal, state, local or foreign tax laws and any proposed changes in applicable law.

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UNDERWRITING

Maxim Group LLC (“Maxim”) is acting as sole book-runner and as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Name of Underwriter	Number of Units
Maxim Group LLC

Total

The underwriters are committed to purchase all the Units offered by this prospectus if they purchase any Units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the common shares, pre-funded warrants and/or Class A Warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and a legal opinion. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 calendar days after the date of the underwriting agreement, to purchase up to an additional 1,875,000 common shares and/or pre-funded warrants and/or up to an additional 1,875,000 Class A Warrants at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option to cover over-allotments, if any, made in connection with this offering and may exercise this option to purchase additional common shares and/or pre-funded warrants and/or Class A Warrants. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional securities.

Discounts and Commissions

We have agreed to pay the underwriters a cash fee equal to eight percent (8.0%) of the aggregate gross proceeds from the sale of the Units, except for sales to family and friends in which case we have agreed to pay the underwriters a cash fee equal to two and one-half percent (2.5%) of the aggregate gross proceeds from such sales of the Units.

The Representative has advised us that the underwriters propose to offer the Units directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Representative may offer some of the Units to other securities dealers at such price less a concession of up to $ per Unit. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the securities.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional Units.

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Total
	Per share	No Overallotment Exercise	Full Overallotment Exercise
Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse Maxim for its out of pocket accountable expenses, including Maxim’s legal fees, up to a maximum of $90,000 in connection with the offering. We have paid $15,000 to Maxim as an advance to be applied towards reasonable out-of-pocket expenses, or the Advance. Any portion of the Advance shall be returned back to us to the extent not actually incurred. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $           , all of which are payable by us.

Lock-Up Agreements

We and each of our officers and directors and affiliates that are beneficial owners of 5.0% or more of our outstanding common shares as of the effective date of the registration statement have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company, including the issuance of common shares upon the exercise of currently outstanding options approved by Maxim, subject to customary exceptions (including issuances of shares to directors and management, and issuances of shares through an equity incentive plan), and other than with respect to issuances of our common shares to the holder of our Convertible Note and Firment Shipping Inc. or issuances of our Class B common shares and/or preferred shares to one or more members of management of the Company or their affiliates for a period of 120 days after this offering is completed without the prior written consent of Maxim.

Maxim may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative may consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of nine (9) months from the commencement of sales of this offering, to act as sole underwriter and sole book running manager and/or sole placement agent for any and all public and private equity, equity-linked, convertible or debt offerings of the Company’s securities, other than with respect to our obtaining commercial or bank financing or any offerings that have no underwriter, placement agent, finder or by third party introduction where an individual/entity is receiving compensation and/or fee.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Warrant Solicitation

We have agreed to pay the Representative a warrant solicitation fee of six percent (6%) of the gross proceeds received by the Company for each exercise of a Class A Warrant sold in this offering that has been solicited by the Representative at the request of the Company. The warrant solicitation fee will be payable in cash.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our common shares for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

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The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our securities in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our securities immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our securities during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of Units offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases securities will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES RELATING TO THIS OFFERING

We estimate the expenses in connection with the distribution of our securities in this offering, other than underwriting discounts, will be as set forth in the table below.

SEC registration fee		$3,135
Financial Industry Regulatory Authority Filing fee		$4,123
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

* To be completed by amendment.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Watson Farley & Williams LLP, New York, New York. The underwriters are being represented by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements of Globus Maritime Limited appearing in Globus Maritime Limited’s Annual Report (Form 20-F) for the year ended December 31, 2019, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act, with respect to the Units, common shares, Class A Warrants, and pre-funded warrants offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference our annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 1, 2020, a report on Form 6-K filed on May 8, 2019, a report on Form 6-K filed on June 12, 2020 (but excluding Exhibit 99.1 thereof), and a report on Form 6-K filed on June 12, 2020.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: Corporate Secretary, Globus Maritime Limited, 128 Vouliagmenis Avenue, 166 74 Glyfada, Attica, Greece, Tel: +30 30 210 960 8300. Alternatively, copies of these documents are available via our website (http://www.globusmaritime.gr/). The information on our website is not incorporated by reference into this prospectus.

12,500,000 Units consisting of

Common Shares or Pre-Funded Warrants to Purchase Common Shares

and

Class A Warrants to Purchase Common Shares

PROSPECTUS

Sole Book-Running Manager

Maxim Group LLC

, 2020

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under Section 60 of the BCA, we have the power to indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA we have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Furthermore, and as provided by Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such matter.

Our articles of incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation, a director or officer of another corporation, partnership, joint venture, trust or other enterprise (the “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding unless a final and unappealable determination by a court of competent jurisdiction has been made that he or she did not act in good faith or in a manner he or she did not reasonably believe to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Section 60 of the BCA, expenses incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Both Section 60 of the BCA and our articles of incorporation further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

Under both Section 60 of the BCA and our articles of incorporation, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.

Under Section 60 of the BCA, the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under our articles of incorporation, any repeal or modification of Article VII of our articles of incorporation shall not adversely affect any rights to indemnification of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties other than (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which a director derived an improper personal benefit. Our articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law (i.e., other than breach of duty of loyalty, acts not taken in good faith or which involve intentional misconduct or a knowing violation of law or transactions for which the director derived an improper personal benefit) and provides that we must indemnify our directors and officers to the fullest extent authorized by law. The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, may otherwise benefit us and our shareholders. In addition, an investor in our common shares may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.	Recent Sales of Unregistered Securities

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $5 million an aggregate of 5 million of our common shares and warrants to purchase 25 million of our common shares at a price of $1.60 per share (subject to adjustment) to a number of private investors in a private placement. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) These securities were issued in transactions exempt from registration under the Securities Act pursuant to Regulation S and Section 4(a)(2) under the Securities Act because we and all investors were located outside of the United States and not U.S. persons, and because this was a placement to a very limited number of sophisticated investors. The following day, we entered into a registration rights agreement with the purchasers providing them with certain rights relating to registration under the Securities Act of the Shares and the common shares underlying the warrants. The proceeds were used for working capital and general corporate purposes.

In connection with the closing of the February 2017 private placement, we also entered into two loan amendment agreements with existing lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited (“Firment”), a related party to the Company and the lender under the Revolving Credit Facility dated December 16, 2014 (as amended, the “Firment Credit Facility”), which then had an outstanding principal amount of $18,523,787. Firment released an amount equal to $16,885,000 (but left an amount equal to $1,638,787 outstanding, which continued to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment, 16,885,000 common shares and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Firment Credit Facility subsequently expired, and no amounts are owed pursuant to the Firment Credit Facility. These securities were issued in transactions exempt from registration under the Securities Act pursuant to Regulation S and Section 4(a)(2) under the Securities Act because we and Firment were located outside of the United States and Firment was not a U.S. person, and because this was a placement to one sophisticated person.

The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a related party to the Company and the lender of the Silaner Credit Facility. Silaner released an amount equal to the outstanding principal of $3,115,000 (but left an amount equal to $74,048 outstanding, which continued to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner, 3,115,000 common shares and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment), exercisable for 24 months from the date of issuance. Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The Silaner Credit Facility subsequently expired, and no amounts are owed pursuant to the Silaner Credit Facility. These securities were issued in transactions exempt from registration under the Securities Act pursuant to Regulation S and Section 4(a)(2) under the Securities Act because we and Silaner were located outside of the United States and not a U.S. person, and because this was a placement to one sophisticated person.

On October 19, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $2.5 million an aggregate of 2.5 million of our common shares and a warrant to purchase 12.5 million of our common shares at a price of $1.60 per (subject to adjustment) share to an investor in a private placement. These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended. On that day, we also entered into a registration rights agreement with the purchaser providing it with certain rights relating to registration under the Securities Act of the 2.5 million common shares issued in connection with the October 2017 Private Placement and the common shares underlying the October 2017 warrant. (These figures do not reflect the 10-1 reverse stock split which occurred in October 2018.) The October 2017 warrant was exercisable for 24 months after its issuance. These securities were issued in transactions exempt from registration under the Securities Act pursuant to Regulation S and Section 4(a)(2) under the Securities Act because we and the investor were located outside of the United States and the investor was not a U.S. person, and because this was a placement to one sophisticated investor. The proceeds were used for working capital and general corporate purposes.

In November 2018, we entered into a credit facility for up to $15 million with Firment Shipping Inc., our largest shareholder and a related party to us through our chairman, Mr. Georgios Feidakis, for the purpose of financing our general working capital needs. This credit facility was amended and restated in May 2020. The Firment Shipping Credit Facility is unsecured and remains available until its final maturity on October 31, 2021. We have the right to drawdown any amount up to $15 million or prepay any amount in multiples of $100,000. Any prepaid amount cannot be re-borrowed. Interest on drawn and outstanding amounts is charged at 3.5% per annum until December 31, 2020 and thereafter at 7% per annum and no commitment fee was charged on the amounts remaining available and undrawn. Interest is payable the last day of a period of three months after the drawdown date, after this period in case of failure to pay any sum due a default interest of 2% per annum above the regular interest is charged. We have also the right, in our sole option, to convert in whole or in part the outstanding unpaid principal amount and accrued but unpaid interest under this Agreement into common shares. The conversion price shall equal the higher of (i) the average of the daily dollar volume-weighted average sale price for the common shares on the principal market on any trading day during the period beginning at 9.30 a.m. New York City time and ending at 4.00 p.m. over the Pricing Period multiplied by 80%, where the “Pricing Period” equals the ten consecutive trading days immediately preceding the date on which the conversion notice was executed or (ii) $2.80 (subject to proportional adjustment for share splits, share combinations, share dividends and similar events).

On May 8, 2020, the credit facility with Firment Shipping Inc. was amended and restated to provide for, among other things, an extension of the maturity date by when the loan must be repaid to October 31, 2021, the conversion of the credit facility from a revolving credit facility to a term credit facility, a reduction of the interest rate on the loan to 3.5% per annum until December 31, 2020, and that, unless approved by Firment Shipping, Firment Shipping maintains at least a 40% shareholding in us, other than due to actions taken by Firment Shipping, such as sales of shares.

As of the date of this prospectus, a total of 1,132,191 common shares were issued pursuant to the Firment Shipping Credit Facility. These securities were issued in transactions exempt from registration under the Securities Act pursuant to Regulation S and Section 4(a)(2) under the Securities Act because we and Firment Shipping Inc. were located outside of the United States and Firment Shipping Inc. was not a U.S. person, and because this was a placement to one sophisticated person. The loan proceeds were used for working capital and general corporate purposes.

On March 13, 2019, the Company entered into a securities purchase agreement and issued a Convertible Note in a transaction exempt from registration under the Securities Act. The Convertible Note was originally issued for gross proceeds of $5 million and is convertible into our common shares, par value $0.004 per share. As of the date of this prospectus, a total of 2,035,410 common shares were issued pursuant to the Convertible Note. If not converted or redeemed beforehand pursuant to the terms of the Convertible Note, the Convertible Note was scheduled to mature on March 13, 2020, the first anniversary of its issue, but its holder waived the Convertible Note’s maturity until March 13, 2021. These securities were issued in transactions exempt from registration under the Securities Act pursuant to Regulation S and Section 4(a)(2) under the Securities Act because we and the note holder was located outside of the United States and the note holder was not a U.S. person, and because this was a placement to one sophisticated person. Of the $5 million we received in exchange for issuance of the note, approximately $1,500,000 was used to repay unaffiliated debt, and the balance was used for general corporate purposes.

On May 8, 2020, the holder of our Convertible Note waived (the “May 8, 2020 Waiver”) its right to participate in (a) public offerings which close before August 31, 2020, and (b) issuances of shares and other securities (including common shares, Class B common shares, and new or existing series of preferred shares, such as our Series B preferred shares) to directors, officers, their respective affiliates, and to affiliates of the Company. The holder of our Convertible Note also consented to the amendment and restatement of the Firment Shipping Credit Facility and waived (a) without the Company having admitted fault, certain potential prior technical breaches of the Convertible Note; (b) the holder’s right to require the redemption of the Convertible Note upon a change of control (as such term is used within the Convertible Note), but only if such change of control results from certain underwritten offering or issuances of our securities to directors, officers, their respective affiliates, and to affiliates of the Company; (c) temporarily reduced, until August 31, 2020, the amount the noteholder will receive upon a redemption of the Convertible Note at the Company’s option, such that the Convertible Note can be redeemed at the Company’s option by paying the greater of (i) the aggregate amounts then outstanding pursuant to the Convertible Note (rather than 120% of such amounts) and (ii) the product of (x) the number of shares issuable upon a conversion of the Convertible Note (with respect to the amount being redeemed at the time) multiplied by (y) the greatest closing sale price of the Company’s common shares on any trading day between the date immediately preceding the first such redemption at the Company’s option and the trading day immediately prior to the final Company payment under the Convertible Note. All of the foregoing is subject to the Company’s redemption of all or part of the Convertible Note in cash with an amount equal to the lesser of (a) the aggregate amounts then outstanding pursuant to the Convertible Note and (b) 25% of the net proceeds of any public offering of its securities that closes before August 31, 2020.

On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. The issuance of the Series B preferred shares to Goldenmare Limited was approved by an independent committee of the Board of Directors of the Company, which received a fairness opinion from an independent financial advisor that the transaction was for a fair value.

In 2019, 2018 and 2017, non-executive directors (excluding our non-executive Chairman, Mr. Georgios Feidakis) received an aggregate of 17,998 common shares, 8,797 common shares and 2,094 common shares, respectively. During the quarter ended March 31, 2020, we issued 21,740 common shares to our two independent directors. These securities were issued in transactions exempt from registration under the Securities Act pursuant to Regulation S and Section 4(a)(2) under the Securities Act because we and three directors were located outside of the United States and not U.S. persons, and one director is a U.S. person but sophisticated.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 9.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

6.	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

8.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit List

Exhibit Number	Description

1.1	Form of Underwriting Agreement *

3.1	Articles of Incorporation of Globus Maritime Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 24, 2010)

3.2	Amended and Restated Bylaws of Globus Maritime Limited (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on August 2, 2019)

3.3

Certificate of Designation for Series A Preferred Stock of Globus Maritime Limited (incorporated by reference to Exhibit 1.3 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 27, 2012)

3.4	Articles of Amendment of the Articles of Incorporation of Globus Maritime Limited, dated October 17, 2016 (incorporated by reference to Exhibit 1.4 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 11, 2017)

3.5	Articles of Amendment of the Articles of Incorporation of Globus Maritime Limited, dated October 11, 2018 incorporated by reference to Exhibit 1.5 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on March 28, 2019)

3.6	Statement of Designation of Series B Preferred Shares dated June 12, 2020 (incorporated by reference to Exhibit 99.2 to Globus Maritime Limited’s report on Form 6-K furnished on June 12, 2020)

4.1	Form of Warrant Agency Agreement by and between Computershare Investor Services and the registrant*

4.2	Form of Class A Warrant*

4.3	Form of Pre-Funded Warrant*

5.1	Opinion of Watson Farley & Williams LLP as to the validity of the securities*

8.1	Opinion of Watson Farley & Williams LLP with respect to certain tax matters*

10.1	Business Opportunities Agreement between Globus Maritime Limited and Georgios Feidakis (incorporated by reference to Exhibit 10.4 to Globus Maritime Limited’s Registration Statement on Form F-1 (Reg. No. 333-170755) filed on November 22, 2010)

10.2	Registration Rights Agreement between Globus Maritime Limited and Firment Trading Limited (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on November 27, 2016)

10.3	Globus Maritime Limited 2012 Equity Incentive Plan amended August 12, 2016 and April 9, 2017 (incorporated by reference to Exhibit 4.7 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 11, 2017)

10.4	Loan Agreement among DVB Bank SE, Artful Shipping S.A. and Longevity Maritime Limited (previously filed as Exhibit 10.10 to Amendment No. 3 to the Registration Statement on Form F-1 (Reg. No. 333-174290) filed on June 22, 2011)

10.5	Supplemental Agreement to Loan Agreement among DVB Bank SE, Artful Shipping S.A. and Longevity Maritime Limited, dated March 1, 2012 (incorporated by reference to Exhibit 4.10 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 30, 2013)

10.6	Second Supplemental Agreement to Loan Agreement among DVB Bank SE, Artful Shipping S.A. and Longevity Maritime Limited, dated April 10, 2013 (incorporated by reference to Exhibit 4.11 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 30, 2013)

10.7	Revolving Credit Facility between Globus Maritime Limited and Firment Trading Limited, dated December 16, 2013 (incorporated by reference to Exhibit 4.11 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 29, 2014)

10.8	Third Supplemental Agreement to Loan Agreement among DVB Bank SE, Artful Shipping S.A., Longevity Maritime Limited, Globus Maritime Limited and Globus Shipmanagement Corp. dated February 20, 2015 (incorporated by reference to Exhibit 4.12 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 30, 2015)

10.9	Ninth Supplemental Agreement to Facility Agreement, dated February 25, 2015 (incorporated by reference to Exhibit 4.14 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 30, 2015)

10.10	Facility Agreement among Devocean Maritime Ltd., Domina Maritime Ltd., Dulac Maritime S.A., HSH Nordbank AG and Globus Maritime Limited, dated February 27, 2015 (incorporated by reference to Exhibit 4.15 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 30, 2015)

10.11	First Supplemental Agreement to Revolving Credit Facility between Globus Maritime Limited and Firment Trading Limited, dated April 28, 2015 (incorporated by reference to Exhibit 4.16 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 30, 2015)

10.12	Second Supplemental Agreement to the Revolving Credit Facility Agreement between Globus Maritime Limited and Firment Trading Limited dated December 29, 2015 (incorporated by reference to Exhibit 4.17 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 29, 2016)

10.13	Third Supplemental Agreement – Assignment to the Revolving Credit Facility Agreement between Globus Maritime Limited, Firment Trading Limited, a Cypriot company, and Firment Trading Limited, a Marshall Islands corporation, dated December 31, 2015 (incorporated by reference to Exhibit 4.18 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 29, 2016)

10.14	Agreement for a Revolving Credit Facility dated January 12, 2016 between Globus Maritime Limited and Silaner Investments Limited (incorporated by reference to Exhibit 4.19 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 29, 2016)

10.15	Fourth Supplemental Agreement to Loan Agreement among DVB Bank SE, Artful Shipping S.A., Longevity Maritime Limited, Globus Maritime Limited and Globus Shipmanagement Corp. dated April 18, 2016 (incorporated by reference to Exhibit 4.21 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 29, 2016)

10.16	Private Sublease Agreement dated January 2, 2016 between Globus Maritime Limited and Cyberonica S.A. (incorporated by reference to Exhibit 4.23 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 11, 2017)

10.17	Share and Warrant Purchase Agreement dated February 8, 2017 between Globus Maritime Limited and the Purchasers listed on Schedule A thereto (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.18	Registration Rights Agreement between Globus Maritime Limited and the Purchasers dated February 9, 2017 (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.19	Amendment to Loan Agreement dated February 8, 2017 between Globus Maritime Limited and Firment Trading Limited (incorporated by reference to Exhibit 10.3 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.20	Amendment to Loan Agreement dated February 8, 2017 between Globus Maritime Limited and Silaner Investments Limited (incorporated by reference to Exhibit 10.4 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.21	Form of Warrant issued to each Purchaser (incorporated by reference to Exhibit 10.5 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.22	Warrant dated February 8, 2017 issued to nominee of Firment Trading Limited (incorporated by reference to Exhibit 10.6 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.23	Warrant dated February 8, 2017 issued to nominee of Silaner Investments Limited (incorporated by reference to Exhibit 10.7 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.24	Schedule to Exhibit 4.27 (Regarding Material Differences in Issued Warrants) (incorporated by reference to Exhibit 10.8 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 9, 2017)

10.25	Supplemental Agreement relating to a loan of up to US$30,000,000 to Devocean Maritime Ltd., Domina Maritime Ltd., and Dulac Maritime S.A., arranged by HSH Nordbank AG, with HSH Nordbank AG as Agent, HSH Nordbank AG as Security Agent, guaranteed by Globus Maritime Limited, dated December 5, 2016 (incorporated by reference to Exhibit 4.32 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 11, 2017)
10.26
Share and Warrant Purchase Agreement dated October 19, 2017 between Globus Maritime Limited and the Purchaser listed on Schedule A thereto (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on October 19, 2017)

10.27	Registration Rights Agreement between Globus Maritime Limited and the Purchaser dated October 19, 2017 (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on October 19, 2017)

10.28	Warrant issued to United Capital Investments Corp. (incorporated by reference to Exhibit 10.3 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on October 19, 2017)

10.29	Fifth Supplemental Agreement to Loan Agreement among DVB Bank SE, Artful Shipping S.A., Longevity Maritime Limited, Globus Maritime Limited and Globus Shipmanagement Corp., dated June 23, 2017 (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on December 15, 2017)

10.30

Second Supplemental Agreement relating to a loan of up to US$30,000,000 to Devocean Maritime Ltd., Domina Maritime Ltd., and Dulac Maritime S.A., arranged by HSH Nordbank AG, with HSH Nordbank AG as Agent, HSH Nordbank AG as Security Agent, guaranteed by Globus Maritime Limited, dated July 10, 2017 (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on December 15, 2017)

10.31

Agreement with Firment Shipping Inc. for a Revolving Credit Facility of up to US Dollars $15,000,000 dated November 21, 2018 (incorporated by reference to Exhibit 99.2 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on November 26, 2018)

10.32

Term Loan Facility of Artful Shipholding S.A. and Longevity Maritime Limited with Macquarie Bank International Limited of up to US Dollars $13,500,000, guaranteed by Globus Maritime Limited, dated December 10, 2018 (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on February 12, 2019)

10.33	Securities Purchase Agreement dated March 13, 2019 between Globus Maritime Limited and the investors listed on the Schedule of Buyers thereto (incorporated by reference to Exhibit 10.1 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on March 13, 2019

10.34	Registration Rights Agreement between Globus Maritime Limited and the Undersigned Buyers dated March 13, 2019 (incorporated by reference to Exhibit 10.2 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on March 13, 2019)

10.35	Senior Convertible Note issued on March 13, 2019 (incorporated by reference to Exhibit 10.3 to Globus Maritime Limited’s Report on Form 6-K (Reg. No. 001-34985) furnished on March 13, 2019)

10.36	Amendment No. 1 dated March 21, 2019 to Securities Purchase Agreement between Globus Maritime Limited and the Buyer (incorporated by reference to Exhibit 4.42 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on March 28, 2019)

10.37	Third Supplemental Agreement relating to a loan of up to US$30,000,000 to Devocean Maritime Ltd., Domina Maritime Ltd., and Dulac Maritime S.A., arranged by HSH Nordbank AG, with HSH Nordbank AG as Agent, HSH Nordbank AG as Security Agent, guaranteed by Globus Maritime Limited (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on June 11, 2019)

10.38	Term Loan Facility relating to a loan of $37,000,000 dated June 24, 2019 among Devocean Maritime Ltd., Domina Maritime Ltd., Dulac Maritime S.A., Artful Shipholding S.A. and Longevity Maritime Limited, as joint and several borrowers and Globus Maritime Limited as parent guarantor and Lucid Agency Services Limited as facility agent and as security agent (incorporated by reference to Exhibit 99.2 to Globus Maritime Limited’s Current Report on Form 6-K (Reg. No. 001-34985) filed on July 1, 2019)

10.39	Waiver to Senior Convertible Note dated March 12, 2020 (incorporated by reference to Exhibit 4.39 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 1, 2020)

10.40	Amended and Restated Agreement with Firment Shipping Inc. for a Credit Facility of up to US Dollars $15,000,000 dated May 8, 2020 (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s Current Report on Form 6-K (Reg No. 001-34985) filed on May 8, 2020

10.41	Supplemental Letter dated April 21, 2020 relating to a Term Loan Facility relating to a loan of $37,000,000 dated June 24, 2019 among Devocean Maritime Ltd., Domina Maritime Ltd., Dulac Maritime S.A., Artful Shipholding S.A. and Longevity Maritime Limited, as joint and several borrowers and Globus Maritime Limited as parent guarantor and Lucid Agency Services Limited as facility agent and as security agent (incorporated by reference to Exhibit 99.2 to Globus Maritime Limited’s Current Report on Form 6-K (Reg No. 001-34985) filed on May 8, 2020

10.42	Consent and Waiver Letter to Senior Convertible Note dated May 8, 2020 (incorporated by reference to Exhibit 99.3 to Globus Maritime Limited’s Current Report on Form 6-K (Reg No. 001-34985) filed on May 8, 2020)

10.43	Stock Purchase Agreement dated June 12, 2020, made between Globus Maritime Limited and Goldenmare Limited (incorporated by reference to Exhibit 99.1 to Globus Maritime Limited’s report on Form 6-K furnished on June 12, 2020)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to Globus Maritime Limited’s annual report on Form 20-F (Reg. No. 001-34985) filed on April 1, 2020)

23.1	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.*

23.2	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Watson Farley & Williams LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (included in the signature pages hereto)*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on June 15, 2020.

GLOBUS MARITIME LIMITED

By:	/s/ Athanasios Feidakis
Name:	Athanasios Feidakis
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Athanasios Feidakis and Steven J. Hollander his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 15, 2020 in the capacities indicated.

Signature	Title

/s/ Athanasios Feidakis Athanasios Feidakis	Director, President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Georgios Feidakis Georgios Feidakis	Director; Chairman of the Board of Directors

/s/ Jeffrey O. Parry	Director
Jeffrey O. Parry

/s/ Ioannis Kazantzidis	Director
Ioannis Kazantzidis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Globus Maritime Limited, has signed this registration statement in the City of Newark, State of Delaware on June 15, 2020.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director